UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

R. G. BARRY CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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R. G. Barry Corporation

13405 Yarmouth Rd N.W.

Pickerington, Ohio 43147

August 1, 2014

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of the shareholders of R. G. Barry Corporation to be held on Wednesday, September 3, 2014, at 11:00 a.m., Eastern Daylight Time, at its corporate headquarters at 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147.

At the special meeting, you will be asked to vote to adopt the Agreement and Plan of Merger, dated as of May 1, 2014, by and among MRGB Hold Co., MRVK Merger Co. (a wholly owned subsidiary of MRGB Hold Co.), and R. G. Barry Corporation (the “merger agreement”). If the merger is completed, (i) MRVK Merger Co. will be merged into R. G. Barry, and R. G. Barry will survive the merger as a wholly-owned subsidiary of MRGB Hold Co., (ii) each of your R. G. Barry common shares will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes, and (iii) R. G. Barry common shares will cease to be listed on the NASDAQ Global Market.

This proxy statement is furnished in connection with the solicitation by the board of directors of R. G. Barry (the “Board”) of proxies to be used at the special meeting of shareholders.

The Board has reviewed and considered carefully the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is advisable and in the best interests of R. G. Barry and its shareholders and that the $19.00 per share merger consideration is fair. Accordingly, the Board has approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

The Board also recommends that you vote (i) “FOR” any proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and (ii) “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Your vote is very important, regardless of the number of common shares you own. We urge you to vote as soon as possible. Only holders of record of R. G. Barry common shares at the close of business on Monday, July 21, 2014 will be entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please vote by proxy over the Internet or by telephone by following the instructions on the proxy card, or vote by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid return envelope. If you hold your shares in “street name,” you should instruct your broker how to vote by using the voting instruction form provided to you by your broker. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. You may revoke your proxy at any time before it is voted at the special meeting by following the instructions in this proxy statement. Failure to either submit a proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of R. G. Barry’s common shares outstanding and entitled to vote at the special meeting. The approval of any adjournment or postponement of the special meeting and the approval, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger each requires the affirmative vote of a majority of the R. G. Barry common shares present in person or represented by proxy at the special meeting and which are entitled to vote on the matter.

The attached proxy statement explains the merger agreement, the merger and the other transactions contemplated by the merger agreement and provides specific information concerning the special meeting. We encourage you to read the entire proxy statement carefully.

Sincerely,

Greg Tunney

Chief Executive Officer and President

THIS PROXY STATEMENT IS DATED AUGUST 1, 2014, AND IS FIRST BEING MAILED TO R. G. BARRY SHAREHOLDERS ON OR ABOUT AUGUST 4, 2014.

R. G. Barry Corporation

13405 Yarmouth Rd N.W.

Pickerington, Ohio 43147

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 3, 2014

To the Shareholders of R. G. Barry Corporation:

A special meeting of the shareholders of R. G. Barry Corporation will be held on Wednesday, September 3, 2014, at 11:00 a.m., Eastern Daylight Time, at its corporate headquarters at 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147, unless adjourned or postponed to a later date. The special meeting will be held for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2014, by and among MRGB Hold Co., MRVK Merger Co. (a wholly-owned subsidiary of MRGB Hold Co.), and R. G. Barry Corporation. As a result of the merger, (a) MRVK Merger Co. will be merged into R. G. Barry Corporation, (b) R. G. Barry will survive the merger as a wholly-owned subsidiary of MRGB Hold Co., and (c) each outstanding R. G. Barry common share will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes;

2.	To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

3.	To approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Only holders of record of R. G. Barry common shares at the close of business on Monday, July 21, 2014, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each common share is entitled to one vote on each matter that is properly brought before the special meeting.

After careful consideration, R. G. Barry’s Board unanimously recommends that shareholders vote “FOR” the adoption of the merger agreement. R. G. Barry cannot consummate the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of R. G. Barry common shares outstanding and entitled to vote at the special meeting.

R. G. Barry’s Board also unanimously recommends that shareholders vote (i) “FOR” any adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and (ii) “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. The approval of any adjournment or postponement of the special meeting and the approval, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger each requires the affirmative vote of a majority of the R. G. Barry common shares present in person or represented by proxy at the special meeting and which are entitled to vote on the matter.

This proxy statement describes the proposed merger and related transactions and the actions to be taken in connection with the merger and provides additional information about the parties involved.

Please give this information your careful attention. Under Ohio law, if you do not vote in favor of the adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your R. G. Barry common shares under Sections 1701.84 and 1701.85 of the Ohio Revised Code if the merger is completed, but only if you submit a written demand for an appraisal prior to the vote being taken at the special meeting and you comply with the Ohio law procedures explained in this proxy statement. See “THE MERGER—Dissenting Shareholders’ Rights” beginning on page 63 of the enclosed proxy statement, as well as copies of Sections 1701.84 and 1701.85 of the Ohio Revised Code, attached as Annex E to the proxy statement.

Whether or not you plan to attend the special meeting, please give your proxy over the Internet or by telephone by following the instructions on the proxy card, or complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. If you have Internet access, we encourage you to submit your proxy via the Internet. You may revoke your proxy at any time before it is voted at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote in person at the special meeting will supersede any previously submitted proxy. If you fail to return your proxy or to vote in person at the special meeting it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, and will not affect the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, or the non-binding, advisory vote to approve certain compensation that may become payable to the named executive officers of R. G. Barry Corporation in connection with the merger. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, and “FOR” the non-binding, advisory proposal to approve certain compensation that may become payable to the named executive officers of R. G. Barry Corporation in connection with the merger.

Please do not send any share certificates in your possession at this time.

By Order of the Board of Directors,

Greg Tunney

Chief Executive Officer and President

Pickerington, Ohio

August 1, 2014

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SUMMARY

This summary highlights selected information from this proxy statement and our proposed merger (the “merger”) with and into a subsidiary of Mill Road Capital II, L.P., and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. See “ADDITIONAL INFORMATION” on page 97. We have included page references within this summary to direct you to a more complete description of the topics presented in this summary.

Information About the Companies

R. G. Barry Corporation

R. G. Barry Corporation, an Ohio corporation, creates and markets accessories brands and fashionable, solution-oriented products that make life better. Our primary brands include Dearfoams slippers, Baggalini handbags, totes and travel accessories and Foot Petals premium insoles and comfort products. Our common shares are listed on the NASDAQ Global Market, under the trading symbol “DFZ”. Our principal executive offices are located at R. G. Barry Corporation, 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147 and our telephone number is (614) 864-6400. Unless the context otherwise requires, all references in this proxy statement to “R. G. Barry,” our “Company,” “we,” “us,” “our,” or, as the surviving corporation in the merger, the “Surviving Corporation” refer to R. G. Barry Corporation and our consolidated subsidiaries.

Additional information about us can be found in our filings with the Securities and Exchange Commission (“SEC”). See “ADDITIONAL INFORMATION” beginning on page 97.

Mill Road Capital II, L.P., MRGB Hold Co. and MRVK Merger Co.

Mill Road Capital II, L.P., a Delaware limited partnership (“Mill Road Capital”), is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. Mill Road Capital and its affiliates currently have over $600 million of flexible, long-term capital under management, with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, and execute going-private transactions.

Mill Road Capital formed MRGB Hold Co., a Delaware corporation and wholly-owned subsidiary of Mill Road Capital, and MRVK Merger Co., an Ohio corporation and wholly-owned subsidiary of MRGB Hold Co., for the purpose of effecting the merger with R. G. Barry. The principal executive offices of Mill Road Capital, MRGB Hold Co. and MRVK Merger Co. are located at 382 Greenwich Avenue, Suite 1, Greenwich, Connecticut 06830 and their telephone number is (203) 987-3500.

Mill Road Capital holds 1,093,189 of our common shares, representing approximately 9.8% of our outstanding shares.

The Special Meeting (page 17)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors (the “Board”) for use at the special meeting.

Date, Time and Place

The special meeting of shareholders will be held on Wednesday, September 3, 2014, at 11:00 a.m., Eastern Daylight Time, at our corporate headquarters at 13405 Yarmouth Rd N.W., Pickerington, OH 43147. This proxy statement is dated August 1, 2014, and is first being mailed to our shareholders on or about August 4, 2014.

Purposes

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated May 1, 2014, among MRGB Hold Co., MRVK Merger Co. and R. G. Barry (the “merger agreement”). The merger agreement provides that MRVK Merger Co. will merge into us, and we will survive the merger as a wholly owned subsidiary of MRGB Hold Co. Each R. G. Barry common share you own at the effective time of the merger will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes.

You will also be asked to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient number of votes to adopt the merger agreement, or if necessary to establish a quorum. In addition, you will be asked to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

If the merger agreement is adopted and the merger is consummated, MRGB Hold Co. will own all of our outstanding common shares, our common shares will no longer be listed on the NASDAQ Global Market and we will no longer file reports with the SEC.

Record Date; Shareholders Entitled to Vote

You are entitled to vote at the special meeting if you owned our common shares as of the close of business on Monday, July 21, 2014 (the “record date”). You will have one vote for each one of our common shares that you owned as of the close of business on the record date on each matter submitted to a vote at the special meeting.

On the record date, there were 11,178,921 common shares outstanding and entitled to vote at the special meeting, of which a total of 587,713 common shares (or approximately 5.3% of the total outstanding) were held by our directors and executive officers and 1,093,189 common shares (or approximately 9.8% of the total outstanding) were held by Mill Road Capital.

On May 1, 2014, we entered into a voting agreement with Mill Road Capital pursuant to which, and subject to the terms and conditions set forth therein, Mill Road Capital has agreed to vote all of our common shares over which it exercises voting power in favor of the adoption of the merger agreement. For additional information regarding this voting agreement, see “THE SPECIAL MEETING” beginning on page 17 and the copy of the voting agreement which is attached to this proxy statement as Annex C, and incorporated into this proxy statement by reference.

How You May Vote

If you are a record owner of our common shares, you or your authorized agent may vote your shares directly in any one of the following ways. If you vote over the Internet or by telephone, you do not need to return the proxy card.

•	By Internet: Log onto the website indicated on the proxy card and follow the instructions provided.

•	By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

•	By Mail: Complete, sign, date and mail the proxy card in the enclosed postage-paid envelope.

•	By Ballot: Attend the special meeting in person and use a ballot, which will be provided to you at the special meeting.

If you submit your proxy through the Internet, by telephone or by returning your signed proxy card by mail, but do not indicate “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted “FOR” that proposal. If you indicate “ABSTAIN” on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. You may ensure your representation at the special meeting by completing, signing, dating and promptly returning to us, at or prior to the special meeting, the proxy card in the enclosed postage-paid envelope. If you are voting by telephone or via the Internet, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on the date prior to the day of the special meeting. If you vote electronically through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers and/or telephone companies, which will be borne by you.

How to Vote Shares Held by Your Bank, Broker or other Nominee

If your shares are held by a bank, broker or other nominee you must follow the voting instructions provided by such bank, broker or other nominee. Unless you give your bank, broker or other nominee instructions on how to vote your shares, it will not be able to vote your shares on the proposals.

Changing or Revoking Your Vote

You may revoke your proxy at any time before it is voted at the special meeting by notifying the corporate secretary in writing, voting at a later time by Internet or by telephone, returning a later-dated proxy card, or voting or revoking your proxy in person at the special meeting.

Quorum; Effect of Abstentions and Broker Non-Votes; Vote Required

A quorum of shareholders is necessary to hold a valid special meeting. Under our Regulations, the holders of a majority of our common shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum.

Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the special meeting. Abstentions will have the same effect as a vote “AGAINST” each proposal. “Broker non-votes” and shares not present in person or represented by proxy at the special meeting (i) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and (ii) will have no effect on any proposal to adjourn or postpone the special meeting or the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the non-binding, advisory proposal to approve certain compensation that may become payable to our named executive officers in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our common shares outstanding and entitled to vote on the record date. The approval of any adjournment or postponement of the special meeting and the approval, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger each requires the affirmative vote of a majority of our common shares present in person or represented by proxy at the special meeting and which are entitled to vote on the matter. It is very important that ALL of our shareholders submit their proxies in order for their shares to be voted. Accordingly, please promptly give your proxy over the Internet or by telephone by following the instructions on the proxy card or promptly complete and return the enclosed proxy card in the postage-paid return envelope.

Counting of Votes; Vote Results; Confidential Voting

Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as our independent tabulator of votes. We intend to announce the preliminary voting results at the special meeting. Following the meeting, Broadridge will certify the final voting results, and we will disclose the final results within four business days after the special meeting in a Current Report on Form 8-K, which will be filed with the SEC. In reporting the voting results, Broadridge will not identify to us how you voted on any issue unless it is required to do so by law or you authorize Broadridge to do so.

Solicitation of Proxies and Expenses

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be used at the special meeting of our shareholders. The solicitation of proxies is being made initially by mail. Our directors, officers and employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. We have also retained Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and have agreed to pay Morrow & Co., LLC a fee not to exceed $7,500, plus reimbursement of out-of-pocket expenses. We will reimburse brokers, banks and other nominees for costs and expenses they incur in connection with forwarding proxy material to obtain voting instructions from beneficial shareholders.

Shareholders should not send in their share certificates with their proxies. If the merger is completed, transmittal forms with instructions for the surrender of share certificates will be mailed to shareholders.

Board Recommendation (page 19)

The Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement. The Board also recommends that our shareholders vote “FOR” any adjournment or postponement of the special meeting, if necessary, to solicit further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. The Board also recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

For a description of the reasons considered by our Board with respect to its recommendation of the adoption of the merger agreement, see “THE MERGER—The Board’s Reasons for the Merger” beginning on page 40.

The Merger and the Merger Agreement (pages 23 & 65)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, MRVK Merger Co. will be merged into R. G. Barry, which will survive the merger as a wholly-owned subsidiary of MRGB Hold Co., and our common shares will cease to be listed on the NASDAQ Global Market.

Merger Consideration

At the effective time of the merger, each of our common shares (other than those shares owned by us, MRGB Hold Co. or MRVK Merger Co. and any shares as to which our shareholders have properly exercised dissenting shareholders’ rights pursuant to Ohio law) will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes.

R. G. Barry Equity and Equity-Based Awards

•	Stock Options. At the effective time of the merger, each outstanding stock option under our equity compensation plans, whether or not vested or exercisable, to acquire our common shares will be converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of the total number of our common shares covered by the option, multiplied by the excess, if any, of $19.00 over the per share exercise price of the option.

•	Performance-Based Share Units. At the effective time of the merger, each outstanding and unvested performance-based share unit (or equivalent cash award that is denominated in our common shares) will be adjusted under the applicable plan and award agreement and become fully vested. All vested but unpaid performance-based share units (and equivalent cash awards) will be converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of $19.00 multiplied by the number of our common shares underlying the performance based share unit (or share equivalents underlying a performance based cash award). For additional detail regarding the vesting of our performance-based share units and cash awards, see “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger” beginning on page 54; and “THE MERGER—Interests of R.G. Barry Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards” beginning on page 54.

•	Time-Based Share Units. At the effective time of the merger, each outstanding and unvested time-based share unit will become fully vested. All vested but unpaid time-based share units will be converted, without adjustment, into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of $19.00 multiplied by the number of our common shares subject to the time-based share unit.

•	Deferred Share Units. At the effective time of the merger, all account balances under our deferred compensation plans that represent deemed investments in our shares will be converted into the right of the holder to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of $19.00 multiplied by the number of our common shares previously deemed invested in such account, together with any amounts accrued pursuant to dividend equivalent rights.

Opinion of Peter J. Solomon Company L.P.

Upon the recommendation of the Committee (as such term is defined below in “THE MERGER—Background of the Merger”), the Company retained Peter J. Solomon Company L.P. and its affiliate Peter J. Solomon Securities Company Limited (collectively, “PJSC”) to act as financial and strategic advisor to the Company and the Board, including the Committee, in connection with the merger after the Committee, on behalf of the Board, interviewed, and engaged in lengthy discussions with, three investment banking firms. The Committee selected PJSC as financial and strategic advisor based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience in the industries in which we operate.

At its May 1, 2014 meeting to consider the approval of the merger agreement, the Board received an oral opinion, which was confirmed in writing on May 2, 2014, from PJSC, to the effect that, as of May 1, 2014 and based on and subject to various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of Company common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any “Dissenting Shares”, as defined in Section 2.4 of the merger agreement) was fair, from a financial point of view, to such shareholders. The full text of PJSC’s written opinion, which is attached to this proxy statement as Annex D and is incorporated by reference in its entirety into this proxy statement, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, in each case by PJSC. Shareholders are urged to read this opinion carefully and in its entirety. PJSC’s opinion was provided for the information of the Board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. PJSC’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise. Contingent on the consummation of the merger, PJSC will be entitled to receive from us at the closing a transaction fee of approximately $3,500,000, less the $1,200,000 of fees previously received from us.

Conditions to the Merger

Under the terms of the merger agreement, consummation of the merger is subject to various customary conditions, including (i) the approval by holders of a majority of our outstanding common shares, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the absence of any law or order preventing, restraining, enjoining or prohibiting the merger, (iv) subject to certain materiality exceptions, the accuracy of the representations and warranties made by us, MRGB Hold Co. and MRVK Merger Co., respectively, (v) the absence of any material adverse effect on our Company since the execution of the merger agreement, (vi) compliance by R. G. Barry, MRGB Hold Co. and MRVK Merger Co. with their respective obligations under the Merger Agreement in all material respects, and (vii) confirmation that holders of no more than 5% of our issued and outstanding common shares shall have exercised or asserted appraisal rights in connection with the merger. See and read carefully “THE MERGER AGREEMENT—Conditions to Closing of the Merger” beginning on page 87.

Subsequent to the signing of the merger agreement, R. G. Barry, MRGB Hold Co. and MRVK Merger Co. determined that the merger will not require a premerger notification under the HSR Act. Accordingly, the closing condition related to the expiration or termination of any related waiting period is inapplicable.

Neither we nor Mill Road Capital can offer any assurance (i) that all of the conditions to the merger will be satisfied or waived, (ii) that the merger will occur or (iii) that the merger will occur timely if it does occur. Though we expect that the merger will close in the third quarter of calendar year 2014 (barring any unforeseen circumstances and assuming that no alternative proposals to acquire us present themselves), we cannot provide any assurance that the merger will be consummated as expected, if at all.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated at any time by the mutual written consent of the parties to the merger agreement, or under certain specified circumstances by either us or MRGB Hold Co. Either party may terminate the merger agreement if the merger is not completed by October 1, 2014. Upon termination of the merger agreement under certain specified circumstances, we are required to pay a termination fee of $5,000,000 to MRGB Hold Co. and, upon the termination of the merger agreement under other specified circumstances, MRGB Hold Co. is required to pay a termination fee of $5,000,000 to us. See “THE MERGER AGREEMENT—Termination Events; Termination Fees” beginning on page 89.

Go-Shop; No Solicitation

The merger agreement permits us to initiate, solicit and encourage alternative takeover proposals from, furnish non-public information to, and discuss and negotiate takeover proposals with, third parties, subject to specified conditions, from May 1, 2014 through May 31, 2014 (the “go-shop period”). Following the go-shop period, the merger agreement permits us to continue to discuss and negotiate with certain excluded parties from whom we received a takeover proposal during the go-shop period, but prohibits us from initiating or soliciting takeover proposals from other third parties. However, if following the go-shop period, we receive an unsolicited takeover proposal from a third party that the Board determines in good faith (after consulting with its financial advisor and legal counsel) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, we may, under certain circumstances and in accordance with procedures set forth in the merger agreement, furnish non-public information to that third party and engage in discussions and negotiations regarding a takeover proposal with that third party. See “THE MERGER AGREEMENT—Go-Shop; No Solicitation; Change in Board Recommendation” beginning on page 74.

Governmental Review

Subsequent to the signing of the merger agreement, R. G. Barry, MRGB Hold Co. and MRVK Merger Co. determined that the merger will not require a premerger notification under the HSR Act. Accordingly, the closing condition related to the expiration or termination of any related waiting period is inapplicable.

Material United States Federal Income Tax Consequences (page 62)

Generally, as a result of the merger, a holder of our common shares will recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash such holder receives in exchange for such shares and (2) the adjusted tax basis of such shares.

You should read “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 62 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

Interests of R. G. Barry Directors and Executive Officers in the Merger (page 54)

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement, our shareholders should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally, and that may create potential conflicts of interest, including:

•	vesting and/or payment of stock options, performance-based share units, time-based share units and share units under deferral plans;

•	payment of severance and other benefits under certain circumstances, including payments under change in control agreements;

•	provision under the merger agreement of certain indemnification arrangements by MRGB Hold Co.;

•	retention of our executive officers’ current positions with R. G. Barry, from and after the effective time of the merger, until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with our articles of incorporation and code of regulations (as in effect after the consummation of the merger); and

•	the payment of discretionary bonuses, not exceeding $250,000 in the aggregate, recognizing and rewarding certain of our employees for their efforts in connection with the execution of the merger agreement and with respect to the success of other “key” projects undertaken during our 2014 fiscal year.

The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to our shareholders.

For a more detailed discussion of these interests, see “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger” beginning on page 54.

Equity Contribution; Sponsor Guarantee; Debt Financing (pages 80 & 81)

MRGB Hold Co. and MRVK Merger Co. have received debt and equity commitments in an aggregate amount that we believe will be sufficient to allow MRGB Hold Co. and MRVK Merger Co. to consummate the merger and the other transactions contemplated by the merger agreement.

MRGB Hold Co. has provided us with a copy of the equity commitment letter, dated as of May 1, 2014, by and between MRGB Hold Co. and Mill Road Capital, pursuant to which Mill Road Capital has committed, subject to the terms and conditions thereof, to contribute to MRGB Hold Co. the R. G. Barry common shares held by Mill Road Capital and invest (or cause to be invested) a cash amount (the “equity contribution”) that, together with the debt financing described below and our cash on hand, will enable it to pay the merger consideration and other transaction costs. Mill Road Capital may meet its obligation to fund the equity contribution directly or indirectly through one of its affiliates, or together with certain third parties that are sophisticated, “accredited investors,” as Mill Road Capital elects.

Additionally, MRGB Hold Co. caused Mill Road Capital to enter into a sponsor guarantee in our favor which we may enforce against Mill Road Capital in the event the equity contribution is not provided. Under the sponsor guarantee, Mill Road Capital has guaranteed to us, pursuant to the terms and subject to the conditions thereof, the obligations of MRGB Hold Co. to make the equity contribution or to pay any termination fee that may become payable to us upon termination of the merger agreement.

Mill Road Capital also has provided to us (and filed with the SEC) a copy of the debt commitment letter, dated May 1, 2014, between GCI Capital Markets LLC (together with any other lenders that become party thereto after the date of the debt commitment letter) and Mill Road Capital, pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide the following facilities:

•	an $85,000,000 senior secured first lien term loan facility;

•	a $30,000,000 senior secured second lien term loan facility; and

•	a $15,000,000 senior secured revolving credit facility (which, subject to the satisfaction of certain conditions, Mill Road Capital may replace with a substitute revolving credit facility provided by other lenders in an aggregate principal amount not to exceed $40,000,000).

Pursuant to the terms of the merger agreement, we have agreed to provide all cooperation reasonably requested by MRGB Hold Co. (but only the extent that such request for cooperation would not unreasonably interfere with our business or operations, and subject to other limitations set forth in the merger agreement) in connection with the arrangement and obtaining of the financing described above (or any substitute or additional comparable financing). In addition, MRGB Hold Co. has agreed to use commercially reasonable efforts to assist in the arrangement and consummation of the debt financing on the terms and conditions described in the debt commitment letter.

MRGB Hold Co. also has agreed to use commercially reasonable efforts to cause the lenders and the other persons providing the debt financing to fund the debt financing on the closing date if all conditions in the debt commitment letter have been satisfied or, upon funding, will be satisfied, provided that in no event will MRGB Hold Co. or any of its affiliates be required to commence any legal proceeding against any of its financing sources in connection with the debt commitment letter, the debt financing, the merger agreement or the merger or other transactions contemplated by the merger agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, MRGB Hold Co. has agreed to use its commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event on terms that, in MRGB Hold Co.’s reasonable judgment, are not less favorable to MRGB Hold Co. and the Surviving Corporation. MRGB Hold Co. is required to keep us reasonably informed of the status of its efforts to arrange and consummate the debt financing, and to provide us with copies of all executed final definitive documents relating to the debt financing.

In the event that MRGB Hold Co. is unable to obtain the necessary financing to complete the merger and certain other conditions are satisfied, MRGB Hold Co. would be obligated to pay to us a termination fee of $5,000,000, which payment would be guaranteed by Mill Road Capital pursuant to the sponsor guarantee.

Dissenting Shareholders’ Rights (page 63)

Under Ohio law, if you own our common shares and do not vote in favor of the adoption of the merger agreement, you will have the right to seek relief as a dissenting shareholder under Section 1701.85 of the Ohio General Corporation Law (the “OGCL”), if the merger is completed. This value could be more than, less than, or the same as the merger consideration for the shares. Failure to strictly comply with all procedures required by Section 1701.85 of the OGCL will result in a loss of dissenting shareholders’ rights.

For example, merely voting against the adoption of the merger agreement will not preserve your dissenting shareholders’ rights under the OGCL and the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. In order to preserve your dissenting shareholders’ rights, you also must file a written demand with us prior to the vote at the special meeting and follow all of the procedures required by Ohio law. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to exercise dissenting shareholders’ rights for your common shares. Any shareholder contemplating exercise of dissenting shareholders’ rights is urged to carefully review the provisions of Section 1701.85 (attached to this proxy statement as part of Annex E) and to consult an attorney, because the failure to follow fully and precisely the procedural requirements of Section 1701.85 may result in termination or waiver of such rights.

Remedies (page 93)

The parties to the merger agreement have agreed that MRGB Hold Co. and MRVK Merger Co. will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically its terms, in addition to any other remedy to which they are entitled at law or in equity and without the necessity of posting a bond. We are not entitled to such injunctive relief.

The parties to the merger agreement have waived all rights to trial by jury in any legal proceeding arising out of or related to the merger agreement, the merger and the other transactions contemplated by the merger agreement and the debt financing.

Market Price of R. G. Barry Common Shares and Dividend Information (page 93)

Our common shares are listed for trading on the NASDAQ Global Market under the symbol “DFZ.” The closing price of our common shares on the NASDAQ Global Market on May 1, 2014, the trading day prior to the announcement of the merger, was $18.10 per share. The merger consideration to be received by our shareholders in the merger ($19.00 for each of our common shares) also represents an approximately 13.0% premium over the $16.82 per share closing price of our common shares on September 10, 2013, the last trading day before Mill Road Capital announced its initial, non-binding offer to acquire our Company. On July 31, 2014, the most recent practicable date before this proxy statement was printed, the closing price for our common shares on the NASDAQ Global Market was $18.89 per share. If the merger is completed, there will be no further public market for our common shares.

We have paid a quarterly cash dividend, most recently in the amount of $0.10 per share, to our shareholders since 2009. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common shares.

Delisting and Deregistration of R. G. Barry Common Shares (page 64)

If the merger is completed, our common shares will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934. As such, we will no longer file periodic reports with the SEC.

Where You Can Find More Information (page 97)

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is www.sec.gov. Our SEC filings are also available, free of charge, on our website, at www.rgbarry.com. Please see “ADDITIONAL INFORMATION” beginning on page 97.

Certain Litigation Related to the Merger (page 65)

We are aware of two shareholder derivative and purported class action lawsuits that are currently pending. A third, which was filed in the Court of Common Pleas of Fairfield County, Ohio relating to the proposed transaction, has been voluntarily dismissed by the plaintiff. The remaining lawsuits, styled Neil Scarfuto v. David Lauer, et al, Case No. 14 CV 344 in the Court of Common Pleas for Fairfield County, Ohio, and LR Trust, On Behalf of Itself and All Others Similarly Situated v. Nicholas DiPaolo, et al., Case No. 2:14-cv-612 in the United States District Court for the Southern District of Ohio, remain pending for adjudication. Each generally alleges that the members of the Board breached their fiduciary duties to our shareholders by: agreeing to enter into the transaction for an allegedly unfair price; undertaking an allegedly unfair process that was inadequate and flawed and that failed to maximize shareholder value; including unfair deal protection devices in the merger agreement that allegedly precluded other bidders from presenting superior, alternative offers; and failing to fully disclose material information and making false and/or misleading statements concerning the merger and the process that led to the merger. The lawsuits seek, among other things, injunctive relief against the consummation of the proposed transaction and rescission of the proposed transaction if it is consummated. We, together with the members of our Board, believe that the allegations in both lawsuits lack merit and intend to defend the lawsuits vigorously.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of our common shares. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q.	Why am I receiving this proxy statement?

A.	MRGB Hold Co., a Delaware corporation, has agreed to acquire us under the terms of an Agreement and Plan of Merger, dated as of May 1, 2014, by and among MRGB Hold Co. MRVK Merger Co. (an Ohio corporation and a wholly-owned subsidiary of MRGB Hold Co.) and R. G. Barry. This document is referred to as the “merger agreement” and is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger contemplated by the merger agreement, the holders of a majority of our outstanding common shares as of the record date must approve a proposal to adopt the merger agreement. We are seeking to obtain this approval at the special meeting. The approval of this proposal by our shareholders is a condition to the effectiveness of the merger. See “THE MERGER AGREEMENT—Conditions to Closing of the Merger” beginning on page 87.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our shareholders. The enclosed proxy card allows you to have your shares voted without attending the special meeting.

YOUR VOTE IS VERY IMPORTANT. REGARDLESS OF THE NUMBER OF COMMON SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote in person at the special meeting will revoke any previously submitted proxy.

Q.	When and where is the special meeting?

A.	The special meeting will be held on Wednesday, September 3, 2014 at 11:00 a.m., Eastern Daylight Time, at our corporate headquarters at 13405 Yarmouth Rd N.W., Pickerington, OH 43147.

Q.	What is the quorum required to transact business at the special meeting?

A.	In order for any matter to be considered at the special meeting, there must be a quorum present. Under our Regulations, the holders of a majority of our common shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum.

Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the special meeting. Abstentions will have the same effect as a vote “AGAINST” each proposal. A “broker non-vote” occurs when a broker holding shares for a beneficial owner is precluded from exercising its voting discretion with respect to approving a “non-routine” proposal because the broker does not have discretionary voting power and does not have instructions from the beneficial owner. Because there are no discretionary items to be voted upon at the special meeting, broker non-votes as to all matters will not be counted as present and entitled to vote for purposes of determining a quorum. “Broker non-votes” and shares not present in person or represented by proxy at the special meeting (i) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and (ii) will have no effect on any proposal to adjourn or postpone the special meeting or the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What vote of R. G. Barry shareholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the approval of the holders of a majority of our outstanding common shares. If you do not vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement. We encourage you to promptly submit your proxy in favor of the adoption of the merger agreement. You can do this by voting by proxy over the Internet or by telephone by following the instructions on the enclosed proxy card, or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope.

On May 1, 2014, we entered into a voting agreement with Mill Road Capital pursuant to which, and subject to the terms and conditions set forth therein, Mill Road Capital has agreed to vote all of our common shares over which it exercises voting power in favor of the adoption of the merger agreement. For additional information regarding this voting agreement, see “THE SPECIAL MEETING—Voting of Shares Owned by R. G. Barry’s Directors and by Mill Road Capital” beginning on page 19 and a copy of the voting agreement which is attached to this proxy statement as Annex C, and incorporated into this proxy statement by reference. On the record date, there were 11,178,921 common shares outstanding and entitled to vote at the special meeting, of which a total of 1,093,189 common shares (or approximately 9.8% of the total outstanding) were held by Mill Road Capital.

Q. What is the position of the R. G. Barry Board regarding the merger?

A.

The Board has unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of our Company and our shareholders and that the merger consideration is fair to the shareholders. The Board unanimously recommends that our shareholders vote “FOR” the proposal to adopt the merger agreement at the special meeting. See “THE MERGER—The Board’s Reasons for the Merger” beginning on page 40 and “THE MERGER—Recommendation of R. G. Barry’s Board of Directors” beginning on page 45.

Q.	How do R. G. Barry directors intend to vote their R. G. Barry common shares?

A.	All of our directors have informed us that they currently intend to vote all of our common shares that they own “FOR” the adoption of the merger agreement.

Q.	What will happen to my R. G. Barry common shares after the merger?

A.	Unless you exercise your dissenting shareholders’ rights pursuant to Ohio law, upon completion of the merger, each outstanding common share that you own will automatically be converted into the right to receive $19.00 per share in cash, without interest and less any applicable withholding taxes. This amount is referred to in this proxy statement as the merger consideration. For example, if you own 100 of our common shares, and do not exercise your dissenting shareholders’ rights, you will be entitled to receive $1,900 in cash in exchange for your shares, less any applicable withholding taxes. You will not be entitled to receive or retain shares of the Surviving Corporation in the merger.

Q.	Am I entitled to exercise dissenting shareholders’ rights instead of receiving the merger consideration for my R. G. Barry common shares?

A.	Under Ohio law, if you own our common shares and do not vote in favor of the adoption of the merger agreement, you will have the right to seek relief as a dissenting shareholder under Section 1701.85 of the OGCL, if the merger is completed. This value could be more than, less than, or the same as the merger consideration for the shares. Failure to strictly comply with all procedures required by Section 1701.85 of the OGCL will result in a loss of dissenting shareholders’ rights. See “THE MERGER—Dissenting Shareholders’ Rights” beginning on page 63, and the text of Sections 1701.84 and 1701.85 of the OGCL, which are reproduced in their entirety as Annex E to this proxy statement.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their common shares. Instead, we will remain an independent public company, and our common shares will continue to be listed and traded on the NASDAQ Global Market. If the merger agreement is terminated, under specified circumstances we may be required to pay to MRGB Hold Co., or may be entitled to receive from MRGB Hold Co., a termination fee of $5,000,000 (as described under “THE MERGER AGREEMENT—Termination Events; Termination Fees” beginning on page 89).

Q.	Should I send in my share certificates now?

A.	No. PLEASE DO NOT SEND IN YOUR SHARE CERTIFICATES WITH YOUR PROXY CARD. If the merger is completed, you will receive a transmittal form with instructions for the surrender of your share certificates. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee as to how to surrender your “street name” shares in exchange for the merger consideration.

Q.	What if I have lost a share certificate?

A.

If you have lost a share certificate, or if it has been damaged, stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. You may also be required to post a bond in a customary amount and upon such terms as may be reasonably required as indemnity against any claim that may be made against MRGB Hold Co. or the Surviving Corporation with respect to such certificate. These procedures will be described in a letter of transmittal that you will receive after the effective time of the merger, which you should read carefully in its entirety. See “THE MERGER AGREEMENT—Payment for Shares” beginning on page 68.

Q.	Will I continue to receive regular quarterly dividends?

A.	No. The terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common shares. If the merger is consummated, you will no longer receive any quarterly dividends from us.

Q.	When does R. G. Barry expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all. We currently expect to complete the merger in the third calendar quarter of 2014, but we cannot provide any assurance that we will be able to do so.

Q.	What happens if I sell my R. G. Barry common shares before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your common shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the per share merger consideration to the person to whom you transfer your common shares.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor, Morrow & Co., LLC, toll-free at (800) 245-1502 (banks and brokers may call collect at (203) 658-9400).

Q.	Is the merger expected to be taxable to me?

A.	If you are a U.S. shareholder, the receipt of cash for your common shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are not a U.S. shareholder, the receipt of cash for your common shares pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States.

You should consult your own tax advisors for a full understanding of the tax consequences of the merger, including the exchange of your common shares for cash or an exercise of related appraisal rights, in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q.	On what other proposals am I being asked to vote at the special meeting?

A.

In addition to the proposal to adopt the merger agreement, you are being asked to (i) approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and (ii) approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What vote is necessary to approve the other special meeting proposals?

A.	The approval of any adjournment or postponement of the special meeting (if necessary) and the approval, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger each requires the affirmative vote of a majority of our common shares present in person or represented by proxy at the special meeting and which are entitled to vote on the matter.

Q.	Why am I being asked to cast a vote on a proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger?

A.	The rules promulgated by the SEC under Section 14A of the Exchange Act, require us to provide our shareholders with the opportunity to cast a vote on a proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What is the “golden parachute compensation”?

A.	The “golden parachute compensation” is certain compensation that is tied to or based on the completion of the merger and that is or may become payable to our named executive officers. Please see “ITEM 3— ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION” beginning on page 20.

Q.	What will happen if shareholders do not approve the “golden parachute compensation” at the special meeting?

A.	Approval of the “golden parachute compensation” proposal is not a condition to the completion of the merger. The vote with respect to the “golden parachute compensation” proposal is an advisory vote and is not binding on us or MRGB Hold Co. Further, the underlying plans and arrangements between us and our executive officers are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by the shareholders and the merger is completed, our named executive officers will receive the “golden parachute compensation” to which they may become contractually entitled.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes and other documents referred to in this proxy statement, please vote (i) by proxy over the Internet or by telephone by following the instructions on the proxy card, or (ii) by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid return envelope. Please vote by proxy as soon as possible so that your shares will be represented and voted at the special meeting. Completing a proxy now will not prevent you from being able to vote in person at the special meeting. Your vote in person at the special meeting will supersede any previously submitted proxy.

Q.	Who may attend the special meeting?

A.	All shareholders of record at the close of business on Monday, July 21, 2014, which is the record date for the special meeting, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares in “street name” and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker, bank or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	If I plan to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our corporate secretary a signed notice of revocation, voting at a later time by Internet or by telephone or submitting a later dated, signed proxy following the instructions provided on the proxy card. You may also revoke your proxy by attending the special meeting and voting or revoking your proxy in person. Simply attending the special meeting will not revoke your proxy. See “SUMMARY—The Special Meeting—How You May Vote” on page 2 and “SUMMARY—The Special Meeting—Changing or Revoking Your Vote” on page 3.

Q.	If my R. G. Barry common shares are held in “street name” will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will vote your common shares for you only if you provide instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such broker, bank or other nominee to vote your shares. Your broker, bank or other nominee does not have discretionary authority to vote on any of the proposals without instructions. Without instructions, your bank, broker or other nominee will not vote your shares on the proposal to adopt the merger agreement, which will have the effect of a vote “AGAINST” the adoption of the merger agreement. Without instructions, your broker, bank or other nominee will not vote your shares on any proposal to adjourn or postpone the special meeting or to vote on the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. Proxies that are signed and submitted by brokers, banks or other nominees that have not been voted as described in the previous sentence are referred to as “broker non-votes.”

Q.	What if I do not vote for some or all of the matters listed on my proxy card?

A.	If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows on any matter for which you did not provide voting instructions:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” any proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Q.	What does it mean if I receive more than one proxy?

A.

If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q.	What are the procedures for tabulating the votes and announcing the results?

A.	Broadridge will serve as the independent tabulator of votes. We intend to announce the preliminary voting results at the special meeting. Following the special meeting, Broadridge will certify the final voting results, and we will disclose the final results within four business days after the special meeting in a Current Report on Form 8-K, which will be filed with the SEC.

Q.	If the merger is adopted by our shareholders, what is the process for getting paid for my common shares?

A.	If our shareholders adopt the merger agreement and the merger is completed, you will receive detailed information on how to receive payment for your common shares from a paying agent, who will handle the process of receiving share certificates (if applicable) and making the required payments under the merger agreement.

Q.	Is my vote confidential?

A.	In reporting the voting results, Broadridge will not tell us how you voted on any issue, unless it is required to do so by law or you authorize Broadridge to do so.

Q.	What is householding and how does it affect me?

A.	The SEC permits companies such as us to send a single set of proxy materials to any household at which two or more shareholders reside, but only if we provide advance notice and follow certain procedures, and to the extent that shareholders have not provided contrary instructions (in which case, each shareholder sharing a household continues to receive a separate notice of the meeting, proxy statement and proxy card). Certain brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notifications from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. See “MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS” beginning on page 96.

Q.	Where can I find more information about R. G. Barry?

A.	You can find more information about us from various sources described in “ADDITIONAL INFORMATION” on page 97.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this proxy statement (including the annexes that constitute a part of this proxy statement) are based on “forward-looking” information and involve risks and uncertainties. We believe that any such statements that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that express an opinion or otherwise predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested. Although we believe that the assumptions on which our forward-looking statements are based are reasonable based on information presently available to our management, any of those assumptions could prove to be inaccurate due to any number of known and unknown risks and uncertainties, and, as a result, the forward-looking statements could be incorrect. These risks, assumptions and uncertainties include the ability to obtain required regulatory approvals for the transaction; the failure of our shareholders to adopt the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding; the failure to close the merger for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in our filings with the SEC which are available at the SEC’s website, www.sec.gov. Many of these factors are beyond our ability to control or predict.

Words such as “anticipate,” “are confident,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “likely,” “may,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this proxy statement. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, shareholders should not place undue reliance on our forward-looking statements. The forward-looking statements included herein are made only as of the date of this proxy statement, and we do not undertake any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except to the extent necessary, as required by law.

All information contained in this proxy statement with respect to MRGB Hold Co. and MRVK Merger Co. has been supplied by Mill Road Capital.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement is intended to provide our shareholders with the information they need to know to be able to vote, or instruct their vote to be cast, at the special meeting.

Date, Time and Place

We will hold the special meeting on Wednesday, September 3, 2014, at 11:00 a.m., Eastern Daylight Time, at our corporate headquarters at 13405 Yarmouth Rd N.W., Pickerington, OH 43147.

This proxy statement and the form of proxy are first being mailed to shareholders on or about August 4, 2014.

Purpose of the Special Meeting

At the special meeting, our shareholders will consider and vote upon a proposal to adopt the merger agreement. You will also be asked to vote on any proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. In addition, you will be asked to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. The vote on each proposal is separate from the vote on any other proposal and will be tabulated separately.

The merger agreement provides that, at the effective time of the merger, MRVK Merger Co. will merge into R. G. Barry, and we will survive the merger as a wholly-owned subsidiary of MRGB Hold Co., which is a wholly-owned subsidiary of Mill Road Capital. Unless you exercise your dissenting shareholders’ rights pursuant to Ohio law, upon the closing of the merger, each common share you own will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes.

A majority of our common shares outstanding as of the record date must vote in favor of the adoption of the merger agreement in order for the merger to occur. If our shareholders fail to adopt of the merger agreement, the merger will not occur.

Because the vote on the “golden parachute compensation” proposal is only advisory in nature, it will not be binding on us or MRGB Hold Co. Because we are contractually obligated to pay the related compensation to our executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted, regardless of the outcome of the advisory vote.

The only items of business that the Board intends to present at the special meeting are set forth in this proxy statement. As of the date of this proxy statement, we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on those matters with their best judgment, as they deem advisable.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is Monday, July 21, 2014. Record holders of our common shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 11,178,921 of our common shares outstanding and entitled to cast votes at the special meeting. You will have one vote for each common share owned as of the record date on each matter submitted to a vote at the special meeting.

Voting

Please promptly submit your proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, signing and dating the enclosed proxy card and promptly returning it in the enclosed postage-paid return envelope.

If you are a record owner of our common shares, you or your authorized agent can vote your shares directly in any one of the following ways. If you vote over the Internet or by telephone, you do not need to return the proxy card.

•	By Internet: Log onto the website indicated on the proxy card and follow the instructions provided.

•	By Telephone: Call the toll-free number shown on the proxy card and follow the voice prompts.

•	By Mail: Complete, sign, date and mail the proxy card in the enclosed postage-paid envelope.

•	By Ballot: Attend the special meeting in person and use a ballot, which will be provided to you at the special meeting.

If you submit a valid proxy through use of the Internet or by telephone voting procedures or by returning your signed proxy card, but do not indicate “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted “FOR” that proposal. If you indicate “ABSTAIN” with respect to a proposal, it will have the same effect as a vote “AGAINST” that proposal. You may ensure your representation at the special meeting by completing, signing, dating and promptly returning to us, at or prior to the special meeting, the proxy card in the enclosed postage-paid envelope. If you are voting by telephone or via the Internet, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on the date prior to the day of the special meeting. If you vote electronically through the Internet or by telephone, you should understand that there may be costs associated with electronic access, such as usage charges from Internet service providers and/or telephone companies, which will be borne by you.

If your shares are held by a bank, broker or other nominee, you must follow the voting instructions provided to you by such bank, broker or other nominee. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions in writing. Unless you give your bank, broker or other nominee instructions on how to vote your shares, your bank, broker or other nominee will not be able to vote your shares on any of the proposals to be considered at the special meeting, which are all “non-routine.” Proxies that are signed and submitted by brokers that have not been voted as described in the previous sentence are referred to as “broker non-votes.” In the presence of a quorum at the special meeting, “broker non-votes” and shares not present in person or represented by proxy at the special meeting (i) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and (ii) will have no effect on any proposal to adjourn or postpone the special meeting or the proposal to approve, on a non-binding, advisory basis, of the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

You may revoke your proxy at any time before it is voted at the special meeting by notifying our corporate secretary in writing, at R. G. Barry Corporation, 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147, Attention: Corporate Secretary, voting at a later time by Internet or by telephone, returning a later-dated proxy card or attending the special meeting and either voting or revoking your proxy in person.

If you have any questions about how to vote or direct a vote in respect of your R. G. Barry common shares, you may contact our proxy solicitor, Morrow & Co., LLC toll-free at (800) 245-1502.

Recommendation of R. G. Barry’s Board of Directors

At its meeting on May 1, 2014, after due consideration, the Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommended that our shareholders vote “FOR” the adoption of the merger agreement. The Board also unanimously recommended that our shareholders vote “FOR” (i) any proposal, if deemed necessary or appropriate by the proxy holder(s), to adjourn or postpone the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and (ii) the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Voting of Shares Owned by R. G. Barry’s Directors and by Mill Road Capital

Our directors collectively hold, as of the record date, 587,713 common shares which are entitled to vote at the special meeting. These shares constitute 5.3% of the shares outstanding and entitled to vote at the special meeting. Each of our directors has informed us that such director intends to vote all of his or her shares “FOR” the adoption of the merger agreement, “FOR” the other proposals.

As of the record date, Mill Road Capital held 1,093,189 common shares, which shares constitute 9.8% of the shares outstanding and entitled to vote at the special meeting. To induce us to enter into the merger agreement, MRGB Hold Co. has caused Mill Road Capital to enter into a voting agreement with us. The discussion in this proxy statement of the voting agreement and the principal terms of the voting agreement is subject to, and is qualified in its entirety by reference to, the voting agreement, a copy of which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. You should read the entire voting agreement carefully.

Mill Road Capital has agreed, pursuant to the terms and subject to the conditions of the voting agreement, to:

•	vote all of the shares owned by it at the special meeting (including any adjournment and postponement thereof) in favor of the adoption of the merger agreement;

•	waive and not exercise or assert any rights of appraisal; and

•	not dispose of any of its shares, except for the contribution of the shares to MRGB Hold Co. as contemplated by the merger agreement.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1—THE MERGER

At the special meeting, our shareholders as of the record date will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that you vote “FOR” the adoption of the merger agreement.

If you return a properly executed proxy card without instructions indicating how you want to vote, your R. G. Barry common shares represented by such proxy card will be voted “FOR” the adoption of the merger agreement.

ITEM 2—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL

MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, if deemed necessary or appropriate by the proxy holder(s), to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

In this proposal, we are asking you to authorize the proxy holders to adjourn the special meeting to another place, date or time if they deem it necessary or appropriate. If the shareholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting and use the additional time to solicit additional votes, including the solicitation of votes from shareholders that have previously voted. Among other things, approval of the proposal to adjourn the special meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the proposal to adopt the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the merger agreement.

The Board unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if deemed necessary or appropriate by the proxy holder(s), to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card without instructions indicating how you want to vote, your R. G. Barry common shares represented by such proxy card will be voted “FOR” any proposal to adjourn or postpone the special meeting.

ITEM 3—ADVISORY VOTE REGARDING “GOLDEN PARACHUTE COMPENSATION”

Section 951 of the Dodd–Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires that we seek a non-binding advisory vote from our shareholders to approve the “golden parachute compensation” payable to our named executive officers in connection with the merger. Details regarding the “golden parachute compensation” payable in connection with the merger can be found at “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 58.

We are asking you to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the agreements or understandings with, and items of compensation payable to, the named executive officers of R. G. Barry Corporation that are based on or otherwise relate to the merger, as disclosed in the section of the Proxy Statement entitled ‘THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Golden Parachute Compensation’.”

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on us, MRVK Merger Co. or MRGB Hold Co. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of “golden parachute compensation” that may become payable to them in connection with the merger (subject to the completion of the merger, if required by the terms of such compensation) and pursuant to any agreement(s) in place between us and these executive officers.

The Board unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

If you return a properly executed proxy card without instructions indicating how you want to vote, your R. G. Barry common shares represented by such proxy card will be voted “FOR” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

Revocation of Proxies

Any proxy given by any of our shareholders may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a later dated written notice to our corporate secretary stating that the previous proxy is revoked, at R. G. Barry Corporation, 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147, Attention: Corporate Secretary;

•	voting at a later time by Internet or by telephone;

•	completing, signing and delivering a later dated proxy card relating to the same common shares; or

•	attending the special meeting and voting or revoking the proxy in person at the meeting.

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Quorum

A quorum must be present to transact business at the special meeting. Under our Regulations, the holders of a majority of our common shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares will be counted for purposes of determining whether a quorum is present at the special meeting. As of the record date, 11,178,921 common shares were outstanding and entitled to vote at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining whether a quorum is present. “Broker non-votes,” as described under “PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING—Shareholder Vote Required to Adopt the Proposals at the Special Meeting” (beginning on page 22) will not be considered to be present.

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure our shareholders’ approval of the adoption of the merger agreement and satisfy all conditions to the consummation of the merger, we do not anticipate that we will adjourn or postpone the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies (and any valid proxies we have received at the time of the special meeting will be voted in favor of an adjournment, as applicable). If a new record date is set for the adjourned meeting, however, a new quorum would have to be established, and our shareholders who have already submitted their proxies would be entitled to revoke them prior to their use at the special meeting, as adjourned or postponed.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of our common shares outstanding and entitled to vote at the special meeting. If a broker holds a shareholder’s common shares in its name and the shareholder does not give the broker voting instructions, under applicable rules, the broker may not vote the shares on any of the proposals to be voted on at the special meeting. Proxies that are signed and submitted by brokers that have not been voted as described in the previous sentence are referred to as “broker non-votes.” An abstention occurs when a shareholder attends the special meeting, either in person or by proxy, but abstains from voting or does not vote. Abstentions, broker non-votes and shares not present and not voted at the special meeting have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

Approval of any postponements or adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting and that are entitled to vote on the matter. Abstentions will have the same effect as a vote “AGAINST” any proposal to adjourn or postpone the special meeting, while “broker non-votes” and shares not present in person or represented by proxy at the special meeting will have no effect on any proposal to adjourn or postpone the special meeting.

Approval of the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting that are entitled to vote on the matter. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger, while “broker non-votes” and shares not present in person or represented by proxy at the special meeting will have no effect on the proposal to approve, on a non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger.

It is very important that ALL of our shareholders vote their shares, so please promptly give your proxy over the Internet or by telephone by following the instructions on the proxy card, or promptly complete and return the enclosed proxy card even if you plan to attend the special meeting in person, to ensure that your shares are represented at the special meeting.

Solicitation Costs

We are soliciting your proxy on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We will ask banks, brokers and other nominees to forward our proxy solicitation materials to the beneficial owners of our common shares. We will reimburse these banks, brokers and other nominees for their customary clerical and mailing expenses incurred in connection with the forwarding of the proxy solicitation materials by them to such beneficial owners.

We have retained Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and have agreed to pay Morrow & Co., LLC a fee not to exceed $7,500, plus reimbursement of out-of-pocket costs and expenses.

Exchange of Share Certificates

You should not send share certificates with your proxy. If and when the merger is completed, separate transmittal documents for the surrender of your share certificates in exchange for the $19.00 per share cash merger consideration (without interest and less any applicable withholding taxes) will be mailed to our shareholders. See “THE MERGER AGREEMENT—Payment for Shares” beginning on page 68.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to address every conversation among the Board, our management team, our advisors and other parties.

Mill Road Capital and its affiliates have been shareholders of our Company since January 2008. Since that time, Mill Road Capital has continued to accumulate our common shares and, as of the date of this proxy statement, holds 1,093,189, or approximately 9.8%, of our outstanding common shares.

On November 11, 2008, an affiliate of Mill Road Capital sent us a letter containing an unsolicited, non-binding proposal to acquire all of our outstanding common shares that it did not own at a purchase price of $7.75 per share, noting that its proposal represented a premium of 50% over the $5.16 per share closing price as of November 10, 2008. After consulting with its legal advisors, the Board rejected Mill Road Capital’s proposal based on its belief that the proposal did not reflect the shareholder value that could be achieved through our continuing operations. As a result, the Board determined not to pursue the Mill Road proposal. On December 18, 2008, we sent a letter to Mill Road Capital’s affiliate communicating that the Board had considered its unsolicited proposal to acquire us and determined not to pursue it.

On January 28, 2009, an affiliate of Mill Road Capital sent to us a letter containing another proposal to acquire all of our outstanding common shares that it did not own at a purchase price in the range of $7.00 to $7.75 per share, noting that its proposal represented a premium of 40% to 55% over the $4.99 per share closing price as of January 27, 2009. The letter also noted that Mill Road Capital’s affiliate required no outside financing to consummate the proposed transaction.

On January 29, 2009, affiliates of Mill Road Capital filed with the SEC a Schedule 13D reporting their ownership of 528,936, or approximately 5.0%, of our then-outstanding common shares, together with the January 28 offer to acquire all of our outstanding common shares.

On March 16, 2009, we issued a press release announcing that the Board had reviewed, considered and unanimously rejected the January 28, 2009 unsolicited proposal to acquire the remainder of our outstanding shares as not being in the best interests of our shareholders. After consulting with its financial and legal advisors, the Board rejected this proposal based on its belief that our business plan was likely to deliver greater value to our shareholders over time. As a result, the Board concluded that the proposal did not represent adequate value to our shareholders and did not merit further consideration. Following its receipt of the Board’s response, Mill Road Capital’s affiliate concluded that it was unable to raise its offer and formally withdrew its proposal on April 2, 2009. Mill Road Capital’s affiliate cited the following considerations in its withdrawal letter: (i) its estimate that the decline in our pension assets would require us to increase our pension expense by more than $1 million per year; and (ii) its belief that our tax loss carryforwards were nearly depleted and, as a result, our cash tax payments were going to increase substantially.

On April 2, 2009, affiliates of Mill Road Capital filed with the SEC an Amendment No. 1 to Schedule 13D reporting (i) their ownership of 529,136, or approximately 5.0%, of our then-outstanding common shares, (ii) the Board’s determination not to pursue their offer to acquire all of our outstanding common shares, (iii) their withdrawal of the offer to acquire our common shares, and (iv) their decision to reconsider their continuing ownership of our common shares as a result of the Board’s rejection of their offer.

On February 18, 2011, affiliates of Mill Road Capital filed with the SEC a Schedule 13D reporting their ownership of 637,782, or approximately 5.8%, of our then-outstanding common shares.

On August 29, 2012, Mill Road Capital and its affiliates filed with the SEC an Amendment No. 1 to Schedule 13D reporting that Mill Road Capital had acquired from its affiliates ownership of 641,286, or approximately 5.7%, of our then-outstanding common shares.

On September 11, 2013, the Board received a letter from Mill Road Capital Management LLC and its affiliated funds, which contained another unsolicited, non-binding acquisition proposal to acquire all of our outstanding common shares at a price of $20.00 per share in cash, subject to due diligence and the negotiation and execution of definitive agreements (the “Proposal”). This Proposal was included in Amendment No. 2 to Schedule 13D, which Mill Road Capital filed with the SEC on September 11, 2013 and which reported that, as of that date, it owned 968,189, or approximately 8.6%, of our then-outstanding common shares.

On September 13, 2013, Mill Road Capital filed with the SEC an Amendment No. 3 to Schedule 13D reporting its ownership of 1,093,189, or approximately 9.6%, of our then-outstanding common shares.

The Board held a telephonic meeting on September 16, 2013 to review, discuss and consider the Proposal. During the course of that meeting the Board discussed whether the Proposal was credible. It was noted during the meeting that the Proposal was silent as to whether Mill Road Capital had the ability to finance an acquisition at a cash price of $20.00 per share. The Board convened a second telephonic meeting on September 25, 2013 to further review, discuss and consider the Proposal.

On September 30, 2013, in accordance with instructions from the Board, we sent a letter to Mill Road Capital requesting information as to its source or sources of financing for its proposed acquisition, the timing of such financing and the likelihood of it being able to consummate the proposed acquisition. We also issued a press release on September 30, 2013 announcing publicly that we were requesting additional information from Mill Road Capital to enable the Board to effectively evaluate the Proposal.

On October 1, 2013, we furnished to the SEC a Current Report on Form 8-K disclosing (i) our receipt of Mill Road Capital’s Proposal and (ii) our September 30, 2013 letter requesting additional information from Mill Road Capital.

On October 2, 2013, Mill Road Capital responded by letter to our request for additional information. That letter stated that Mill Road Capital had the capital to fund 100% of the equity portion of the acquisition price and that Mill Road Capital was highly confident that the lenders who had previously financed acquisitions by it would commit to fund the debt portion of the acquisition price. However, the letter did not disclose the source or sources of the debt financing, the timing of the debt financing, or the allocation of the financing between debt and equity. Mill Road Capital included its letter in an Amendment No. 4 to Schedule 13D, which it filed with the SEC on October 2 and which reported that, as of that date, it owned 1,093,189, or approximately 9.6%, of our then-outstanding common shares.

The Board met telephonically on October 4, 2013 to review, discuss and consider Mill Road Capital’s response to the Board’s request for additional information. The Board noted that Mill Road Capital’s response did not provide any information to support its statement that it was highly confident that it would secure lenders which would commit to fund the debt portion of the acquisition price. The Board determined to instruct its financial advisor, once engaged, to investigate the status of Mill Road Capital’s financing. During the course of the meeting, the Board appointed an ad hoc committee of directors (the “Committee”) to evaluate the Proposal and to retain an investment banking firm. The Committee consisted of David Nichols, Chair, David Lauer and Nicholas DiPaolo, each of whom is a non-employee, independent director.

The members of the Committee met in Chicago on October 14 and 15, 2013 and interviewed three investment banking firms. Following lengthy discussions with each of the three firms, the Committee selected PJSC to serve as the financial and strategic advisor to the Company and the Board, including the Committee, to assist in evaluating the Proposal and other potential alternatives available to us. PJSC’s selection was based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience in the industries in which we operate. At a telephonic meeting on October 25, 2013, the Committee approved the terms of PJSC’s engagement. Prior to this engagement, PJSC had not previously provided any services to the Company or the Board. When and to the extent that the Board deemed it appropriate and useful to obtain PJSC’s input, representatives of PJSC were invited to participate in meetings of the Board relating to the Proposal and any alternatives, but were asked to leave a meeting before legal advice was given so as to preserve the attorney-client privilege.

On October 29 and 30, 2013, the Board met in Columbus, Ohio for a regularly scheduled meeting. During the October 30 portion of the meeting, Mr. Nichols introduced representatives of PJSC. He also explained to the Board the process by which the Committee had selected PJSC to serve as the financial and strategic advisor to the Company and the Board, including the Committee. Representatives of PJSC discussed the firm’s credentials and the scope of the engagement. Representatives of PJSC explained that our management would provide to PJSC our five-year financial projections, and that PJSC would use those projections to assist in its evaluation of the Proposal. Representatives of PJSC also stated that PJSC would evaluate and discuss with the Board various potential alternatives available to our Company, including remaining independent and continuing to execute our current strategic plan.

During the course of PJSC’s presentation to the Board on October 30, 2013, representatives of PJSC reported that PJSC had spoken with Scott Scharfman, a Management Committee Director of Mill Road Capital’s general partner, on October 29, 2013, and Mr. Scharfman had advised that Mill Road Capital (i) would need to conduct due diligence to formalize its proposal and requested that it be given the opportunity to do so, (ii) was interested in keeping our current management team in place, and (iii) believed it had the ability to finance its proposed acquisition through a combination of borrowings and equity funds under management. Representatives of PJSC then discussed with the Board the favorable current financing environment for acquisitions by private equity funds.

The Board also considered at its October 30, 2013 meeting the scope of the ongoing role of the Committee. After discussion, the Board agreed that consideration of the Proposal and any alternatives to the Proposal would be made by the Board rather than by the Committee. It was decided that the Committee, acting through its three members as a committee of the Board, would continue to coordinate the evaluation process and direct the work of PJSC.

In order to address and avoid actual, potential and/or perceived conflicts of interest, the Board determined to limit the participation of Greg Tunney, our Chief Executive Officer and the only director who also is an employee, and Gordon Zacks, our then Chairman and former Chief Executive Officer, in meetings of the Board relating to the Proposal and alternatives to the Proposal.

At the October 30, 2013 meeting, a representative of PJSC reported to the Board that a representative of Mill Road Capital had indicated to him that Mill Road Capital planned to keep Mr. Tunney and the other members of the management team in place following the merger. However, Mr. Tunney advised the Board that, to date, he had not had any discussions with Mill Road Capital regarding his potential employment or compensation, including any equity participation opportunity, following the merger.

The Board determined that Mr. Tunney needed to stay informed regarding the Proposal and any alternatives to the Proposal in order to effectively carry out his responsibilities as our Chief Executive Officer. Accordingly, the Board agreed that he should be invited to attend all meetings of the Board and he should be present for, and allowed to participate in, those portions of meetings during which the Board received and discussed presentations from our management, financial advisors and legal counsel relating to the Proposal and any alternatives.

The Board also agreed that, when the chairman of the meeting determined that it was time to deliberate and vote with respect to the Proposal and any alternatives, the chairman would ask Mr. Tunney to leave the meeting to allow the independent directors to conduct such deliberations and voting in an “executive session” of the Board. Mr. Tunney concurred in this decision and left all meetings when asked to do so by the chairman. When we refer herein to an “executive session” of the Board, we mean the portion of any meeting of the Board during which Mr. Tunney was not present because the chairman of the meeting had asked him to leave.

The Board’s decision with respect to Mr. Tunney’s exclusion from such deliberations and voting was based on its recognition that it was likely that Mr. Tunney would be retained as Chief Executive Officer following the merger and that his retention (and/or his expectation of being retained) could be viewed as causing him to have interests in the Proposal and any alternatives that would not be shared by the non-employee directors. Because such interests could create a potential or perceived conflict, the Board decided to preemptively avoid any possible conflict by causing his exclusion. The Board believed that, as a result of its exclusion decision, Mr. Tunney would not be in a position to materially influence the Board’s deliberations and votes with respect to the Proposal and any alternatives.

The Board also agreed that Mr. Zacks would be given the opportunity to attend meetings of the Board at which the Proposal and other strategic alternatives were considered but would abstain from voting on any action taken by the Board on such matters. The Board’s decision that Mr. Zacks would abstain from voting with respect to the Proposal and any alternatives to the Proposal and that executive sessions would be convened without him present recognized that, while Mr. Zacks was considered an “independent director” under NASDAQ rules, he could be perceived as having an interest in the Proposal that was not shared by other independent directors because of his participation in our retirement plans, his family’s role in our Company’s formation and his decades-long tenure as an officer.

The Board further agreed that the remaining directors, each of whom qualifies as “independent” under the applicable rules of the SEC and NASDAQ and as “disinterested” under Ohio law, would each fully participate in the Board’s deliberations and votes.

During the following two weeks, our management prepared five-year (fiscal 2014–2018) financial projections. The Board then met on November 18, 2013 in Columbus, Ohio to review and discuss the projections before they were provided to PJSC for use in its analysis of the Proposal and other potential strategic alternatives. During the meeting, management explained that the projections for fiscal 2014 had been updated from what was presented to the Board in late October 2013. Management next discussed how the five-year projections were created, indicating that the sales projections were based on information generated in connection with management’s planning process aided by data and analysis prepared by our channel management team and were reviewed and approved by each business division leader. A lengthy discussion then ensued during which the directors questioned management as to whether the current challenges facing the footwear division were likely to persist into future fiscal years. Management reported that the softness in its footwear business was likely to continue into fiscal 2015.

Following management’s presentation, the directors met in executive session and discussed the five-year projections, with each director providing comment. They agreed that the five-year projections, as revised by management in response to Board comments, should be sent to PJSC to assist in its evaluation of the Proposal and other strategic alternatives.

During the following week, PJSC reviewed management’s five-year financial projections (2014–2018) and prepared its analysis. The Board convened a special meeting on November 25, 2013 in Atlanta, Georgia for the purpose of receiving and discussing PJSC’s analysis of the Proposal and other potential alternatives. Representatives of PJSC were in attendance and reviewed with the Board our Company’s historical financial performance over the past five fiscal years (2009–2013). Representatives of PJSC also reviewed with the Board our management’s five-year financial projections both excluding potential acquisitions and including assumed acquisitions. PJSC noted that the projections for our footwear segment were significantly impacted by recent challenges in that segment that were not expected by management to be fully corrected in fiscal 2014.

During the November 25 Board meeting, representatives of PJSC discussed PJSC’s valuation summary for our Company based on (i) a comparable company analysis, (ii) a precedent transaction analysis, (iii) a discounted cash flow analysis (using management’s projections, with and without our consummation of future acquisitions) and (iv) a leveraged buyout analysis (using management’s projections, with and without our consummation of future acquisitions). They explained in detail each of these valuation methodologies and the assumptions underlying each, compared the Proposal’s $20.00 per share acquisition price against the valuation ranges produced under each of these valuation methods, and explained their view of the results. Representatives of PJSC also discussed potentially available alternatives to a sale of our Company to Mill Road Capital, including (i) continuing to execute on our current strategy of organic growth and acquisitions, (ii) initiating a share repurchase program and/or a leveraged recapitalization, and (iii) conducting an auction or other sale process. They presented PJSC’s detailed analysis of the present value of future stock price appreciation that could result from each of these strategies. Representatives of PJSC advised the Board that the $20.00 per share proposal exceeded each of the valuation ranges generated by PJSC’s valuation methodologies.

The Board asked representatives of PJSC whether PJSC would advise that our Company, with the assistance of PJSC, begin an auction or market check process to determine whether any strategic or other financial buyers might be willing to pay more than Mill Road Capital. Representatives of PJSC expressed PJSC’s view that the $20.00 price was not likely to be exceeded by any other financial buyer and that it was unlikely that there were any strategic acquirers that were capable of acquiring the Company at a price near or in excess of $20.00 per share at that time. The Board considered this advice and PJSC’s view that it would have expected that the public announcement of the Proposal on September 11, 2013 would have resulted in any other potential buyers contacting us concerning a possible competing proposal, but not a single potential buyer had made contact with us or PJSC during the over two-month period since that announcement.

Representatives of PJSC also advised the Board that Mr. Scharfman had informed PJSC that Mill Road Capital would not participate in an auction, but would not be opposed to our Company conducting a “market check” after the parties had signed a definitive transaction agreement containing a “go-shop” clause. Representatives of PJSC advised the Board that a post-signing market check process can be an effective mechanism to identify buyers who might be willing to pay more than the negotiated price. Based on such advice and the Board’s knowledge of our Company and the relevant industries in which we operate, the Board concluded that the post-signing “go-shop” process, in which the Company could actively solicit bids following the execution of a definitive transaction agreement, would provide an appropriate market check.

During the course of the November 25 meeting, representatives from Vorys, Sater, Seymour and Pease LLP (“Vorys”), our legal counsel, made a presentation to the Board regarding the fiduciary duties of directors of an Ohio corporation that has received an acquisition proposal. Vorys also responded to questions by members of the Board, including with respect to the differences between Ohio and Delaware state law.

Following the presentations by its financial and legal advisors, the Board met in executive session (without the participation of Mr. Tunney or Mr. Zacks) to discuss how the Board should respond to the Proposal. Following that discussion, the directors participating in the executive session voted unanimously to recommend to the full Board that it authorize PJSC to commence discussions with Mill Road Capital and to permit Mill Road Capital to conduct due diligence with respect to the Proposal, which the Board unanimously authorized. The directors agreed that representatives of PJSC would contact Mr. Scharfman and communicate the Board’s determination, subject to Mill Road Capital signing an acceptable confidentiality and standstill agreement. The directors also instructed PJSC to request that Mill Road Capital increase its offer above $20.00 per share.

On November 26, 2013, at the Board’s direction, representatives of PJSC contacted Mr. Scharfman and indicated that the Board was willing to allow Mill Road Capital to conduct due diligence. At the Board’s direction, PJSC also advised Mr. Scharfman that the Board was seeking a higher offer and asked Mr. Scharfman to increase the offer price.

In a subsequent call on December 2, 2013, Mr. Scharfman explained to representatives of PJSC that Mill Road Capital was not in a position at that time to increase its offer, but that after conducting its due diligence it might be in a position to do so.

On December 13, 2013, we and Mill Road Capital signed a confidentiality and standstill agreement. The confidentiality and standstill agreement included the following material terms:

•	Mill Road Capital agreed to keep all of our non-public information confidential and to use such information only for purposes of evaluating the proposed transaction;

•	For a period of one year, Mill Road Capital would not solicit the employment or consulting services or employ or engage as a consultant any of our officers or other employees with whom it had contact during the due diligence process, subject to customary exceptions; and

•	For a period of one year, subject to the occurrence of certain specified intervening events, Mill Road Capital and its affiliates would not (without our consent) (i) acquire or seek to acquire more than 15% of our outstanding common shares, (ii) participate in a tender offer or proxy contest involving us or (iii) engage in certain other unilateral actions.

On December 16, 2013, Mill Road Capital delivered its initial due diligence request to us. In response, our management and PJSC, at the Board’s direction, assembled an online data room and began to provide due diligence materials to, and conduct due diligence calls with, Mill Road Capital.

On December 17, 2013, we furnished to the SEC a Current Report on Form 8-K disclosing the confidentiality and standstill agreement that we had entered into with Mill Road Capital on December 13, 2013.

On January 22, 2014, representatives of PJSC spoke with Mr. Scharfman, who expressed his desire to meet with Mr. Tunney and Mr. Ibarra, our Chief Executive Officer and Chief Financial Officer, respectively, as part of Mill Road Capital’s due diligence process.

On January 24, 2014, Mill Road Capital sent to us a timeline for the proposed merger, which indicated that Mill Road Capital would retain the accounting firm of Grant Thornton LLP to conduct financial statement due diligence and would also retain independent industry consultants. The timeline also indicated that Mill Road Capital would send a new offer letter to us by the end of February 2014 with the goal of entering into a definitive transaction agreement by the end of March 2014.

The Board met on January 28 and January 29, 2014 in Palm Beach, Florida at a regularly scheduled meeting. Representatives of PJSC participated by telephone and updated the directors on the status of Mill Road Capital’s due diligence efforts. The Board requested that Vorys and PJSC prepare and deliver to Mill Road Capital a letter from the Board establishing a February 17, 2014 deadline for Mill Road Capital to confirm (i) the price that it was prepared to pay for our outstanding common shares that it did not already own, (ii) the structure of the proposed transaction, (iii) the sources of its financing, (iv) that all business due diligence had been completed and describe any remaining legal and accounting due diligence and (v) other related information. Pursuant to the Board’s request, PJSC sent Mill Road Capital a letter on January 29, 2014 addressing these items. The Board also authorized Mr. Tunney and Mr. Ibarra, together with PJSC, to meet with representatives of Mill Road Capital as part of the due diligence process.

Representatives of Mill Road Capital met with Mr. Tunney, Mr. Ibarra and representatives of PJSC at PJSC’s offices in New York City on February 6 and February 7, 2014. During that meeting, Mr. Tunney and Mr. Ibarra presented an overview of the Company’s business and its historical and projected financial performance.

By a February 17, 2014 letter to the Board, Mill Road Capital responded to the January 29, 2014 letter from PJSC. Mill Road Capital confirmed its proposal to acquire, pursuant to a merger, the remainder of our outstanding shares that it did not already own at a price of $20.00 per share, in cash. It also stated that it was able to provide all equity capital necessary for the acquisition and that it was “highly confident that ample debt financing is available to fund the Proposal” but it did not disclose the source or sources of the debt financing, the timing of the debt financing or the allocation of the financing between debt and equity. Mill Road Capital did state that certain potential lenders had received preliminary internal credit committee approvals and had provided Mill Road Capital with signed documentation. Mill Road Capital also offered to provide us with the contact information of these potential lenders. Mill Road Capital also advised that, while it had completed its business due diligence, it would still need to complete certain confirmatory due diligence outlined in its letter.

The Board convened a telephonic meeting on February 20, 2014, which was chaired by David Lauer, the Board’s interim Lead Director, who was appointed to such position following the death of our Company’s long-standing Chairman, Mr. Zacks, on February 1, 2014. Representatives of PJSC participated in the call and advised the Board that, subsequent to the Board’s receipt of the February 17 letter, PJSC had spoken with Mr. Scharfman about the status of Mill Road Capital’s efforts to secure the necessary debt financing for the Proposal. Mr. Scharfman had advised that Mill Road Capital had obtained separate term sheets from two lenders and that those lenders had obtained preliminary approval from their credit committees to provide the requested debt financing, subject to conducting confirmatory due diligence. PJSC had also spoken with two of Mill Road’s potential lending sources. Representatives of PJSC expressed PJSC’s view that Mill Road Capital should be able to secure the debt financing that it would require to consummate the Proposal given the work that had been done with lending sources to date and the current lending environment for private equity acquisitions.

The Board then engaged in an extensive discussion of the Proposal. During the course of the discussion, representatives of PJSC were asked by the Board whether they would advise the Board to explore alternative transactions which might yield a higher price for our shareholders. Representatives of PJSC reminded the Board that this same question had been raised at its November 25 meeting and that PJSC had advised at that time that, in its view, it was unlikely that another financial party would pay a higher price for our shares and that it was unlikely that there were any strategic parties that were capable of acquiring the Company at a price near or above $20.00 per share at that time. Representatives of PJSC also noted that Mr. Tunney had informed PJSC that he had contacted several potential financial parties in the summer of 2013 in an effort to organize a management-led offer to buy our Company, but that none of those parties was willing to discuss an acquisition of the Company at a price range higher than $18.50 per share. PJSC also noted that the Proposal had been public for many months and no potential strategic or financial parties had contacted us or PJSC to express an interest in discussing an acquisition. Representatives of PJSC advised the Board that PJSC did not believe it would be fruitful or prudent for our Company to look for other buyers at that time, and advised the Board that a “go-shop” provision should be included in the definitive acquisition agreement, which would allow us to actively and publicly seek alternative transactions after execution of a definitive merger agreement setting a definitive price for our shares. Representatives of PJSC also noted that Mr. Scharfman had indicated that Mill Road Capital would be agreeable to including a “go-shop” provision in the merger agreement.

Representatives of PJSC were also asked during the February 20 Board meeting to express their advice as to whether the Board should seek a higher offer price from Mill Road Capital. Representatives of PJSC reminded the Board that, at the Board’s request, PJSC had asked Mill Road Capital to raise its offer price following the November 25 Board meeting, and that Mr. Scharfman had responded that Mill Road Capital was not in a position to increase the price at that time, but would consider doing so after it had conducted its business due diligence. Representatives of PJSC stated that the January 29 letter sent on the Board’s behalf had asked Mill Road to set forth its current offer price, and PJSC expressed its view that Mill Road Capital’s February 17 letter, which kept the price at $20.00 per share confirmed PJSC’s view that Mill Road Capital was unwilling to increase the price.

During this meeting, representatives of PJSC reviewed and discussed PJSC’s updated financial analysis of the Proposal. Representatives of PJSC advised that our Company’s projected fiscal 2014 and fiscal 2015 earnings at that time were approximately 14% lower and 25% lower, respectively, than the median of Wall Street analyst estimates as reported by Thompson Reuters on September 11, 2013, which was the date of Mill Road’s initial Proposal. Mill Road Capital’s proposed price of $20.00 per share had remained the same, however, notwithstanding the deterioration in the projected financial performance. The Board discussed the risk that reopening a discussion on price could cause Mill Road Capital to reduce its offer price as a result of such deterioration.

Representatives of PJSC also reviewed our price-to-earnings multiple over the last seven fiscal years. They also discussed a potential future stock price analysis based on our current five-year financial projections, including the effect of assumed illustrative acquisitions, the assumptions of which were provided by our management, and the effect of assumed share repurchases and a leveraged dividend recapitalization. The directors inquired as to the potential impact of these actions. Representatives of PJSC commented that a stock repurchase is difficult to achieve for a company that already has a small public float and is relatively thinly traded. The directors then asked PJSC to evaluate our current acquisition strategy against the Proposal. Representatives of PJSC advised the Board that an acquisition strategy presents its own significant execution risks. Representatives of PJSC also advised that an analysis of these alternatives, including a share repurchase or leveraged dividend recapitalization, did not yield any alternative with a present value to the shareholders that was greater than the Proposal.

The directors also discussed Mill Road Capital’s remaining confirmatory due diligence requirements. It was noted that Mill Road Capital wanted to retain Grant Thornton LLP to conduct a quality of earnings analysis and also wanted to meet with the presidents of our Footwear, Baggallini and Foot Petals divisions.

Mr. Tunney, Mr. Ibarra and PJSC were then excused from the meeting, leaving only the six independent directors and counsel from Vorys in attendance. Following a lengthy discussion, the independent directors voted unanimously to direct (i) Vorys to prepare and begin negotiating a definitive merger agreement with Mill Road Capital and (ii) PJSC to advise Mill Road Capital that it may complete its confirmatory due diligence, including meeting with our division presidents.

The Board, with Vorys participating, convened a telephonic meeting on March 10, 2014 to review, discuss and consider the proposed draft of the merger agreement that counsel had prepared. Among other provisions, the directors discussed the financing covenants, which essentially required Mill Road Capital to guarantee all of the financing necessary to fund the acquisition price. Although not typical, it was believed that such a financing guarantee was appropriate in view of the limited information that we had received to date with respect to Mill Road Capital’s financing. The directors discussed the “go-shop” provision that would permit us, during the period beginning on the date of the merger agreement and continuing for a period of 30 days, to initiate, solicit, facilitate and encourage third parties to make alternative acquisition proposals and to provide non-public information to, and enter into discussions or negotiations with, third parties with respect to potentially superior proposals. The directors also discussed certain termination rights of the parties. It was noted that, under specified circumstances, we would be entitled to terminate the merger agreement to accept a superior proposal (whether developed during, or received on an unsolicited basis after, the go-shop period) upon payment of a termination fee. The directors also discussed the proposed amount of the termination fee. Following a lengthy discussion, the Board authorized Vorys to send the draft merger agreement to Mill Road Capital, which was sent on March 13, 2014. Representatives of PJSC, per the Board’s request, communicated to Mill Road Capital the Board’s strong desire to finalize and execute the merger agreement as quickly as possible.

On March 26, 2014, Vorys received a revised draft of the merger agreement from Foley Hoag LLP, Mill Road Capital’s outside legal counsel. Among other changes to the draft of the merger agreement that Vorys had prepared, Mill Road Capital’s revised draft replaced the “go-shop” provisions with “no-shop” provisions that provided for certain “fiduciary outs” and replaced the financing guarantee with respect to the debt portion of the financing with provisions that contemplated that, instead, the lenders would provide a commitment letter with respect to such debt financing. Mill Road Capital’s counsel advised us that Mill Road Capital was unable to provide the financing guarantee because of contractual restrictions under its organizational documents.

The Committee, on behalf of the Board, met telephonically on March 27, 2014. The purpose of the meeting was to discuss generally the revised draft of the merger agreement, the estimated timing of the transaction, and proposed meetings between Mill Road Capital’s lenders and our management. Among the matters discussed was the importance of reinserting the “go-shop” provisions into the merger agreement and, because Mill Road Capital was unable to provide the financing guarantee, adding provisions into the merger agreement that would grant to us the right to receive an appropriate reverse termination fee from Mill Road Capital if it failed to consummate the merger because it did not obtain the necessary financing. The Committee also discussed establishing parameters on the timing of a potential transaction. Finally, the Committee determined that Mill Road Capital’s prospective lenders would be invited to meet with our management on April 1, 2014.

The Board met telephonically on April 1, 2014 to receive an update on the merger agreement and on management’s meetings with Mill Road Capital’s potential lenders, which were held in Columbus earlier that day. Mr. Nichols advised the Board that he had spoken with Mr. Scharfman during the meeting, and was told that Mill Road Capital expected to have drafts of lender commitment letters by April 4, 2014. The Board confirmed the need to hold firm on our demands for “go-shop” provisions and a reverse termination fee.

From April 1, 2014 through April 30, 2014, Vorys, Foley Hoag, PJSC and representatives of Mill Road Capital continued to negotiate the terms of a mutually acceptable merger agreement, the disclosure schedule accompanying the merger agreement and other related agreements. During this period, Mill Road Capital continued to negotiate a commitment letter with its lenders with respect to the debt financing for the transaction.

On April 10, 2014 we received a draft of a debt commitment letter and related documents pursuant to which GCI Capital Markets LLC would provide a total of $115 million of debt financing. This financing was conditioned, among other things, on Mill Road Capital’s making or causing to be made an equity contribution at the closing in an amount not less than 40% of the total capitalization.

On April 12, 2014, the Board convened a telephonic meeting to obtain from Vorys a status report on the proposed merger and the draft debt commitment letter. It was reported that substantial progress had been made in the negotiations and an agreement in principle had been reached with respect to various fundamental issues, including reinserting into the merger agreement the “go-shop” provisions and adding provisions into the merger agreement that would grant to us the right to receive a $5,000,000 reverse termination fee from Mill Road Capital if it failed to consummate the merger because it did not obtain the necessary financing. The directors discussed in detail the open business points in the merger agreement and provided their input to Vorys. The Board also authorized a discretionary bonus pool for employees who had provided exemplary service in connection with the merger transaction, with such bonus pool to be administered by the Board.

On April 24, 2014, we received a revised draft of the debt commitment letter and related documents pursuant to which GCI Capital Markets LLC would provide a total of $130 million of debt financing. This financing was conditioned, among other things, on Mill Road Capital’s making or causing to be made an equity contribution at the closing of at least $92.5 million (including the value of our common shares already owned by it). The final debt commitment letter is substantially the same as this revised draft except that the minimum equity contribution was reduced to $86 million. See “THE MERGER AGREEMENT—Debt Commitment; Covenants, Representations and Warranties of MRGB Hold Co. Relating to the Financing”, beginning on page 81.

On April 26, 2014, the Board again met by telephone to discuss the status of the merger agreement and the revised draft of the debt commitment letter. PJSC was instructed by the Board to advise Mill Road Capital that, unless the debt commitment letter and the merger agreement were signed by May 4, 2014, the Board intended to declare the regular, quarterly cash dividend on our common shares early the following week. The Board also received an update on calls being made by Mill Road Capital’s consultant to a small group of key Company customers, as authorized by the Committee.

On April 29, 2014, Mr. Scharfman of Mill Road Capital called representatives of PJSC and advised that he would be sending a letter outlining certain concerns, primarily relating to costs associated with our long-term incentive plans and deterioration in 2015 financial projections, that Mill Road Capital had developed while completing its confirmatory due diligence. He stated that, given these concerns, Mill Road Capital’s investment committee was only prepared to move ahead with the acquisition at a price of $18.75 per share, a reduction of $1.25 per share from the original $20.00 per share offer price.

Regular meetings of the Board had been scheduled to be held in Columbus, Ohio on April 30 and May 1, 2014. The Board met during the morning of April 30, 2014 to determine how to respond to Mill Road Capital’s letter. The directors reviewed the stated concerns and determined that there was little or no basis for most of them because we had previously disclosed such information to Mill Road Capital and/or had included such information in our SEC reports. However, the Board did acknowledge Mill Road Capital’s point that it had only recently learned (at approximately the same time that the Board became aware) that our management had reduced the gross sales and gross profit projections for fiscal 2015 by approximately $5.6 million and $2.4 million, respectively, from the financial projections that they had previously provided to Mill Road Capital.

The directors next reviewed Mill Road Capital’s reduced offer price with PJSC. Representatives of PJSC commented on the likely negative impact on the trading price of our shares if it were announced that the Proposal had been withdrawn, given that our shares would then trade based on fundamentals, without regard to any outstanding offer price. Representatives of PJSC and Mr. Tunney were then excused from the meeting and the remaining directors continued their discussion and, ultimately, voted unanimously to make a counterproposal at a price of $19.50 per share. Mr. Tunney and representatives of PJSC were asked to rejoin the meeting and PJSC was instructed to communicate the Board’s counterproposal to Mr. Scharfman, which PJSC then did.

Following the regularly scheduled meetings of the Board and its committees on April 30, 2014, representatives of PJSC reported to the Board that, at the Board’s direction, PJSC had spoken to Mr. Scharfman and that Mill Road Capital was ready to move forward at an offer price of $19.00 per share. Representatives of PJSC informed the Board that PJSC was told that Mill Road Capital’s revised offer price was final and Mill Road Capital would not entertain a request from the Board to increase that amount. Representatives of PJSC and Mr. Tunney were then excused from the meeting.

It was noted that the $19.00 per share offer price represents an approximately 13.0% premium over the $16.82 per share closing price of our common shares on September 10, 2013, the last trading day before Mill Road Capital announced the Proposal. The Board then engaged in a discussion of the benefits to our shareholders of accepting an offer price of $19.00 per share, the risks of possibly losing the transaction if the Board refused to accept an offer price of less than $19.50 per share, and the ramifications of losing the transaction. Following a lengthy discussion, the independent directors voted to accept an offer price of $19.00 per share. PJSC was later advised to communicate to Mr. Scharfman that the Board was prepared to move forward at an offer price of $19.00 per share. Mr. Scharfman advised representatives of PJSC later that day that the proposed $19.00 per share offer price was acceptable to Mill Road Capital.

The Board met again on May 1, 2014 to review, discuss and give final consideration to (i) the merger agreement, (ii) the voting agreement, wherein Mill Road Capital would agree to vote its shares in favor of the merger agreement and the merger and (iii) the sponsor guarantee (which, together with the voting agreement, are referred to as the “ancillary agreements”), wherein Mill Road Capital would guarantee the obligations of MRGB Hold Co. to make the equity contribution and to pay any termination fee owed by MRGB Hold Co. The Board also reviewed and discussed proposed amendments to our shareholder rights agreement to exclude Mill Road Capital and its affiliates from the application of the agreement and to extend the term of the agreement from 5:00 p.m., New York City Time, on May 1, 2014 to the earlier of (i) 5:00 p.m., New York City Time, on December 31, 2014 and (ii) immediately prior to the effective time of the merger.

During the course of the May 1 Board meeting, the Board discussed at length the go-shop provisions of the merger agreement and the circumstances under which the merger agreement could be terminated, including in the event that we receive a superior proposal from a competing bidder. Representatives of PJSC, who participated in the meeting by telephone, explained the process that PJSC would follow under the “go-shop” provisions, if the merger agreement was approved.

Representatives of PJSC next made a detailed presentation to the Board supporting PJSC’s opinion, which PJSC delivered orally, that the merger consideration was fair, from a financial point of view, to our shareholders. PJSC had previously provided a draft of its presentation and fairness opinion to the Board. The final fairness opinion was confirmed in writing the following day. See “THE MERGER—Opinion of Peter J. Solomon Company L.P.”

Representatives of PJSC and Mr. Tunney were then excused from the meeting and the independent directors proceeded to discuss the merger agreement. Vorys reminded the directors of their fiduciary duties of care and loyalty. The independent directors proceeded to discuss those considerations that they believed to be necessary or appropriate to enable the Board to reach an informed decision as to the fairness and advisability of the merger, including various considerations that it believe supported a decision to approve the merger agreement and recommend its adoption to our shareholders, as well as a number of negative considerations. These considerations are discussed below under the heading “THE MERGER—The Board’s Reasons for the Merger.” The independent directors then unanimously determined that the terms of the merger agreement, including the consideration to be paid to our shareholders pursuant to the merger, were fair to, and the merger was advisable and in the best interests of, our Company and our shareholders.

At the May 1 Board meeting, the Board unanimously authorized and approved the merger agreement, the ancillary agreements and the amendments to our rights agreement, and authorized the appropriate officers of our Company to execute and deliver each of them. The Board also directed that the adoption of the merger agreement be submitted for consideration by our shareholders at a special meeting and unanimously recommended that our shareholders vote in favor of the adoption of the merger agreement.

Following the Board meeting, late in the evening of May 1, 2014, we and Mill Road Capital finalized, executed and delivered copies of the merger agreement and the ancillary agreements. We and Mill Road Capital issued a joint press release announcing the merger on the morning of May 2.

On May 2, 2014, Mill Road Capital filed with the SEC an Amendment No. 5 to Schedule 13D reporting its ownership of 1,093,189, or approximately 9.8%, of our then-outstanding common shares and disclosing (i) the merger agreement, (ii) the ancillary agreements, (iii) debt and equity commitment letters relating to the funding of the merger consideration, and (iv) the amendments to our rights agreement.

On May 2, 2014, we filed with the SEC a Current Report on Form 8-K disclosing, among other things, (i) the merger agreement, (ii) the ancillary agreements, (iii) the amendments to our rights agreement, (iv) questions and answers and frequently asked questions regarding the merger that we distributed or made available to employees and certain other persons, (v) letters that we sent to employees and to customers, suppliers and partners regarding the merger, and (vi) key messages that we distributed internally for use when talking to customers, suppliers and business partners.

At the May 1 meeting, the Board also authorized and directed our management, with the assistance of our financial and legal advisors, to commence the “go-shop” process. During the 30-day “go-shop” period that ended on May 31, 2014, representatives of PJSC contacted a total of 31 potential acquirers, comprised of 10 strategic parties and 21 financial parties that we and PJSC believed might be interested in a possible transaction to acquire all of our shares.

As a result of these efforts, on May 5, 2014, a representative of PJSC was contacted by a representative of a strategic party who is one of our primary competitors, referred to herein as Party A. The representative advised that Party A might be interested in making an offer to acquire all of our shares and was prepared to sign a confidentiality agreement with us that would allow it obtain access to our data room and other information.

On May 8, 2014, our counsel provided to counsel for Party A a draft of a confidentiality agreement that was based on the confidentiality agreement that Mill Road Capital had signed and that, as required by the merger agreement, was no less favorable to us than the Mill Road Capital confidentiality agreement. That same day, counsel for Party A provided proposed changes to the draft confidentiality agreement and our counsel responded with comments on those changes. Following negotiations with counsel for Party A, on May 12, 2014, we and Party A executed a confidentiality agreement in substantially the form originally provided to Party A. On May 16, 2014, we and Party A executed an amendment to the confidentiality agreement to extend the employee non-solicitation period from one year to two years.

Following the execution of the confidentiality agreement, PJSC gave representatives of Party A access to our virtual data room and we provided to Party A certain additional requested information. Our CFO also participated in three business and financial due diligence calls with Party A and its representatives. Information contained in the data room or in the additional information requested by Party A that we considered to be competitively-sensitive was removed, redacted or omitted before we provided Party A access to the data room or such additional information.

We considered information to be competitively-sensitive based on the potential that Party A’s possession or use of such information could harm us, or otherwise could provide a competitive advantage to Party A, either before the consummation of a transaction with Party A or after the termination of such transaction (without it being consummated). Such information included:

•	the identity of and terms of relationships with suppliers;

•	the identity of and compensation arrangements with key personnel other than the five executive officers named in our SEC reports;

•	distribution center, freight network, shipping, carrier and international distribution information;

•	strategic plans;

•	customer information, including forecasted individual customer revenues for future years;

•	product costs and wholesale prices;

•	employee and landlord information relating to our Chinese operations;

•	intellectual property information; and

•	other trade secrets.

During the week of May 11, 2014, representatives of Party A and PJSC discussed the likelihood that Party A would submit a written takeover proposal and the format of any such submission.

On May 16, 2014, at our request, PJSC sent to Party A a letter that set forth the procedures and guidelines for making a takeover proposal. That letter instructed that any such takeover proposal by Party A should:

•	be submitted to us by no later than May 28, 2014;

•	address the structure of the transaction and the changes it would propose to the merger agreement with Mill Road Capital;

•	set forth the amount that it would pay in cash per share for 100% of our fully-diluted common shares;

•	disclose its sources of financing and include copies of financing commitment letters;

•	confirm that the proposal had received all necessary board and other authorizations;

•	describe in detail the remaining due diligence that it would require to sign a definitive agreement;

•	include the outside date by which its due diligence would be completed and a definitive agreement would be signed;

•	specify the corporate, regulatory and other approvals and consents necessary for signing of the definitive agreement and the completion of the transaction; and

•	disclose the relevant contact information for it and its financial, legal, accounting and other advisors.

Our May 16 letter also explained that the certainty of completing the transaction on a timely basis would be a critical factor in our evaluation of any proposal by Party A. As a result of Party A’s substantial market position and the corresponding risk that the government could delay or prevent the transaction for antitrust reasons, the letter required that Party A commit that the definitive agreement would contain a so-called “hell or high water provision” requiring Party A and its subsidiaries and affiliates to:

“(i) use [their] respective best efforts, and take any and all actions necessary, to secure promptly all approvals required from governmental entities with respect to the transaction, including actions to divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of [their] respective businesses, assets or contracts and (ii) take any and all other actions that may be required by any governmental entity in connection with obtaining such approval.”

On May 23, 2014, the Board met telephonically for informational purposes. The Board considered the two lawsuits that had been filed against us and our directors challenging the proposed sale to Mill Road Capital. The Board also considered matters relating to the merger agreement with Mill Road Capital, including the process and deadlines under its go-shop provisions if Party A chose to make a competing proposal.

On May 28, 2014, Party A sent to PJSC a letter containing a non-binding proposal to acquire 100% of our fully-diluted common shares at a price per share of $21.00 (the “Alternative Proposal”). The Alternative Proposal was made expressly contingent upon Party A’s receipt of additional information from us and its satisfactory completion of due diligence. Party A stated that, if it was given access to such information, it would expect to be ready to sign a definitive agreement within three weeks and estimated that a closing would occur during the first half of September 2014. It also stated that the Alternative Proposal had received all necessary board and other authorizations.

The Alternative Proposal also stated that Party A was prepared to structure the transaction as a merger and to sign a definitive agreement that would include substantially the same terms as the merger agreement with Mill Road Capital, subject to certain exceptions set forth in a memorandum we received from Party A’s counsel. The Alternative Proposal also stated that the transaction would be financed with a combination of equity and debt. The letter included debt commitment letters from Party A’s lenders, which commitment letters were also contingent on the satisfactory completion by the lenders of their due diligence and the satisfaction by Party A of financial covenants.

The Alternative Proposal indicated that no additional conditions or approvals would be required to complete the transaction other than those identified in the merger agreement with Mill Road Capital and that Party A did not anticipate any regulatory conditions or other required approvals except for customary HSR Act approval. In response to the requirement in our May 16 letter that the definitive agreement contain a hell or high water provision, the Alternative Proposal stated as follows:

“We are considering a ‘hell or high water HSR provision’ in the definitive agreement as well as other potential approaches to give the Board sufficient closing certainty; however we need to do some additional work around our anti-trust analysis. We expect to concurrently finalize our HSR review during the period we are finalizing our confirmatory due diligence.”

On May 29, 2014, at the Board’s direction, a representative of PJSC reconfirmed with a representative of Party A that Party A’s written commitment to the hell or high water provision was a precondition to our provision of additional due diligence information and our negotiation of the terms of a definitive agreement.

On May 30, 2014, Party A sent to PJSC a letter addressing the failure of the Alternative Proposal to contain Party A’s commitment to the hell or high water provision. Party A set forth its understanding that, absent the hell or high water provision, the Board may not view the Alternative Proposal as being superior to the Mill Road Capital offer, notwithstanding its 10.5% premium over the price per share offered by Mill Road Capital. The letter recommended that the Board perform additional diligence with respect to the antitrust risk of the Alternative Proposal before making any such determination. The letter indicated that Party A and its counsel were continuing to examine the risk but, based on their review of the data, they believed that the risk was low. The letter also stated Party A’s belief that there were other ways to address the antitrust risk that should be considered and discussed by the Board before it completed its evaluation of the Alternative Proposal.

The Board met on June 2, 2014, with representatives from Vorys in attendance and representatives of PJSC participating by telephone. The Board proceeded to review, discuss and consider the Alternative Proposal, including Party A’s failure to commit to the required hell or high water provision. However, it was noted that Party A had not yet definitively rejected the hell or high water provision.

The Board reviewed, discussed and considered the antitrust considerations and process applicable to a proposed transaction with Party A, including the process the government could follow upon receipt of the parties’ HSR Act filing and the timing applicable to the initial government review of the proposed transaction. The Board also discussed the possibility that, following such initial review, the government could make a “second request” and investigate the proposed transaction. A “second request” would require the parties to furnish additional information to the government and could result in our key customers being contacted by the government. Representatives of PJSC commented that, based on their firm’s recent experience with HSR Act reviews, a government investigation in connection with a “second request” could be expected to delay the closing by six to twelve months, even if the government ultimately concluded that the transaction would not violate the antitrust laws. Finally, the Board considered the possible conditions to governmental approval in the event of an antitrust violation, including requiring Party A to divest assets and/or operations that it already owned and/or that it would acquire in the transaction.

The Board noted that, in order to enter into a definitive agreement with Party A, we would first need to terminate the merger agreement with Mill Road Capital and pay to it a $5 million termination fee. The Board discussed the substantial harm to us and our shareholders that would result if the government, after having engaged in a prolonged investigation, imposed conditions on its approval of the proposed transaction that were not acceptable to Party A. Without an appropriate hell or high water provision, Party A would then be free to terminate the definitive agreement after payment to us of a termination fee. The Company would then be left with no sale transaction, a deflated stock price and a potentially impaired business. Representatives of PJSC explained that the loss to us and our shareholders in such event could exceed $65 million and that representatives of Party A had previously advised that they would not consider a termination fee of even close to that amount. The Board also discussed the danger of providing competitively-sensitive information to Party A with no assurance that the Alternative Proposal would be completed.

The independent directors then met in executive session (after Mr. Tunney and representatives of PJSC were excused from the meeting) and discussed: (i) the fact that the Alternative Proposal offered a $2.00 per share premium over the $19.00 per share price offered by Mill Road Capital; (ii) the antitrust risks presented by the Alternative Proposal; (iii) Party A’s plan for financing the Alternative Proposal; (iv) concerns about providing competitively-sensitive information to a competitor; and (v) the importance of implementing measures to retain key employees between the date of announcement of the Alternative Proposal and the date of its completion given that consummation of the Alternative Proposal would likely result in a reduction in our employee headcount. The independent directors confirmed that, before any further information was provided to Party A, the parties needed to resolve the antitrust issues.

The independent directors engaged antitrust counsel from Vorys to analyze potential antitrust risks associated with the Alternative Proposal and authorized antitrust counsel to retain an economist to assist it. Antitrust counsel indicated it should be able to provide its analysis to the Board by June 13, 2014.

The independent directors reviewed our obligations under the merger agreement with Mill Road Capital following the go-shop process. It was explained that the go-shop period expired on May 31, 2014 and that the Company was permitted, after the expiration of the go-shop period, to continue to provide information to, and to discuss and negotiate the Alternative Proposal with, Party A, but only if certain requirements were met and the Board determined in good faith at the June 2 meeting that Party A was an “excluded party” because the Alternative Proposal was, or could reasonably be expected to result in, a “superior proposal,” as such terms are defined in the merger agreement.

After discussion, the independent directors concluded that, while the Alternative Proposal offered a higher price, it did not yet satisfy the definition of superior proposal because, among other reasons: the Alternative Proposal was not legally binding; there were substantial concerns relating to the antitrust risks of the Alternative Proposal; and both the Alternative Proposal and the related financing commitments were subject to satisfactory completion of due diligence. The independent directors noted that, while Party A was continuing to resist the hell or high water provision, Party A had not yet definitively rejected it and might agree to it after further study and discussions with our antitrust counsel. The independent directors also noted that, after our counsel had completed its review and analysis of, and briefed the Board on, the antitrust risks, the Board might be persuaded that the hell or high water provision was not necessary. The independent directors also believed that it was reasonable to assume that, if the antitrust issue could be satisfactorily resolved, the other issues also could be satisfactorily resolved. As a result, the independent directors determined that (i) the Alternative Proposal could reasonably be expected to result in a superior proposal and (ii) Party A was an excluded party.

On June 2, 2014, we advised Mill Road Capital of these determinations and provided to it a copy of Party A’s Alternative Proposal and related letters, as required by the merger agreement.

On June 3, 2014, we issued a press release and filed with the SEC a Current Report on Form 8-K disclosing (i) the expiration of the go-shop period under the merger agreement, (ii) our receipt of the Alternative Proposal from Party A, (iii) the Board’s determination that the Alternative Proposal could reasonably be expected to result in a Superior Proposal and (iv) the Board’s determination that Party A is an Excluded Party under the merger agreement.

During the first week of June 2014, at the Board’s request, a representative of PJSC spoke on several occasions to representatives of Party A regarding the Board’s concerns about the antitrust risks of the Alternative

Proposal, our ability to retain key employees upon announcement of a transaction with Party A and our providing competitively-sensitive information to Party A. The PJSC representative also advised that, while the Board was still insisting on a hell or high water provision, the Board had engaged counsel to conduct a review and analysis of the antitrust risks of the Alternative Proposal.

On June 4, 2014, the Board received a letter from Mill Road Capital regarding the Alternative Proposal. The letter expressed the belief that the Alternative Proposal was not a superior offer because of the timing and uncertainty risks posed by an antitrust investigation and uncertainties regarding Party A’s financing. On that same date, Mr. Tunney, our CEO, and Mr. Ibarra, our CFO, met in New York with representatives of Mill Road Capital, its lender and other potential participants in the lending group regarding our operations and financial performance.

On June 5, 2014, Party A sent to PJSC a letter that revised the Alternative Proposal in response to some of the concerns raised by the Board. The letter indicated that, in order to alleviate the Board’s concerns about:

•	the provision of sensitive information to Party A, it would remove its request for information that was reasonably determined to be competitively-sensitive, including information regarding the names of vendors and information about specific customer programs or marketing plans;

•	the retention of key employees upon announcement of a transaction with Party A, it would work with us to develop a stay bonus program which would reward employees who remain with us through the completion of the transaction with Party A; and

•	the risk that the Alternative Proposal would not close for antitrust reasons, it would agree to pay a termination fee of $15 million if the transaction was not completed due to a failure to obtain antitrust approval, as well as for the same trigger events included in the merger agreement with Mill Road Capital.

The letter also stated Party A’s view that, after having performed further analysis, the antitrust risk of the transaction was remote but the risk was asymmetric to Party A compared to us. The letter expressed the opinion that the losses to Party A that would result from a government-mandated divestiture of a product line could be catastrophic to Party A, whereas we were not being asked to take a similar “bet the company” risk. Finally, the letter stated Party A’s belief that the 10.5% purchase premium was a significant reward to our shareholders for a small incremental risk that the Alternative Proposal would not close due to antitrust reasons.

On June 6, 2014, at the direction of the Board, representatives of PJSC and Party A discussed Party A’s June 5 letter. Party A reiterated that it could not agree to a hell or high water provision because of the risk that the government could require the divestiture of a product line. The PJSC representative reiterated our position that we needed a hell or high water provision to protect us from the potentially catastrophic losses we could suffer if Party A terminated the definitive agreement because of conditions the government placed on its approval of the Alternative Proposal, but reported that the Board would not make a final decision regarding the hell or high water provision until it had the opportunity to review, discuss and consider antitrust counsel’s report.

Also, on June 6, 2014, the Board met by telephone to discuss Party A’s June 5, 2014 letter and the subsequent discussion between representatives of PJSC and Party A. The directors asked the representative of PJSC whether a breakup fee higher than the $15 million proposed by Party A could mitigate the risk to us. The PJSC representative responded that the trading price of our shares could be expected to drop from $19 to $14 per share or lower if Party A terminated its definitive agreement with us. The resulting $56 million loss of market capitalization (determined by multiplying our 11.2 million outstanding common shares by a $5 per share drop in trading price), the $5 million termination fee payment to Mill Road Capital and the $5 million estimated other costs of the transaction could result in a total loss to us and our shareholders of over $65 million. The PJSC representative reminded the Board that a representative of Party A, when asked, had stated that Party A would not consider a termination fee that even approached that amount.

The Board also discussed whether Party A would consider a modified hell or high water provision. The PJSC representative was told that Party A had concluded that, in the event the government determined that the Alternative Proposal would otherwise cause an antitrust violation, the government was likely to require the divestiture of a product line and, as a result, a modified hell or high water provision would not work for Party A. The Board confirmed that it needed to review, discuss and consider antitrust counsel’s report so that it could evaluate the antitrust risk and whether there were any alternatives to a hell or high water provision.

Mr. Tunney also updated the Board regarding the meetings in New York on June 4 and confirmed that, to date, neither he nor any other member of the management team had engaged in any discussions with Mill Road Capital regarding such member’s compensation, including any equity participation opportunity, following completion of the merger.

On June 12, 2014, we filed with the SEC our initial preliminary proxy statement for our pending merger with Mill Road Capital, including our Board’s recommendation that our shareholders vote to adopt the merger agreement with Mill Road Capital.

On June 13, 2014, the Board received a written report of antitrust counsel’s analysis regarding the Alternative Proposal.

On June 16, 2014, the Board held a telephonic meeting to review, discuss and consider antitrust counsel’s analysis regarding the Alternative Proposal and to respond to Party A’s June 5 letter. Our counsel and representatives from PJSC participated in the meeting.

The antitrust report was discussed in detail. The Board again reviewed, discussed and considered the government’s process and the timing for completion of the process, including the type and scope of any investigation that the government might undertake, and the analysis that the government could perform after it had gathered the facts.

The independent directors then went into executive session with counsel (Mr. Tunney and representatives from PJSC left the call). The independent directors reviewed, discussed and considered their fiduciary duties under Ohio law. The independent directors further discussed the antitrust analysis and asked questions of counsel. They considered and assessed the risk that there could be a prolonged governmental investigation and the potentially catastrophic harm that such delay could cause to our business. They also considered and assessed the risk that the government could require a divestiture, in which event Party A would have the right, in the absence of a hell or high water provision, to terminate the definitive agreement with us. After considering the antitrust analysis, the independent directors determined that an antitrust risk existed. They weighed the $2.00 per share premium and the $15 million termination fee offered by Party A against the potential damage to us and our shareholders if Party A terminated the definitive agreement rather than implement a government-imposed divestiture. They also assessed the substantial synergies that our management believed that Party A would realize from the transaction and the resulting value that Party A would receive from the transaction. They also evaluated Party A’s unwillingness to assume the antitrust risk, despite the value it would receive if the transaction were completed and despite its contention that the antitrust risk was so remote that we should assume it. The independent directors did not merely accept Party A’s conclusion that the risk of an adverse antitrust determination was asymmetric to Party A as compared to us because such determination would potentially be catastrophic for Party A. Rather, the independent directors conducted their own analysis and concluded that the harm to us of an adverse antitrust determination also could be catastrophic.

Following that discussion, the independent directors directed PJSC to advise Party A that we would require a hell or high water provision in any definitive agreement with Party A. The independent directors noted that the transaction with Mill Road Capital was not subject to antitrust review, making it extremely likely it could be completed in the third quarter of calendar 2014. Accordingly, the independent directors determined that, unless

Party A agreed to include a hell or high water provision in the definitive agreement, it would be in the best interests of R. G. Barry and our shareholders to proceed with the Mill Road Capital merger.

On the morning of June 17, 2014, at the Board’s direction, a representative of PJSC spoke with representatives of Party A to report that, after having reviewed, discussed and considered the antitrust analysis of our counsel, the Board had determined that the hell or high water provision was necessary to mitigate the antitrust risks that we would otherwise assume under the Alternative Proposal. Party A’s representative responded that, for the reasons discussed in its June 5, 2014 letter, Party A would not agree to the hell or high water provision. The PJSC representative offered to have our antitrust counsel discuss its analysis with Party A’s antitrust counsel, but such offer was rejected on the basis that such analysis would not change Party A’s decision.

The independent directors met during the evening of June 17, 2014 for the purpose of considering Party A’s definitive refusal to agree to the hell or high water provision. Mr. Tunney did not attend the meeting. Following discussion, the independent directors determined that (i) the Alternative Proposal was no longer reasonably expected to result in a superior proposal and (ii) Party A no longer qualified as an excluded party.

After the June 17 meeting, we advised Mill Road Capital of the Board’s determinations.

On June 18, 2014, we issued a press release and filed with the SEC a Current Report on Form 8-K disclosing the Board’s determinations and reporting that there were no other excluded parties. We also announced that we were continuing to work toward completing the merger with Mill Road Capital and that we expected to hold a shareholder meeting to vote on the adoption of the merger agreement during the third quarter of calendar 2014. We further confirmed that the Board had not changed its recommendation that our shareholders vote to adopt the merger agreement with Mill Road Capital.

The Board’s Reasons for the Merger

The Board, at a special meeting held on May 1, 2014, unanimously:

•	determined that the merger agreement and the merger were advisable and in the best interests of our shareholders and that the merger consideration is fair to the shareholders;

•	approved the merger agreement; and

•	voted to recommend that our shareholders vote in favor of the adoption of the merger agreement.

In evaluating the merger, the Board consulted with our management as well as our legal and financial advisors. The Board was aware of and/or considered various material factors, such as our business and prospects, the risks and challenges we face, and the terms and conditions of the merger agreement and the transactions contemplated thereby, that are discussed in further detail below. In the view of the Board, these factors support its determination that the merger is advisable and in the best interests of our shareholders and that the merger consideration is fair to the shareholders.

In reaching its determination, the Board was aware of and/or considered the following factors as generally supporting its decision to approve the merger agreement and to recommend the adoption of the merger agreement by our shareholders:

•	the fact that the Board was informed thoroughly and on several occasions by Vorys, our legal counsel, regarding the fiduciary duties of the members of the Board under applicable Ohio law;

•

the current and historical market prices of our common shares, including the fact that the $19.00 per share cash merger consideration represents a premium of approximately 13.0% over the $16.82 per share closing price of our common shares on the NASDAQ Global Market on September 10, 2013, the

last full trading day before announcement of Mill Road Capital’s initial unsolicited, nonbinding proposal to acquire R. G. Barry on September 11, 2013;

•	the fact that the $19.00 per share merger consideration represents a premium of approximately 18% compared to the 30-day average closing price of our common shares prior to the announcement of Mill Road Capital’s initial, non-binding proposal on September 11, 2013 and is approximately 67% higher than the 52-week low and approximately 6% higher than the 52-week high price of our common shares, prior to such announcement;

•	the fact that, since September 11, 2013, our common shares had traded at a significant discount to Mill Road’s initial non-binding proposal, indicating to the Board that our shareholders generally discounted the likelihood that an offer would be made at a higher price;

•	the fact that nearly eight months had elapsed between the September 11, 2013 public announcement that Mill Road Capital had submitted its initial non-binding proposal to acquire us and the May 1, 2014 execution of the merger agreement, during which period no alternative proposals emerged to acquire us, all or a substantial part of our assets or a controlling amount of our common shares;

•	the belief, based on discussions and negotiations between PJSC and Mill Road Capital, that the $19.00 per share merger consideration was Mill Road Capital’s best and final offer in light of recent developments with respect to our business and prospects;

•	the fact that our net sales, gross profit, EBITDA and net earnings have declined each fiscal year since fiscal 2012, as reflected in the following table (in millions of dollars):

	Fiscal 2012	Fiscal 2013	Fiscal 2014*
Net sales	$155.9	$147.0	$142.0
Gross profit	67.2	63.9	63.1
EBITDA	27.2	25.0	23.2
Net earnings	14.5	13.3	12.3

*	The fiscal 2014 amounts are projections prepared by our management as of April 22, 2014 and were used by the Board in considering the advisability of the merger. See “THE MERGER—Projected Financial Information,” beginning at page 52.

•	the belief, based on senior management’s current forecasts and our results of operations for the second and third quarters of fiscal 2014, that it is unlikely that all of such financial metrics will return to 2012 levels until fiscal year 2015, assuming we are able to successfully implement our acquisition plan, or until subsequent fiscal years, if we are unable to do so;

•	the belief that, unless we are able to implement successfully a variety of acquisition and other strategic initiatives, achieve operating margin and net sales growth greater than our forecasts and/or experience an increase in the current trading multiple of our shares, our share price is not likely to reach the value of the merger consideration over the next four years;

•	the belief that, due to the low growth rate of our core business and the uncertainty regarding the sustainability of our operating margins, our share price is not likely to reach the value of the merger consideration over the next four years;

•	based on an understanding of our business, financial condition, results of operations, competitive position, business strategy, strategic alternatives and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and industry, economic and market conditions, both on a historical and on a prospective basis, the belief that our shareholders will likely realize greater value from the merger consideration than the value they would realize over the next four years, in the event that we remained independent or pursued other alternatives;

•	based on a review of possible alternatives to a sale of our Company, including the prospects of continuing to operate our Company in accordance with our existing business plan or undertaking a share buyback program, a recapitalization or other strategic initiatives, the potential value to our shareholders of such alternatives and the timing and likelihood of actually achieving additional value for shareholders from these alternatives, the belief that none of these alternatives, on a risk-adjusted basis, is reasonably likely to create as much value for our shareholders over the next four years as the merger consideration;

•	PJSC’s opinion and financial presentation as to the fairness, from a financial point of view, of the merger consideration to our shareholders, as more fully described below under the caption “THE MERGER—Opinion of Peter J. Solomon Company L.P.” beginning on page 45;

•	based on the debt commitment that Mill Road Capital has received from GCI Capital Markets LLC that has limited conditions to closing, most of which will be satisfied if the conditions to closing in the merger agreement are satisfied, and the equity capital contribution that Mill Road Capital has guaranteed to us, the belief that it is likely that Mill Road Capital can complete the merger on a timely basis and on the agreed-upon terms;

•	the fact that the merger consideration consists solely of cash, which provides certainty of value to our shareholders and does not expose them to any future risks related to the business (including the various risks we have disclosed in our SEC filings), as compared to a transaction in which our shareholders receive shares or other securities, or as compared to remaining independent;

•	the costs, risks and uncertainties associated with continuing to operate as a public company (including costs and expenses related to legal, accounting, transfer agent, printing and filing fees, which could adversely affect our financial performance and the value of our common shares);

•	the belief that the economic interests of each director on the Board with respect to the merger are aligned with those of our shareholders generally, because members of the Board own, in the aggregate, 485,054 common shares, options and other restricted share units;

•	the fact that any of our shareholders who dissent from the merger will have dissenting shareholders’ rights under Ohio law, as described in the section entitled “THE MERGER—Dissenting Shareholders’ Rights” beginning on page 63;

•	the terms of the merger agreement, as reviewed by the Board with our legal advisors and PJSC, including:

•	the belief that the merger agreement provides sufficient operating flexibility for us to conduct our business in the ordinary course, without unreasonable interference from Mill Road Capital, between the signing date of the merger agreement and the completion of the merger;

•	the fact that, if the merger is not completed because Mill Road Capital is unable to obtain financing and certain other conditions are met, we will be entitled to receive a $5,000,000 termination fee from Mill Road Capital;

•	the absence of a financing condition in the merger agreement;

•	the fact that MRGB Hold Co. had, as of the signing of the merger agreement, obtained committed equity financing from Mill Road Capital that, together with the debt financing Mill Road Capital proposes to obtain and our cash on hand, will enable it to pay the merger consideration and other transaction costs;

•	MRGB Hold Co.’s obligation to use commercially reasonable efforts to assist in the arrangement and consummation of the debt financing on the terms and conditions described in the debt commitment letter (as described in further detail under “THE MERGER AGREEMENT—Debt Commitment; Covenants, Representations and Warranties of MRGB Hold Co. Relating to the Financing” beginning on page 81);

•	MRGB Hold Co.’s agreement to use commercially reasonable efforts to cause the lenders and the other persons providing the debt financing to fund the debt financing on the closing date if all conditions in the debt commitment letter have been satisfied or, upon funding, will be satisfied;

•	MRGB Hold Co.’s obligation to use commercially reasonable efforts to obtain alternative debt financing from alternative sources (as promptly as practicable) in the event the debt financing becomes unavailable on the terms and conditions contemplated in Mill Road Capital’s debt commitment letter with GCI Capital Markets LLC, on terms that are not less favorable to MRGB Hold Co. or the Surviving Corporation;

•	the belief that the conditions required to be satisfied prior to completion of the merger are likely to be satisfied in the ordinary course of business and the corresponding likelihood that the merger will be completed on a timely basis;

•	the Board’s ability to withdraw or modify its recommendation that our shareholders vote in favor of adoption of the merger agreement if, and to the extent, the Board determines in good faith, after consultation with legal counsel, that failing to take such actions would result in a breach of the Board’s fiduciary duties;

•	the Board’s ability to initiate and solicit alternative takeover proposals from third parties during a 30-day go-shop period, and furnish information to and engage in discussions and negotiations with third parties, under certain circumstances (as more fully described in “THE MERGER AGREEMENT—Go-Shop; No Solicitation; Change in Board Recommendation” beginning on page 74), thereby granting us the opportunity to find potential buyers that might be willing to pay more for our outstanding common shares than Mill Road Capital;

•	the Board’s ability to consider, and under certain conditions, to accept, a superior proposal from a competing bidder in order to comply with the Board’s fiduciary duties, and our corresponding right to terminate the merger agreement upon our payment of a $5,000,000 termination fee to Mill Road Capital in order to enter into a definitive agreement providing for a superior proposal; and

•	the terms and conditions of the voting agreement between us and Mill Road Capital, whereby Mill Road Capital has agreed to vote the 1,093,189 of our common shares over which it has voting power in favor of the adoption of the merger agreement;

•	the belief, after consultation with our advisors, that the requirements that (i) we pay a $5,000,000 termination fee under certain circumstances and (ii) a takeover proposal be deemed “superior” to Mill Road Capital’s offer only if the consideration payable to our shareholders is at least $0.50 per share higher than the merger consideration to be paid by Mill Road Capital, are reasonable and not likely to preclude a superior proposal from a competing bidder; and

•	the belief that, because Mill Road Capital is a financial buyer, it is likely to be dependent upon our employees for its future success, will be more likely to treat our employees fairly and incentivize them to perform.

In addition, the Board considered a number of potential negative factors in its deliberations concerning the merger, including the following:

•	the non-solicitation provisions of the merger agreement that arise after the expiration of the go-shop period and that restrict our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire us, and the fact that, upon termination of the merger agreement under certain specified circumstances, we will be required to pay a $5,000,000 termination fee to Mill Road Capital, which could theoretically have the effect of potentially discouraging alternative proposals for a business combination with us;

•	the fact that the merger may not be completed unless and until specified conditions are satisfied or waived, as summarized in “THE MERGER AGREEMENT—Conditions to Closing of the Merger” beginning on page 87;

•	the fact that the merger may not be completed unless sufficient debt financing is obtained by Mill Road Capital, which is believed to be likely but is not guaranteed because such debt financing will be provided by a third party and the third party’s obligation to provide such financing is subject to the satisfaction or waiver of specified conditions, as described in “THE MERGER AGREEMENT—Debt Commitment; Covenants, Representations and Warranties of MRGB Hold Co. Relating to the Financing” beginning on page 81;

•	the fact that, although the Board expects the merger to be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, the merger may not be completed, even if the merger agreement is adopted by our shareholders;

•	the risk of non-completion of the merger as a result of the failure to obtain the affirmative vote of shareholders representing a majority of our issued and outstanding common shares as of the record date;

•	the potential risk and costs to us if the merger does not close, including the (i) potential distraction of employee and management attention during the pendency of the transaction, (ii) employee attrition, (iii) the possible impact on customer and vendor relationships, and (iv) the impact that the failure of the merger to close could have on the trading price of our common shares, our operating results (including the costs incurred in connection with the transactions) and our ability to maintain and grow sales;

•	the fact that gains from the all-cash merger consideration are generally taxable to shareholders for U.S. federal income tax purposes, as described in “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 62;

•	the fact that the all-cash merger consideration, while providing certainty of value, would not allow our shareholders to participate in any future appreciation of R. G. Barry after the merger;

•	the fact that the 9.8% ownership stake of Mill Road Capital may make a competing third-party offer at a value in excess of the merger consideration offered by Mill Road Capital less likely than if such ownership stake did not exist;

•	the substantial expenses we have incurred and expect to incur in connection with the merger, including in connection with litigation resulting from the announcement or pendency of the merger;

•	the potential of shareholder suits or other litigation relating to the proposed merger and the associated costs, burdens and inconvenience involved in defending those proceedings; and

•	the fact that the merger agreement restricts our ability to engage in certain activities between the signing date of the merger agreement and the completion of the merger, and that these restrictions could prevent us from taking advantage of business opportunities, such as potential acquisitions, which would be advisable if we were to remain an independent company.

In reaching its determination to approve the merger agreement and to recommend the adoption of the merger agreement by our shareholders, the Board was also aware of, and considered, certain interests of our directors and executive officers in the merger that are different from, or in addition to, the interests of our shareholders generally and that these interests may create potential conflicts of interest. These different or additional interests are described in “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger” beginning on page 54 and include interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. Except for the employment agreements and equity and equity-based awards described under “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Change in Control Agreements,” we are not aware of any employment, equity contribution or other agreement, arrangement or understanding that existed as of the date of this proxy statement between any of our executive officers or directors, on the one hand, and our Company, MRGB Hold Co. or MRVK Merger Co., on the other hand.

This summary is not meant to be an exhaustive list and description of the information and factors considered by the Board but is believed to address the material information and factors considered by the Board. In view of the wide variety of factors considered by the Board in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, in considering the factors discussed above, individual directors may have given different weights to different factors. After taking into consideration all of the factors set forth above as a whole, as well as other factors not specifically described above, the Board concluded that the merger is advisable and in the best interests of our shareholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Recommendation of R. G. Barry’s Board of Directors

At its meeting on May 1, 2014, after due consideration, the Board unanimously approved the merger agreement and recommended that our shareholders vote “FOR” the adoption of the merger agreement.

Opinion of Peter J. Solomon Company L.P.

Approximately six weeks after Mill Road Capital’s initial, non-binding offer to acquire us, the Committee retained PJSC to act as its financial advisor in connection with the merger, after interviewing and engaging in lengthy discussions with three investment banking firms. The Committee selected PJSC based on its qualifications, expertise, reputation and knowledge of our business and affairs and its experience in the industries in which we operate. When and to the extent that the Board deemed it appropriate and useful to obtain PJSC’s input, representatives of PJSC were invited to participate in meetings of the Board relating to the Proposal and any alternatives, but were asked to leave a meeting before legal advice was given so as to preserve the attorney-client privilege.

On May 1, 2014, at a meeting of the Board held to evaluate the merger, PJSC delivered to the Board an oral opinion confirmed by delivery of a written opinion dated May 1, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the $19.00 per share merger consideration to be received by holders of Company common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) was fair, from a financial point of view, to such shareholders.

The full text of PJSC’s written opinion, dated May 1, 2014, to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. The following summary of PJSC’s opinion is qualified in its entirety by reference to the full text of the opinion. PJSC delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such). PJSC’s opinion did not address any aspect of the merger except as expressly identified in its opinion and it did not express any opinion or view as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to our underlying business decision to proceed with or effect the merger. PJSC’s opinion also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter.

In arriving at its opinion, PJSC, among other things:

•	reviewed certain publicly available financial statements and other information concerning our Company;

•	reviewed certain internal financial statements and other financial and operating data concerning our Company, prepared and provided to PJSC by our management;

•	reviewed certain financial projections for our Company, prepared and provided to PJSC by our management;

•	discussed the past and current operations, financial condition and prospects of our Company with our management;

•	reviewed the reported prices and trading activity of our common shares;

•	compared our financial performance and condition and the reported prices and trading activity of our common shares with that of certain other publicly traded companies that PJSC deemed relevant;

•	reviewed publicly available information regarding the financial terms of certain transactions that PJSC deemed relevant, in whole or in part;

•	participated in certain discussions among management and other representatives of each of MRGB Hold Co. and R. G. Barry;

•	reviewed draft copies of the merger agreement, the voting agreement (between R. G. Barry and Mill Road Capital) and the sponsor guarantee (between R. G. Barry and Mill Road Capital), each dated as of April 30, 2014; and

•	performed such other analyses as PJSC deemed appropriate.

In performing its analyses, PJSC relied on numerous assumptions made by our management and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond our control. Any estimates contained in PJSC’s analyses are not necessarily indicative of our future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, of the consideration to be received by holders of common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) and were provided to the Board in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither we nor PJSC, nor any other person, can guarantee that our future results or actual values will not differ materially from those indicated in PJSC’s analyses.

In arriving at its opinion, PJSC assumed and relied upon the accuracy and completeness of the information it received from us and reviewed for the purposes of its opinion, and PJSC did not assume any responsibility for independent verification of such information, relying on such information being complete and correct. PJSC relied on our management’s assurances that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to PJSC’s opinion. With respect to the financial projections we provided to PJSC, PJSC assumed that the financial projections were reasonably prepared on bases reflecting Company management’s reasonable best estimates and judgments of our future financial performance at the time they were prepared. PJSC did not conduct a physical inspection of our facilities or property. PJSC did not assume any responsibility for any independent valuation or appraisal of our assets or liabilities, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

PJSC assumed that the final forms of the merger agreement and the voting agreement and sponsor guarantee would be substantially the same as the last drafts thereof reviewed by PJSC on April 30, 2014, prior to delivering the opinion, and the final execution versions thereof would not vary in any respect material to PJSC’s analysis. PJSC also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Company common shares in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us or the contemplated benefits of the merger. PJSC further assumed that all representations and warranties set forth in the merger agreement are and will be true and correct as of the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such parties thereunder as set forth in the merger agreement.

PJSC’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, April 30, 2014, one business day before the day the opinion was delivered. In particular, PJSC did not express any opinion as to the prices at which Company common shares may trade at any future time. Furthermore, PJSC’s opinion did not address our underlying business decision to undertake the merger, and PJSC’s opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to us. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in the opinion. PJSC did not express a view to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of persons, relative to the consideration to be received by the holders of the common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) pursuant to the merger agreement.

In arriving at PJSC’s opinion, PJSC was not authorized to solicit, and did not solicit on or prior to May 1, 2014, interest from any party, other than MRGB Hold Co., with respect to a merger or other business combination transaction involving us or any of our assets.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the Board on May 1, 2014 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Selected Publicly Traded Company Analysis

PJSC reviewed and compared selected financial information concerning us with similar information using publicly available information of the following publicly traded companies that share similar business characteristics to us or our operating segments, and that PJSC deemed relevant, including publicly traded companies selected as operating in those business segments similar to the business segments in which we operate:

•	Steven Madden, Ltd.

•	Skechers USA Inc.

•	Crocs, Inc.

•	Weyco Group Inc.

•	Rocky Brands, Inc.

These companies are referred to herein as the “selected companies”.

PJSC calculated and compared various financial multiples and ratios, including, among other things:

•

the enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected companies based on closing share prices on May 1, 2014, as a multiple of: (i) net sales, (ii) earnings before interest and taxes, excluding non-recurring items (“EBIT”), as calculated from publicly reported data and (iii) estimated earnings before interest, taxes, depreciation and amortization, excluding non-recurring items (“EBITDA”), as calculated from publicly reported data, in each case for each of the selected companies for each of the latest twelve months (“LTM”), from the latest month of information available to PJSC as of May 1, 2014, and for calendar years 2014 and 2015 from the median of Wall Street analysts’ estimates as reported by Thompson Reuters on May 1, 2014, as applicable.

•	the most recent share price of the selected companies as a multiple of earnings per share (“EPS”), for the LTM ended May 1, 2014, and calendar years 2014 and 2015, as applicable, based upon (i) the closing share prices as of May 1, 2014 and (ii) the median of Wall Street analysts’ estimates for the EPS of the selected companies for calendar years 2014 and 2015, as reported by Thomson Reuters on May 1, 2014.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies as of May 1, 2014, PJSC developed the following reference ranges of trading valuation multiples and ratios for the selected companies; the table below also sets forth the median multiples for the selected companies, as well as the multiples for the Company (using the Company’s closing share price on September 10, 2013, one day before the Proposal):

Enterprise Value as a Ratio of:	Range of Multiples	Median (Selected Companies)	R.G. Barry
LTM Net Sales	0.9x – 1.1x	0.9x	1.4x
LTM EBITDA	7.5x –10.0x	8.5x	8.7x
Calendar Year 2014 EBITDA Projected	6.5x – 9.0x	9.1x	8.4x
LTM EBIT	10.0x –11.5x	11.0x	10.0x
Calendar Year 2014 EBIT Projected	10.0x –12.0x	11.2x	9.8x

Share Price as a Multiple of:	Range of Multiples
LTM EPS	14.0x –18.0x	16.4x	15.4x
Calendar Year 2014 EPS Projected	12.0x –19.5x	16.2x	15.9x
Calendar Year 2015 EPS Projected	10.5x –16.5x	14.3x	16.7x

For the purposes of the selected public company analysis, PJSC used those financial results we reported in our public filings for the fiscal year ending June 29, 2013, certain financial results prepared by our management for the LTM period ending March 29, 2014 (as adjusted as explained below), and certain financial forecasts prepared by our management for the fiscal years ending June 29, 2014 (as adjusted as explained below) and June 28, 2015, prepared as described in “THE MERGER—Projected Financial Information” beginning on page 52. For the financial results prepared by our management for the LTM period ending March 29, 2014, PJSC used an adjustment prepared with the guidance of our management to exclude the following non-recurring items: (i) $700,000 in expenses related to the Proposal and (ii) a $2.4 million gain from our receipt of insurance proceeds payable on the death of Mr. Zacks, our former Chairman; and, for the financial forecasts prepared by our management for the fiscal year ending June 29, 2014, PJSC used an adjustment prepared with the guidance of our management to exclude the following non-recurring items: (i) $1.3 million in expenses related to the Proposal and (ii) the $2.4 million insurance gain.

Using the reference ranges described above, PJSC estimated ranges of the implied equity value per share and applied them to our corresponding projected financial metrics as of the end of our fiscal year on June 29, 2014, both excluding and including a “control premium.” For these purposes, PJSC used a control premium of 33%, which reflects the median premium paid in certain cash transactions selected based on PJSC’s professional judgment.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data described above, PJSC selected a valuation range for the common shares of $12.50 – $20.00 excluding a control premium, and a valuation range for the common shares of $16.63 – $26.60 including a control premium, in each case compared to the $19.00 per share merger consideration to be received by holders of the common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger.

No company used in this analysis is identical to us. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which we were compared.

Selected Precedent Transactions Analysis

PJSC reviewed and compared selected publicly available financial information relating to the following twelve selected transactions announced between July 19, 2010 and May 14, 2013, which transactions generally were selected because they were transactions involving companies operating in similar segments and experiencing similar sector trends as compared to us, or transactions that PJSC, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the transaction:

Announcement Date	Acquirer	Target
May 2013	Galaxy Brand Holdings	Avia and Nevados
January 2013	E. Land World	K-Swiss
November 2012	Apax Partners	Cole Haan
February 2012	KCP Holdco (Kenneth Cole)	Kenneth Cole Productions
December 2011	Li & Fung	Hang Ten Group Holdings
December 2011	Searchlight Capital Partners	Hunter Boot Ltd.
June 2011	Jones Apparel Group	Kurt Geiger Limited
May 2011	Deckers Outdoor Coporation	Sanuk
April 2011	Gildan Activewear	GoldTowMoretz
February 2011	Brown Shoe	American Sporting Goods
June 2010	Brown Shoe	Edelman Shoes Inc.
July 2010	AEA Investors	Shoes for Crews

These transactions are referred to herein as the “selected precedent transactions.”

PJSC calculated and compared various financial multiples and ratios, including, among other things, enterprise value (which represents equity value plus book values of total debt, including preferred stock and minority interest less cash) of the selected precedent transactions, as a multiple of the target companies’: (i) net sales and (ii) EBITDA, as calculated from publicly reported data, in each case for each of the companies above for the LTM period ending prior to the date of the announcement.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected precedent transactions and PJSC’s analysis of such data, PJSC developed the following reference ranges of precedent transaction valuation multiples and ratios for the selected precedent transactions; the table below also sets forth the median multiples for the selected precedent transactions:

Enterprise Value as a Ratio of:	Range of Multiples	Median (Selected Transactions)
LTM Net Sales	0.6x – 1.3x	1.1x
LTM EBITDA	7.0x – 9.0x	8.7x

For the purposes of the selected precedent transactions analysis, PJSC used the financial results we reported in our public filings for the fiscal year ending June 29, 2013, and certain financial results prepared by our management for the LTM period ending March 29, 2014, in each case as well as certain adjustments thereto prepared with the guidance of our management.

Based on PJSC’s professional judgment and after taking into consideration, among other things, the observed data measured across all identified valuation multiples and ratios for the selected precedent transactions and PJSC’s analysis of such data, PJSC selected a valuation range for our common shares of $16.00 – $20.00, compared to the $19.00 per share merger consideration to be received by holders of the common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger.

No company, business or transaction used in this analysis is identical to our Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which our Company and the merger were compared.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis of our projected future cash flows by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that we were forecasted to generate during the period beginning on June 29, 2014 through the full fiscal year ending June 29, 2018, based on (i) the financial projections prepared by our management and (ii) additional financial projections prepared by PJSC which apply the financial impact of two illustrative hypothetical acquisitions we could make, the profiles of which were developed by our management and provided to PJSC, to the financial projections prepared by our management. These financial projections are disclosed in “THE MERGER—Projected Financial Information” beginning on page 52. PJSC believed it appropriate to utilize a range of terminal values from 6.5x to 8.5x for our Company, applied to our estimated EBITDA for the fiscal year ending June 29, 2018. PJSC derived these terminal values from historical trading valuation multiples for the Company and the trading valuation multiples developed by PJSC in its selected publicly traded company analysis. The cash flows and terminal values were then discounted to present value as of June 29, 2014, using discount rates ranging from 11.0% to 13.0%, which range was selected based on PJSC’s professional judgment and after taking into consideration, among other things, an estimate of our weighted average cost of capital. Based on this data, PJSC selected a valuation range for our common shares of $16.00 – $20.00, compared to the $19.00 per share merger consideration to be received by holders of our common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger and, when including the financial impact of the illustrative potential acquisitions as provided by management, PJSC selected a valuation range for our common shares of $14.00 – $20.00, compared to the $19.00 per share merger consideration to be received by holders of our common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger.

Present Value of Future Stock Price Analysis

PJSC performed an illustrative analysis of the implied present value of future prices for each of our common shares based on a range of multiples selected from a review of the companies referred to in the section above titled “Selected Publicly Traded Company Analysis” and the projected earnings per common share for the fiscal years ending June 29, 2014 through June 29, 2018 from financial forecasts prepared by our management (as disclosed in “THE MERGER—Projected Financial Information” beginning on page 52) to calculate future share prices at each multiple for each such fiscal year including forecasts that included the financial impact of the aforementioned illustrative potential acquisitions to be made by us (as provided by our management). The future per share prices of our common shares were then discounted to present values utilizing discount rates of 11.0% and 15.0%, reflecting an estimate of our cost of equity. In order to illustrate total value to shareholders, PJSC incorporated the present value of a $0.40 annual dividend every year in each fiscal year beginning with the fiscal year 2014 through fiscal year 2018. The values of these dividends were discounted to the present value utilizing the discount rates of 11.0% and 15.0%, reflecting an estimate of our cost of equity. Based on the addition of the present value of future share prices and present value of future dividends, PJSC selected a valuation range for Company common shares of $10.00 – $15.00, compared to the $19.00 per share merger consideration to be received by holders of our common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger and, when including the financial impact of illustrative potential acquisitions as provided by management, PJSC selected a valuation range for our common shares of $12.50 – $18.00, compared to the $19.00 per share merger consideration to be received by holders of our common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger.

Other

PJSC reviewed the historical closing trading prices, the date and volumes for our common shares for the one-year period ended September 10, 2013, immediately prior to the announcement of the initial, non-binding offer. PJSC noted that this review of historical share trading is not a valuation methodology but was presented for informational purposes.

Date	Closing Share Price
9/10/13 (last trading date prior to the announcement of the Mill Road Capital proposal to acquire our Company)	$16.82
52-Week Low (prior to 9/10/13)	$11.36
52-Week High (prior to 9/10/13)	$17.97

Miscellaneous

In arriving at PJSC’s conclusion with respect to the fairness, from a financial point of view, of the merger consideration to be received by holders of our common shares (other than shares to be cancelled pursuant to Section 2.1(b) of the merger agreement and any Dissenting Shares) in connection with the merger, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its conclusion (as summarized below), PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion. In addition, PJSC may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJSC’s view of our actual value.

The per share merger consideration was determined through negotiations between us and MRGB Hold Co., and was approved by the Board. PJSC did not recommend any specific consideration to the Board or that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Board. As described above, PJSC’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or per share merger consideration.

Conclusion

The Board retained PJSC based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. During the two years preceding the date of PJSC’s written opinion, PJSC had not been engaged by or received any compensation from us, Mill Road Capital or any other parties to the merger (other than amounts that were paid to PJSC under the engagement letter pursuant to which PJSC was retained as financial advisor to the Board in connection with the potential merger). Under the terms of PJSC’s engagement letter, dated October 23, 2013, we have agreed to pay PJSC for its services in connection with the merger certain fees. Contingent on the consummation of the merger, PJSC will be entitled to receive from us at the closing a transaction fee of approximately $3,500,000, less the $750,000 fee it was paid following delivery of its opinion and the $450,000 retainer fees it was paid following the commencement of its engagement. We also have agreed to reimburse PJSC for its reasonable and documented out-of-pocket expenses (including any reasonable fees and disbursements of PJSC’s counsel) incurred in connection with PJSC’s engagement, and to indemnify PJSC and its affiliates, and their respective directors, officers, members, partners, controlling persons, agents and employees against specified liabilities.

Based upon and subject to the foregoing analysis and qualifications, PJSC concluded that the $19.00 per share merger consideration to be received by holders of Company common shares was fair, from a financial point of view, to such holders.

Projected Financial Information

As described under “THE MERGER—Background of the Merger,” we provided Mill Road Capital with non-public financial projections prepared by our senior management as of April 22, 2014. These financial projections were also provided to PJSC, our financial advisor, as described under “THE MERGER—Opinion of Peter J. Solomon Company L.P.” beginning on page 45. In connection with its analysis and at our request, PJSC also prepared additional financial projections which apply the financial impact of two illustrative hypothetical acquisitions made by us, the profiles of which were developed by our management and provided to PJSC, to the financial projections prepared by our senior management. We do not, as a matter of course, make public projections as to future performance or earnings, and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to Mill Road Capital and/or PJSC.

You should note that these financial projections constitute forward-looking statements. See “FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE” beginning on page 16. Except as otherwise indicated, this information does not reflect changes in general business and economic conditions since the date of preparation, or that may occur in the future that we did not anticipate at the time we prepared this information.

We advised Mill Road Capital that the financial projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. The projections set forth below do not reflect any of the effects of the merger or other alternatives to a sale of our Company. In particular, these forward-looking statements were prepared on the assumption that we remain a publicly-traded company and were based on numerous other assumptions that management believed were reasonable at the time, but have not been updated to reflect current market and industry conditions. These projections were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes. You should not regard the inclusion of these projections in this proxy statement as an indication that we, Mill Road Capital or any of our respective affiliates or representatives considered or consider the projections to be necessarily predictive of actual future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially better or worse than those contained in the projections. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of us, Mill Road Capital or any of our respective affiliates or representatives has made or makes any representations to any person regarding our anticipated performance, as compared to the information contained in the projections.

The financial projections were the responsibility of and prepared by or, in the case of the financial statements that include the impact of the illustrative hypothetical transactions, on behalf of our senior management. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the financial projections. The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these financial projections or to make other projections public in the future.

The financial projections prepared by our senior management as of April 22, 2014 are set forth below (in millions of dollars):

Income Statement	2014	2015	2016	2017	2018
Net sales	$142.0	$145.9	$159.8	$167.7	$178.4
Gross profit	63.1	64.8	72.2	76.2	81.5
Selling, general and administrative expenses	(44.1)	(46.4)	(51.4)	(53.8)	(56.3)

Operating profit	19.0	18.4	20.7	22.5	25.2
Non-operating income	0.9	1.0	0.8	1.1	1.1

Income before tax	19.9	19.4	21.6	23.5	26.3
Income tax expense	(7.6)	(7.6)	(8.3)	(9.1)	(10.2)

Net earnings	12.3	11.9	13.2	14.4	16.2

Balance Sheet	2014	2015	2016	2017	2018
Assets:
Cash	$39.3	$50.3	$47.3	$59.0	$71.6
Accounts receivable	16.6	17.2	15.7	16.4	17.5
Inventory	31.5	22.5	28.8	30.3	32.3
Prepaid and other assets	0.9	1.0	0.7	0.7	0.8
Deferred tax assets	2.6	2.6	2.6	2.6	2.6

Current Assets	$90.8	$93.7	$95.0	$109.0	$124.8
Net property, plant and equipment	4.1	3.8	3.9	3.9	3.9
Goodwill	15.6	15.6	15.6	15.6	15.6
Non-Current Deferred Tax Asset	0.2	(0.3)	1.3	1.3	1.3
Other intangible assets	19.6	19.0	19.2	17.5	15.9

Total Assets	$130.3	$131.8	$135.1	$147.3	$161.5

Liabilities:
Current installment of long-term debt	$4.3	$4.3	$—	$—	$—
Accounts payable	11.3	8.3	11.8	12.4	13.1
Accrued expenses	3.1	3.3	4.6	4.9	5.2

Current Liabilities	$18.7	$15.9	$16.4	$17.2	$18.3
Accrued retirement costs and other	3.3	3.1	6.1	6.4	6.8
Long-term debt, excluding current installments	11.8	7.5	—	—	—
Shareholders’ equity	96.5	105.3	112.6	123.7	136.4

Total Liabilities and shareholders’ equity	$130.3	$131.8	$135.1	$147.3	$161.5

The financial projections prepared by PJSC that include the impact on the financial projections set forth above of the two illustrative hypothetical acquisitions developed by our management are set forth below (in millions of dollars except for per share data). The first illustrative acquisition assumes that we will acquire a hypothetical acquisition target in the middle of our 2015 fiscal year through an auction process for a purchase price of $65 million, or 10.0 times the target’s EBITDA. The second illustrative acquisition assumes that we will acquire an additional hypothetical acquisition target in the middle of our 2017 fiscal year through a non-auction process for a purchase price of $40 million, or 8.0 times the target’s EBITDA. The illustrative acquisition profiles developed by our management further assume that we would finance the aggregate purchase price of the illustrative hypothetical acquisitions through a combination of cash ($20 million) and term loan proceeds ($85 million).

Income Statement Data	2014	2015	2016	2017	2018
Net sales	$142.0	$166.2	$181.8	$213.4	$227.7
Gross profit	63.1	73.9	82.1	97.0	104.0
EBITDA	23.2	29.1	31.4	38.7	42.2
EBIT	20.0	24.0	27.0	33.9	37.6
Net earnings	12.3	14.6	15.3	18.9	20.7
Diluted earnings per share	1.06	1.23	1.28	1.56	1.68

Balance Sheet and Cash Flow Data	2014	2015	2016	2017	2018
Cash	$39.3	$28.7	$20.0	$20.0	$20.0
Total Debt	16.1	56.8	37.5	66.4	50.1
Depreciation and Amortization	2.8	3.7	3.6	4.0	3.8
Capital Expenditures	(1.0)	(1.1)	(1.1)	(1.3)	(1.3)

Interests of R. G. Barry Directors and Executive Officers in the Merger

In considering the Board’s recommendation to our shareholders to vote for the adoption of the merger agreement, you should be aware that, although our directors and executive officers have interests that generally align with those of our shareholders, our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally and these interests may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to our shareholders.

Set forth below are descriptions of the interests of directors and executive officers, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Cash Consideration Payable for Shares in the Merger

Our executive officers and directors who own our common shares will receive the same cash merger consideration on the same terms and conditions as all other shareholders. As of July 21, 2014, our executive officers and directors beneficially owned, in the aggregate, 587,713 common shares. More information on our director and officer share ownership is set forth under the heading “R. G. BARRY COMMON SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS,” beginning on page 95. Our executive officers and directors who own such common shares would receive an aggregate amount of $11,166,547 in cash, without interest and less any applicable withholding taxes upon the completion of the merger. The treatment of, and the payments that would be received for, the equity awards and share units held by our directors and officers upon the completion of the merger are addressed separately below under the heading “THE MERGER—Interests of R.G. Barry Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards,” beginning on page 54.

Treatment of Equity and Equity-Based Awards

We have various types of equity and equity-based awards that are outstanding and held by our directors and officers. These include both time-based and performance-based restricted stock units (“RSUs”), equivalent cash awards, stock options, and director deferred share units.

RSUs and Equivalent Cash Awards. At the effective time of the merger, each outstanding and unvested performance-based RSU will be adjusted as required under the applicable plan and award agreement (based on an assumption that we will attain pre-established performance goals and the portion of the fiscal year completed before the consummation of the merger) and become fully vested as adjusted. We also granted along with these performance-based RSUs equivalent performance-based cash awards. The equivalent performance-based cash awards are denominated in share equivalents and entitle the participant to receive a payment based on the value of our common shares when the award is settled. These cash awards will vest, and are subject to adjustment, in the same manner as the performance-based RSUs, as described above. Our officers may hold performance-based RSUs (and equivalent performance-based cash awards) that have already vested, but that remain unpaid. All vested but unpaid performance-based RSUs (and performance-based cash awards) will be converted into a cash payment equal to the product of $19.00 multiplied by the number of our common shares (or share equivalents) underlying the performance-based RSU (or performance-based cash award), less any applicable withholding taxes. We anticipate that an aggregate total of 55,608 performance-based RSUs and 55,608 performance-based cash awards will become vested and payable (at $19.00 per RSU or cash award) upon the closing of the merger.

Similarly, at the effective time of the merger, each outstanding and unvested time-based RSU will become fully vested without any adjustment. Our officers may hold time-based RSUs that have already vested, but that remain unpaid. All vested but unpaid time-based RSUs will be converted into a cash payment equal to the product of $19.00 multiplied by the number of our common shares underlying the time-based RSU, less any applicable withholding taxes. We anticipate that an aggregate total of 134,656 time-based RSUs will become vested and payable (at $19.00 per RSU) upon the closing of the merger.

Only our employees hold RSUs. No performance-based RSUs (or equivalent performance-based cash awards) or time-based RSUs are held by our directors.

The following table summarizes, for each of the named executive officers and all other executive officers as a group: (i) the estimated aggregate number of performance-based RSUs and performance-based cash award units that would be deemed payable based on assumptions that we will attain the aforementioned pre-established performance goals under the applicable plans and award agreements, (ii) the aggregate number of outstanding time-based RSUs held as of July 21, 2014, and (iii) the consideration that each of them may become entitled to receive pursuant to the merger agreement in connection with these awards, assuming the continued employment of the named executive officers and other executive officers through the effective time of the merger.

	Estimated Aggregate Number of Performance RSUs & Performance Cash Award Units(1)	Aggregate Number of Time- Based RSUs(2)	Resulting Consideration(3)
Named Executive Officers:
Greg Tunney	43,434	49,677	$1,769,109
Jose Ibarra	14,688	16,239	$587,613
Glenn Evans	8,812	11,745	$390,583
Lee Smith	9,990	16,203	$497,667
All Other Executive Officers as a Group:	14,336	13,373	$526,471

(1)	The number shown reflects the number of fully vested performance-based RSUs and cash awards to be paid after all anticipated adjustments, as described above. One-half of this number represents performance-based RSUs and the other half represents performance-based cash awards denominated in share equivalents. This number includes performance-based RSUs and cash awards that have already vested but remain unpaid as well as performance-based RSUs and cash awards that would vest upon consummation of the merger.

(2)	The number shown reflects the number of fully vested time-based awards to be paid and includes time-based awards that have already vested but remain unpaid.
(3)	Excludes impact of withholding taxes.

Stock Options. At the effective time of the merger, each outstanding option to purchase common shares under our equity compensation plans (whether or not vested and exercisable prior to the effective time of the merger) will be cancelled and converted into the right of the holder to receive a cash payment equal to the product of the number of our common shares covered by the stock option, multiplied by the excess of $19.00 over the per share exercise price of the stock option, less any applicable withholding taxes.

Options are held by executive officers, but none are held by named executive officers or directors. The following table summarizes the outstanding vested and unvested stock options held by our other executive officers as a group as of July 21, 2014 and the consideration that will be received by them pursuant to the merger agreement in connection with the cancellation of those options.

	No. of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options(1)	No. of Shares Underlying Unvested Options	Exercise Price of Unvested Options	Resulting Consideration(2)
Directors:	—	$—	—	$—	$—
Named Executive Officers:	—	$—	—	$—	$—
All Other Executive Officers as a Group(1):	3,187	$12.55	—	$—	$20,556

(1)	Weighted average exercise price is rounded up or down to the nearest whole cent.
(2)	Excludes impact of withholding taxes.

Director Deferred Share Units. Certain of our directors hold deferred share units, which are deemed to have been invested in our common shares from and after the date the deferred share units were granted, on a one-for-one basis. The deferred share units derive from RSUs that became vested and payable, but as to which certain directors elected to defer receipt. In accordance with the foregoing, the deferred units have dividend equivalent rights. At the effective time of the merger, these director deferred share units will be converted into the right to receive an amount equal to the product of $19.00 multiplied by the number of deferred share units, plus any accrued but unpaid dividends on those units and less any applicable withholding taxes. Only directors who chose to defer receipt of their vested and payable RSUs hold deferred share units. No deferred share units are held by any of our executive officers.

The following table summarizes the deferred share units and accrued dividends held by our directors as of July 21, 2014 and the consideration that will be received by them pursuant to the merger agreement.

	Number of Deferred Share Units	Resulting Consideration	Accrued Dividends on Deferred Share Units(1)	Total(2)
Directors:
David Lauer	34,288	$651,472.00	$35,872.40	$687,344.40
Harvey Weinberg	8,996	$170,924.00	$10,165.48	$181,089.48
Janice Page	25,053	$476,007.00	$28,108.15	$504,115.15
David Nichols	19,390	$368,410.00	$21,708.96	$390,118.96

(1)	Accrued dividend total is as of July 21, 2014.
(2)	Excludes impact of withholding taxes.

The abovementioned cash payments related to the RSUs, cash awards, stock options, deferred share units and accrued dividends will be paid promptly after the merger by the Surviving Corporation, through its payroll

(no later than the next regular payroll date that occurs on or after five business days after the effective time of the merger), without interest and subject to any applicable withholding taxes. In the event that any such payment of a performance-based RSU or cash awards would cause additional taxes under Section 409A of the Internal Revenue Code, payment will instead be made by the Surviving Corporation through our payroll at the time specified in the applicable plan and award agreement.

Change in Control Agreements

We have entered into change in control agreements with each of our named executive officers providing for certain payments and benefits in connection with a change in control, which would include the proposed merger. Payments under these agreements, which are described below, are subject to a “double-trigger,” which means that the payments and benefits will only be payable if we terminate such individual’s employment without cause, or such individual otherwise terminates his employment for good reason, within an established period of time following the merger.

Greg A. Tunney. With respect to Mr. Tunney, if such a termination occurs within the 12-month period following the merger, he will be entitled to: (i) receive, within 30 days following his termination of employment, a lump-sum cash payment equal to two times the sum of (a) his base salary in effect on the employment termination date or, if greater, on the date of the merger, plus (b) his “target” opportunity bonus in effect as of the employment termination date or, if greater, as of the date of the merger; (ii) continue his participation in all of our health and welfare plans for up to 24 months following his termination, on the same terms and conditions as for our active employees; and (iii) receive, if we have not previously paid, the sum of $75,000 for the year in which Mr. Tunney’s employment is terminated, and an additional $75,000 for the year following the year in which his employment is terminated, within 30 days following his termination of employment, to cover Mr. Tunney’s participation in a life insurance program.

Examples of “good reason” allowing Mr. Tunney to terminate his employment and receive the foregoing payments and benefits from us include: (i)(a) the assignment to Mr. Tunney of any duty or responsibility, without Mr. Tunney’s consent, that is inconsistent in any material respect with his position (including, without limitation, his status, office and titles), authority, duties or responsibilities as contemplated in his 2012 employment agreement, or (b) any other action by taken by us, without Mr. Tunney’s consent, which results in a material diminution in his position, authority, duties or responsibilities, which in case of either (a) or (b), continues for ten days after Mr. Tunney’s written notice of such action to us; (ii) a reduction in Mr. Tunney’s base salary, a material reduction in the extent of his participation in our bonus or incentive plans or a material reduction in his receipt of benefits or perquisites; (iii) our failure to assign Mr. Tunney’s 2012 employment agreement to our successor or the failure of such successor to explicitly assume and agree to be bound by Mr. Tunney’s 2012 employment agreement in a writing delivered to Mr. Tunney; (iv) a requirement that Mr. Tunney be principally based at any office or location more than 30 miles from our current corporate offices in Columbus, Ohio; (v) our failure to nominate Mr. Tunney for re-election to the Board at each shareholder meeting at which he is up for election; and (vi) our failure to comply with any term, condition or provision of Mr. Tunney’s 2012 employment agreement which continues for ten days after Mr. Tunney’s written notice of such failure to us.

Mr. Tunney’s employment agreement provides that, during Mr. Tunney’s employment with us and for a period of two years following his termination, Mr. Tunney may not (i) engage directly or indirectly in, or render services to, any business or enterprise that operates, in whole or in substantial part, as a manufacturer, wholesaler or distributor of (a) slippers, (b) comfort footwear inserts or (c) handbags that are competitive with handbags we market and sell (together with our subsidiaries), or (ii) solicit, on behalf of himself or any other person or entity, (a) any of our managerial level employees or those of our affiliates, to have such employees leave their employment with us or our affiliates or (b) any of our customers or the customers of our affiliates, to have such customers purchase goods from any other person or entity, or (c) any of our suppliers or the suppliers of any of our subsidiaries or other affiliates, to have such suppliers terminate or otherwise restrict their business activities with us or any of our subsidiaries or other affiliates. In addition, during his employment with us and at any time thereafter, Mr. Tunney is to keep and maintain confidential, and may not use or disclose, nonpublic information relating to our business or the business of our affiliates.

Other Executive Officers. For our other named executive officers—Jose Ibarra (our Chief Financial Officer), Glenn Evans (our Senior Vice President of Global Operations) and Lee Smith (the Business Unit President of our Dearfoams division) – if such a “double-trigger” termination occurs within the 24-month period following the effective date of the merger, the executive will receive, within 30 days following the date of termination, a lump-sum cash severance payment equal to the sum of (i) his base salary at the rate in effect on the termination date, or, if greater, on the date of the merger and (ii) an amount equal to his target bonus opportunity in effect at the termination date, or, if greater, on the date of the merger. In addition, if he elects to continue receiving benefits under COBRA, we will make available to him, his spouse and other dependents (who otherwise qualify for coverage under our programs, as applicable), coverage for a period of 12 months following such termination of employment at the same cost such benefits are provided to active employees.

Examples of “good reason” that would allow any named executive to terminate his employment with us include: (i) a reduction in title, duties, responsibilities or status; (ii) assignment of duties to him inconsistent with his position; (iii) a reduction in base salary or a reduction in total compensation (including bonus) such that his total compensation for a given calendar year is less than 90% of the total compensation for the prior calendar year; (iv) our failure to provide specified fringe benefits; (v) the relocation of our principal executive offices to a location outside the greater Columbus, Ohio area or requiring the executive to relocate anywhere not mutually acceptable to him and us or the imposition on the executive of business travel obligations substantially greater than his business travel obligations during the year prior to the merger; (vi) our failure to continue in effect any material compensation, retirement, life insurance, health, welfare or benefit or plan in which he participates; and (vii) our breach of the change in control agreements we have in place with these executives.

During the named executive officer’s employment with us and for a period of one year following termination of employment, the named executive officer may not engage directly or indirectly in any business or enterprise which is in competition with us. The executive also agrees that during the period the executive is employed by us and for a period of two years thereafter, the executive will not, either directly or through others, solicit, induce, recruit or encourage any of our employees to leave our employment or otherwise hire or employ any such employee. In addition, the named executive officer must at all times keep and maintain confidential, and must not use or disclose, non-public information relating to our business and the business of our affiliates.

Golden Parachute Compensation

The table below entitled “Potential Change in Control Payments to Named Executive Officers,” together with its footnotes, shows the compensation that is based on or otherwise relates to the merger that would potentially be payable to our named executive officers identified in our definitive proxy statement for our 2013 Annual Meeting of Shareholders who remain employed by us as of the date of this proxy statement, as required by Item 402(t) of Regulation S-K.

The table assumes that, immediately following the merger, we terminate the employment of such named executive officer without cause or that the named executive officer immediately terminates his employment with us for good reason, therefore meeting the “double-trigger” requirement necessary for the named executive officers to receive the compensation and benefits that would be owed to them under such circumstances. The payments described below in the “Equity” column, however, are subject only to a “single-trigger” payout, meaning that our named executive officers will receive the amounts set forth in such column upon the effective time of the merger, whether or not such executive’s employment is terminated.

Potential Change in Control Payments to Named Executive Officers

Name(1)	Cash(2) ($)	Equity(3) ($)	Pension/ NQDC(4) ($)	Perquisites/ Benefits(5) ($)	Total(6) ($)
Named Executive Officers:
Greg Tunney	1,841,000	1,769,109	150,000	26,804	3,786,913
Jose Ibarra	426,300	587,613	—	13,402	1,027,315
Glenn Evans	316,400	390,583	—	13,402	720,385
Lee Smith	315,000	497,667	—	13,402	826,069

(1)	Nancy Coons, the other named executive officer included in the Summary Compensation Table in our definitive proxy statement for our 2013 Annual Meeting of Shareholders, resigned as one of our employees effective October 11, 2013.
(2)	The estimated amounts in this column consist of the named executive officer’s base salary and target bonus opportunity for the period prescribed in the change in control agreement (i.e., 24 months for Mr. Tunney and 12 months for the other named executive officers). The base salary and target bonus opportunity on which these amounts are based are, respectively, for each named executive officer: $526,000 and $394,500 for Mr. Tunney; $294,000 and $133,000 for Mr. Ibarra; $226,000 and $90,400 for Mr. Evans; and $225,000 and $90,000 for Mr. Smith. These amounts reflect, for each of the named executive officers, such officer’s current base salary and, because an annual incentive plan for fiscal 2015 has not yet been adopted, an assumed bonus opportunity for fiscal 2015 equal to such officer’s bonus opportunity for fiscal 2014. The amounts shown in this column do not include bonuses that have been earned for fiscal 2014 but which have not yet been paid.
(3)	The estimated amount in this column for: (a) Mr. Tunney reflects the (i) accelerated vesting and payment of 9,014 performance-based RSUs ($171,266), (ii) accelerated vesting and payment of 9,014 equivalent performance-based cash awards ($171,266), (iii) accelerated vesting and payment of 49,677 time-based RSUs ($943,863), (iv) accelerated payment of 12,703 previously vested performance-based RSUs ($241,357) and (v) accelerated payment of 12,703 previously vested equivalent performance-based cash awards ($241,357); (b) Mr. Ibarra reflects the (i) accelerated vesting and payment of 2,817 performance-based RSUs ($53,523), (ii) accelerated vesting and payment of 2,817 equivalent performance-based cash awards ($53,523), (iii) accelerated vesting and payment of 16,239 time-based RSUs ($308,541), (iv) accelerated payment of 4,527 previously vested performance-based RSUs ($86,013) and (v) accelerated payment of 4,527 previously vested equivalent performance-based cash awards ($86,013); (c) Mr. Evans reflects the (i) accelerated vesting and payment of 1,690 performance-based RSUs ($32,110), (ii) accelerated vesting and payment of 1,690 equivalent performance-based cash awards ($32,110), (iii) accelerated vesting and payment of 11,745 time-based RSUs ($223,155), (iv) accelerated payment of 2,716 previously vested performance-based RSUs ($51,604) and (v) accelerated payment of 2,716 previously vested equivalent performance-based cash awards ($51,604); and (d) Mr. Smith reflects the (i) accelerated vesting and payment of 1,916 performance-based RSUs ($36,404), (ii) accelerated vesting and payment of 1,916 equivalent performance-based cash awards ($36,404), (iii) accelerated vesting and payment of 16,203 time-based RSUs ($307,857), (iv) accelerated payment of 3,079 previously vested performance-based RSUs ($58,501) and (v) accelerated payment of 3,079 previously vested equivalent performance-based cash awards ($58,501).
(4)	The amounts in this column reflect a $75,000 payment to Mr. Tunney to cover his participation in a life insurance program he owns for the year in which his termination occurs, if not yet paid, and an additional $75,000 payment payable to Mr. Tunney for the year following the year in which his employment is terminated.
(5)	The amounts in this column consist of the estimated value of continued coverage in our group health plans on the same terms and conditions as in effect for active employees for the promised period (i.e., 24 months for Mr. Tunney and 12 months for the other named executive officers). Based on the premium structure currently in effect, we would pay $13,402 to continue single coverage on that basis for a 12-month period.

(6)	The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are: $1,769,109 and $2,012,000 for Mr. Tunney; $587,613 and $436,800 for Mr. Ibarra; $390,583 and $326,900 for Mr. Evans; and $497,667 and $325,500 for Mr. Smith. The potential cash severance and estimated additional benefit amounts are subject to change based on the effective time of the merger, date of termination of the named executive officer, the compensation level and group health plan election in effect for the named executive officer, and certain other assumptions used in the calculation.

Employee Matters

The merger agreement provides that, for purposes of the employee benefit plans and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of us and our subsidiaries for service prior to the effective time of the merger, provided that such crediting of service does not result in duplication of benefits and is not prohibited by law. The foregoing provisions of the merger agreement are solely for the benefit of the respective parties to the merger agreement; nothing in these provisions, express or implied, gives any of our employees, or their legal representatives or beneficiaries, any rights or remedies, including any right to employment or continued employment for any specified period or compensation or benefits of any nature or kind whatsoever. Nothing in the merger agreement requires the Surviving Corporation to obtain or maintain any particular employee benefit plans.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, for six years after the effective time of the merger and to the maximum extent permitted under applicable law, MRGB Hold Co. will, and will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time, an officer or director of us or any of our subsidiaries against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any legal proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of us or any of our subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the effective time and whether asserted or claimed prior to, or at or after, the effective time, and (ii) all such indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the merger or other transactions contemplated thereby. MRGB Hold Co., MRVK Merger Co., and the Surviving Corporation, as the case may be, will pay all expenses of each indemnified party in advance of the final disposition of any such action or proceeding, but in the case of MRVK Merger Co. and the Surviving Corporation only to the fullest extent permitted by Ohio law upon receipt of certain undertakings by the person to be indemnified. In addition, the merger agreement provides that the rights of each indemnified party under the merger agreement are in addition to the rights such individual may have under Ohio or other applicable law.

Under the merger agreement, the Surviving Corporation is required to maintain in effect for a period of six years after the effective time of the merger the current policies of directors’ and officers’ liability insurance we maintained immediately prior to the effective time of the merger (or policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries). Alternatively, the Surviving Corporation may obtain as of the effective time of the merger “tail” insurance policies. This insurance will cover claims arising out of or relating to events which occurred before or at the effective time of the merger (including in connection with the transactions contemplated by the merger agreement). In no event will the Surviving Corporation be required to pay an annual premium for such coverage in excess of 200% of the last annual premium we paid for such insurance prior to the date of the merger agreement. If such insurance coverage cannot be obtained for the 200% maximum premium, the Surviving Corporation will obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the maximum premium.

The rights of each indemnified party under these provisions are in addition to the rights such individual may have under Ohio law and any other applicable law. See “THE MERGER AGREEMENT—Indemnification and Insurance” beginning at page 85.

Potential for Future Arrangements

To our best knowledge, except for the employment agreements described under “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Change in Control Agreements” no employment, equity contribution or other agreement, arrangement or understanding between any of our executive officers or directors, on the one hand, and our Company, MRGB Hold Co., MRVK Merger Co., on the other hand, existed as of the date of this proxy statement. The merger is not conditioned upon any of our executive officers or directors entering into any such agreement, arrangement or understanding.

It is possible that certain of our employees will enter into new employment arrangements with MRGB Hold Co. or the Surviving Corporation after the completion of the merger. Such arrangements may include the right to purchase or participate in the equity of MRGB Hold Co. or its affiliates. Any such arrangements with our employees will not become effective until after the merger is completed, and there is no assurance that such parties will reach agreement on applicable terms, if at all.

Governmental and Regulatory Matters

Subsequent to the signing of the merger agreement, R. G. Barry, MRGB Hold Co. and MRVK Merger Co. determined that the merger will not require a premerger notification under the HSR Act. Accordingly, the closing condition related to the expiration or termination of any related waiting period is inapplicable.

At any time before or after the consummation of the merger, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of our or MRGB Hold Co.’s assets. Private parties and state attorneys general could also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Material United States Federal Income Tax Consequences

The following general discussion describes the material U.S. federal income tax consequences of the merger that generally are applicable to U.S. Holders (as defined below) of our common shares. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. Holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, partnerships and other pass-through entities, persons holding our common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired our common shares in connection with employment or other performance of services, U.S. Holders that have a functional currency other than the U.S. dollar, and Non-U.S. Holders (as defined below). In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation). We urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

As used herein, a “U.S. Holder” means a beneficial owner of our common shares that holds such shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors regarding the tax consequences of the merger.

This discussion is based on the Code, applicable U.S. Department of the Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes, which may or may not be retroactive, may adversely affect the accuracy of the statements and conclusions described in this document.

U.S. Holders of our common shares who receive cash in exchange for their common shares in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. federal income tax basis of our common shares surrendered in the merger. The gain or loss will be long-term capital gain or loss if the common shares surrendered in the merger were held for a period exceeding one year as of the time of the merger.

Backup withholding of U.S. federal income tax generally will apply to cash payments received by a U.S. Holder in exchange for our common shares in the merger unless the U.S. Holder provides the paying agent with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. Holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. A U.S. Holder subject to backup withholding may be allowed a credit in the amount withheld against such U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is properly furnished to the Internal Revenue Service on a timely basis.

U.S. Holders that are individuals, estates or certain trusts are required to pay a 3.8% tax (the “Medicare Contribution Tax”) on the lesser of (i) the U.S. Holder’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year, over a certain threshold (for married individuals filing joint returns, $250,000; for married individuals filing separate returns, $125,000; for all others, $200,000). Net investment income generally includes net gains from the disposition of shares, unless such gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Contribution Tax to any gain recognized pursuant to the merger.

In general, U.S. Holders who exercise dissenting shareholders’ rights will also recognize gain or loss for U.S. federal income tax purposes. Any U.S. Holder considering exercising dissenting shareholders’ rights should consult such Holder’s own tax advisors regarding the potential impact of such action.

The summary of the U.S. federal income tax consequences set forth above is for general informational purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, we urge all shareholders to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Dissenting Shareholders’ Rights

If the merger agreement is adopted by our shareholders, a shareholder who does not vote in favor of the adoption of the merger agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OGCL. The following is a summary of the principal steps a shareholder must take to perfect dissenting shareholders’ rights under the OGCL. This summary is qualified by reference to a complete copy of Section 1701.85 of the OGCL, which is attached as part of Annex E to this proxy statement. Any shareholder contemplating exercise of dissenting shareholders’ rights is urged to carefully review the provisions of Section 1701.85 and to consult an attorney, because the failure to follow fully and precisely the procedural requirements of Section 1701.85 may result in termination or waiver of such rights.

To perfect dissenting shareholders’ rights, a shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	Must be a shareholder of record. A dissenting shareholder must be a record holder of our common shares as of the close of business on Monday, July 21, 2014, the record date established for determining the shareholders entitled to vote on the proposal to adopt the merger agreement. Because only shareholders of record on the record date may exercise dissenting shareholders’ rights, any person who beneficially owns common shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenting shareholders’ rights must instruct the record holder of the common shares to satisfy all of the requirements of Section 1701.85.

•	Must not vote in favor of adoption of the merger agreement. A dissenting shareholder must not vote such shareholder’s common shares at the special meeting in favor of the proposal to adopt the merger agreement. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to us signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of dissenting shareholders’ rights.

•	Must make a written demand prior to the shareholder vote at the special meeting. Prior to the shareholder vote at the special meeting on the proposal to adopt the merger agreement, a shareholder seeking to perfect dissenting shareholders’ rights must make a written demand upon us for the fair cash value of such shareholder’s common shares. Any written demand must specify the shareholder’s name and address, the number and class of shares held on the record date, and the amount claimed as the “fair cash value” of the common shares. Voting against the adoption of the merger agreement is not a written demand as required by Section 1701.85. Because the written demand must be delivered to us prior to the shareholder vote at the special meeting, it is recommended, although not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

•	Upon request, must deliver share certificate for placement of a legend. If we send a request to the dissenting shareholder at the address specified in the dissenting shareholder’s demand, the dissenting shareholder must submit such shareholder’s share certificates to us within 15 days of our request for endorsement thereon that a demand for the fair cash value of the common shares has been made. Such a request is not an admission by us that a dissenting shareholder is entitled to relief. We will promptly return the endorsed share certificates to the dissenting shareholder. At our option, a dissenting shareholder who fails to deliver such shareholder’s share certificate upon such request may have such shareholder’s dissenting shareholder’s rights terminated, unless a court for good cause shown otherwise directs.

We may reach agreement with a dissenting shareholder on the fair cash value of the dissenting shareholder’s common shares. If we cannot agree on the fair cash value of the common shares with a dissenting shareholder, then either we or the dissenting shareholder may, within three months after the dissenting shareholder’s service of demand for fair cash value, file a petition in the Court of Common Pleas of Fairfield County, Ohio, for a determination that the shareholder is entitled to exercise dissenting shareholders’ rights and to determine the fair cash value of the common shares. The cost of the proceeding, including reasonable compensation to the appraisers appointed by the court, will be assessed as the court considers equitable.

“Fair cash value” is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. Fair cash value is determined as of the day before the special meeting. For purposes of determining fair cash value of a share listed on a national securities exchange (such as the NASDAQ Global Market, on which our common shares are currently listed) immediately before the effective time of the merger, fair cash value will be the closing sale price on the day before the special meeting. Otherwise, the amount of the fair cash value excludes any appreciation or depreciation in the market value of the common shares resulting from the merger, any premium associated with control of the corporation, or any discount for lack of marketability or minority status. The fair cash value of the common shares may be higher, the same as, or lower than the merger consideration that shareholders will be entitled to receive under the merger agreement.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment will be made only upon simultaneous surrender to us of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of such shareholder’s common shares will terminate if:

•	the shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out or our shareholders rescind their adoption of the merger agreement;

•	the shareholder withdraws his or her demand with the consent of the Board; or

•	the shareholder and the Board have not agreed on the fair cash value per share and neither we nor the shareholder has filed a timely complaint within three months after the shareholder has delivered the demand for fair cash value in the Court of Common Pleas of Fairfield County, Ohio.

All rights accruing from a dissenting shareholder’s common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes a demand with respect to such common shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and R. G. Barry arising from the demand. During this period of suspension, any dividend or distribution paid on the common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s dissenters’ rights are terminated other than by our purchase of the dissenting shareholder’s common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for the suspension, will be made.

Accounting Treatment

MRGB Hold Co. will account for the merger as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes.

Delisting and Deregistration of R. G. Barry Common Shares

Our common shares are currently listed on the NASDAQ Global Market under the trading symbol “DFZ”. Upon consummation of the merger, our common shares will cease to be listed on the NASDAQ Global Market, and soon thereafter, our common shares will be deregistered under the Exchange Act.

Certain Litigation Related to the Merger

We are aware of two shareholder derivative and purported class action lawsuits that are currently pending. A third, which was filed in the Court of Common Pleas of Fairfield County, Ohio relating to the proposed transaction, has been voluntarily dismissed by the plaintiff. The remaining lawsuits, styled Neil Scarfuto v. David Lauer, et al, Case No. 14 CV 344 in the Court of Common Pleas for Fairfield County, Ohio, and LR Trust, On Behalf of Itself and All Others Similarly Situated v. Nicholas DiPaolo, et al., Case No. 2:14-cv-612 in the United States District Court for the Southern District of Ohio, remain pending for adjudication. Each generally alleges that the members of the Board breached their fiduciary duties to our shareholders by: agreeing to enter into the transaction for an allegedly unfair price; undertaking an allegedly unfair process that was inadequate and flawed and that failed to maximize shareholder value; including unfair deal protection devices in the merger agreement that allegedly precluded other bidders from presenting superior, alternative offers; and failing to fully disclose material information and making false and/or misleading statements concerning the merger and the process that led to the merger. The lawsuits seek, among other things, injunctive relief against the consummation of the proposed transaction and rescission of the proposed transaction if it is consummated. We, together with the members of our Board, believe that the allegations in both lawsuits lack merit and intend to defend the lawsuits vigorously.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This summary does not purport to describe all of the terms of the merger agreement, and is not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

The merger agreement is a contractual document that governs the contractual rights and relationships, and allocates risks, among us, MRGB Hold Co. and MRVK Merger Co. Following the completion of the merger, each of our shareholders is entitled to enforce the provisions of the merger agreement to the extent necessary to receive the merger consideration to which such shareholder is entitled.

The merger agreement contains representations and warranties made by us, on one hand, and by MRGB Hold Co. and MRVK Merger Co., on the other hand. In reading them, you should consider the following:

•	Our representations and warranties are qualified in their entirety by certain information that we have filed with the SEC prior to the date of the merger agreement, as well as by a confidential disclosure letter that we prepared and delivered to MRGB Hold Co. immediately prior to signing the merger agreement. As a result, the merger agreement and this summary of the merger agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances regarding us or our subsidiaries or affiliates.

•	Certain of the representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement, as opposed to establishing matters as facts.

•	None of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement if the merger closes.

•	The merger agreement limits the ability of a party to assert the inaccuracy of another party’s representations and warranties as a basis for refusing to complete the merger. Generally, with respect to the representations and warranties that we have made in the merger agreement, the obligations of MRGB Hold Co. and MRVK Merger Co. to close the merger will be satisfied if (a) each representation and warranty that is qualified by reference to material adverse effect is true and correct as of the date of the merger agreement and as of the closing and (b) each representation and warranty that is not so qualified by reference to material adverse effect is true and correct as of the date of the merger agreement and as of the closing, except for failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect. Generally, with respect to representations and warranties that MRGB Hold Co. and MRVK Merger Co. have made in the merger agreement, our obligation to close the merger will be satisfied if each representation and warranty of MRGB Hold Co. and MRVK Merger Co. is true and correct as of the date of the merger agreement and as of the closing, or if any such representations and warranties are not so true and correct, such failures have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of MRGB Hold Co. and MRVK Merger Co. to consummate the merger and perform the other transactions contemplated by the merger agreement. A description of the various conditions to the closing of the merger can be found under “THE MERGER AGREEMENT—Conditions to Closing of the Merger” beginning on page 87.

•	Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may not have been included in filings we have made with the SEC made since the date of the merger agreement (including in this proxy statement). We will provide additional disclosure in our public reports of any material information necessary to provide our shareholders with a materially complete understanding of the disclosures relating to the merger agreement. Other than as disclosed in this proxy statement and the documents incorporated herein by reference, as of the date of this proxy statement, neither we nor MRGB Hold Co. are aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations, warranties or covenants in the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, as described in the section titled “ADDITIONAL INFORMATION” beginning on page 97.

The Merger

At the effective time of the merger, MRVK Merger Co., a direct wholly-owned subsidiary of MRGB Hold Co., will be merged into us, the separate corporate existence of MRVK Merger Co. will cease and we will continue as the Surviving Corporation. As a result, we will become a wholly-owned subsidiary of MRGB Hold Co., which, in turn, is a direct wholly-owned subsidiary of Mill Road Capital.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day after the satisfaction or waiver of all of the conditions described below under “THE MERGER AGREEMENT—Conditions to Closing of the Merger” beginning on page 87 (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition), unless we, MRGB Hold Co. and MRVK Merger Co. agree to another date in writing.

The merger will become effective at the time a certificate of merger is filed with the Ohio Secretary of State or such later time as is specified in the certificate of merger and as is agreed to by us and MRGB Hold Co. Such time is referred to as the “effective time” of the merger.

Effects of the Merger; Directors and Officers; Articles of Incorporation and Regulations

The merger agreement provides for the merger of MRVK Merger Co. with and into our Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the Surviving Corporation, we will continue to exist following the merger.

The directors of the Surviving Corporation will, from and after the effective time, consist of the directors of MRVK Merger Co. until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation. Those individuals serving as our officers immediately prior to the effective time will, from and after the effective time of the merger, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.

The articles of incorporation and regulations of the Surviving Corporation will be identical to the articles of incorporation and code of regulations of MRVK Merger Co. in effect immediately prior to the effective time (except that the articles of incorporation and regulations will be revised to reflect that the Surviving Corporation’s name will be “R. G. Barry Corporation”).

Following the completion of the merger, our common shares will be delisted from the NASDAQ Global Market, deregistered under the Exchange Act and will cease to be publicly traded.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each of our then-outstanding common shares (other than any of our common shares (i) held in our treasury, (ii) owned by MRGB Hold Co. or MRVK Merger Co., (iii) owned by any of our direct or indirect wholly owned subsidiaries or the direct or indirect subsidiaries of MRGB Hold Co. or MRVK Merger Co., and (iv) held by shareholders properly exercising their dissenting shareholders’ rights under Ohio law) will be cancelled and extinguished and converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes. Following the effective time of the merger, each holder of our common shares will cease to have any rights with respect to such shares, except for the right to receive the merger consideration therefor.

Cancellation of Shares

Each of our common shares that we hold as a treasury share and each of our common shares owned by MRGB Hold Co., MRVK Merger Co. or any of their direct or indirect wholly owned subsidiaries immediately prior to the effective time of the merger will be automatically cancelled and extinguished and will not be entitled to any merger consideration.

Treatment of Equity and Equity-Based Awards

Each outstanding and unexercised stock option under our equity compensation plans, whether vested or unvested, will be cancelled and converted into the right of the holder to receive a cash payment equal to the product of the number of our common shares covered by the stock option, multiplied by the excess, if any, of $19.00 over the per share exercise price of the stock option.

Each outstanding and unvested performance-based share unit (and equivalent performance-based cash award) will be adjusted as required under the applicable plan and award agreement and will become fully vested as adjusted. We granted equivalent performance-based cash awards along with the performance-based share units. The equivalent performance-based cash awards are denominated in our common shares and entitle the participant to receive a payment based on the value of one of our common shares when the award is settled. All vested but unpaid performance-based share units (and equivalent performance-based cash awards) will be converted into a cash payment equal to the product of $19.00 multiplied by the number of our common shares (or share equivalents) underlying the performance-based share units (or equivalent performance-based cash award). For further detail regarding the vesting of our performance-based awards, see “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards” beginning on page 54.

Each outstanding and unvested time-based share unit will become fully vested without any adjustment. All vested but unpaid time-based share units will be converted into a cash payment equal to the product of $19.00 multiplied by the number of our common shares underlying the time-based share units.

All account balances under our deferred compensation plans that represent deemed investments in our common shares will be converted into the right to receive an amount equal to the product of $19.00 multiplied by the number of our common shares previously deemed invested in such account, together with any amounts accrued pursuant to dividend equivalent rights. For further detail regarding the amounts payable pursuant to such deemed investments in our common shares and the related dividend equivalent rights, see “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger—Treatment of Equity and Equity-Based Awards” beginning on page 54.

Pursuant to the merger agreement, the abovementioned cash payments will be paid, without interest and less any applicable withholding taxes, by the Surviving Corporation. We may deduct and withhold from the consideration to be paid any amounts required to be withheld or deducted under the applicable federal, state, local or foreign tax laws with respect to the making of such payments.

Dissenting Shareholders’ Rights

The merger agreement provides that any of our common shares held by a shareholder (i) who has demanded and perfected dissenting shareholders’ rights with respect to such holder’s common shares pursuant to Section 1701.85 of the OGCL and (ii) as of the effective time of the merger has not withdrawn or lost such rights, will not be converted into or represent the right to receive merger consideration, and such holder will only be entitled to the rights granted to dissenting shareholders under applicable provisions of Ohio law; provided, however, that if such holder effectively withdraws or loses dissenting shareholders’ rights (through failure to perfect or otherwise), then such holder’s shares will automatically be converted into, and represent only the right to receive, the merger consideration.

Payment for Shares

Prior to the effective time, MRGB Hold Co. will appoint a bank or trust company reasonably acceptable to us to act as paying agent for the payment of the merger consideration. When and as needed, MRGB Hold Co. or MRVK Merger Co. will deposit, or will cause to be deposited, with the paying agent funds sufficient to pay the merger consideration owed to our shareholders.

Promptly after the effective time, MRGB Hold Co. will cause the paying agent to mail to each record holder of certificates or book-entry shares representing our common shares whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender such certificates or book entry shares in exchange for the merger consideration. Upon delivery of a valid letter of transmittal and the surrender of the certificates or book-entry shares on or before the first anniversary of the effective time of the merger, the Surviving Corporation will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of our common shares represented by such certificates or book-entry shares, without interest, less any applicable withholding taxes. After the first anniversary of the effective time, shareholders may look only to the Surviving Corporation for payment of the merger consideration subject to applicable abandoned property, escheat or similar laws. Each certificate or book-entry share representing our common shares that is surrendered will be cancelled. You should not send in your share certificates until you receive a letter of transmittal with instructions from the paying agent. Please do not send your share certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered common share certificate is registered if:

•	such certificate is properly endorsed or otherwise is in proper from for transfer; and

•	the person requesting such payment establishes to the satisfaction of the paying agent that any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of such surrendered certificate have been paid or are not applicable.

The merger consideration paid upon the surrender of certificates or book entry shares representing our common shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to our common shares previously represented by such certificates or book entry shares. At the effective time, our share transfer books will be closed and there will be no further registration of transfers of any of our common shares thereafter. From and after the effective time of the merger, the holders of certificates and book-entry shares will cease to have any rights with respect to any of our common shares, except as otherwise provided for in the merger agreement or by applicable law.

If your common share certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by making an affidavit to that effect and, if required by the Surviving Corporation, posting a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to your lost, stolen or destroyed common share certificate.

Representations and Warranties

In the merger agreement we made a number of representations and warranties, including representations and warranties relating to:

•	our corporate organization, good standing and similar matters;

•	our corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	our organizational charter documents;

•	required governmental filings and consents and the absence of violations of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with, violations or breaches of, or defaults under, the charter documents and certain of our contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	our capital structure, equity securities and awards we have made under our equity plans;

•	the accuracy and sufficiency of reports and financial statements we have filed with the SEC;

•	the absence of certain “off-balance sheet arrangements”;

•	our compliance with certain legal requirements relating to “internal controls over financial reporting” and “disclosure controls and procedures”;

•	internal controls over financial reporting;

•	absence of certain changes or events and our conduct of business in the ordinary course of business since June 29, 2013;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws (including anti-corruption laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy and sufficiency of the information in this proxy statement;

•	legal proceedings;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property and personal property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	our receipt of a fairness opinion from PJSC;

•	brokers’, finders’ and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes and our rights plan to the merger agreement and merger;

•	transactions with affiliates;

•	employment matters;

•	insurance; and

•	disclaimer of any representations or warranties by us, other than those made in the merger agreement.

The merger agreement also contains a number of representations and warranties made by MRGB Hold Co. and MRVK Merger Co., including representations and warranties relating to:

•	their corporate organization, good standing and similar matters;

•	their corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	their authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	absence of conflicts with, violation or breach of, or defaults under, the charter documents and certain contracts and permits in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	accuracy of information supplied to us for inclusion in this proxy statement;

•	financing commitments, conditions to financing and the sponsor guarantee by Mill Road Capital;

•	absence of “interested shareholder” status (as defined in Section 1704 of the OGCL), ownership of our common shares by Mill Road Capital and Mill Road Capital’s agreement to vote such shares for the adoption of the merger agreement;

•	legal proceedings; and

•	disclaimer of any representations and warranties by MRGB Hold Co. and MRVK Merger Co., other than those made in the merger agreement.

Significant portions of the representations and warranties made by us, MRGB Hold Co. and MRVK Merger Co. are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, with respect to us, a material adverse effect on (i) our ability to perform our obligations under the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement or (ii) the business, results of operations, assets, liabilities, financial condition, prospects or operations of our Company and our subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from:

•	any changes in general United States or global economic conditions, except to the extent such changes in conditions have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to others in the industries in which they operate;

•	any changes in conditions generally affecting any of the industries in which we and our subsidiaries operate, except to the extent such changes in conditions have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to others in such industries;

•	any decline in the market price of our common shares;

•	regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to others in the industries in which we operate;

•	any failure by us to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect;

•	the execution and delivery of the merger agreement or the public announcement or pendency of the merger or the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of us or any of our subsidiaries with our employees, customers, suppliers or partners;

•	any change in applicable law, regulation or U.S. generally accepted accounting principles (or authoritative interpretations thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, except to the extent such conditions or events have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to others in the industries in which we operate; or

•	any natural disaster, except to the extent such events have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to others in the industries in which we operate.

Operating Covenants

The merger agreement contains covenants related to the conduct of our business from the date of the merger agreement until the effective time. You are urged to read carefully and in its entirety Section 5.1 of the merger agreement (entitled “Interim Operations of the Company”), which is attached to this proxy statement as Annex A and constitutes part of this proxy statement.

We have agreed, subject to certain exceptions or as consented to in writing by MRGB Hold Co. (which consent may not be unreasonably withheld or delayed), that during the period from the date of the merger agreement until the effective time:

•	we (and our subsidiaries) will conduct business only in the ordinary course of business consistent with past practice, and will use our commercially reasonable efforts to maintain and preserve intact our respective business organizations and to maintain our significant beneficial relations with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having a material business relationship with us;

•	we will not amend our articles of incorporation or regulations and our subsidiaries will not amend their charter documents;

•	neither we nor any of our subsidiaries will (i) declare, set aside or pay any dividend or other distribution, or otherwise make any payments to our shareholders in their capacity as such, (ii) issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of or authorize or propose to issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of any additional shares of capital stock, options, share units or other rights of our Company or any of our subsidiaries (including treasury stock), other than an issuance of capital stock pursuant to the exercise or vesting of options, share units and/or other rights outstanding on the date of the merger agreement or other than an accelerated vesting or settlement of options, share units and/or other rights outstanding on the date of the merger agreement, pursuant to the terms of an applicable benefit plan or award agreement, (iii) split, combine, subdivide or reclassify the common shares or any other outstanding capital stock of our Company or any of our subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other rights of our Company or any of our subsidiaries or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other rights of our Company or any of our subsidiaries, other than transactions involving options, share units or other rights outstanding on the date of the merger agreement pursuant to the terms of our plans or award agreements;

•	except to the extent provided for in our written contracts, employee benefit plans or any other agreements, plans, practices or policies (including the current compensation policy for the Board) in existence as of the date of the merger agreement or by applicable law, neither we nor our subsidiaries will (i) grant or increase any severance or termination pay to any current or former director, executive officer or any other employee of our Company or our subsidiaries, (ii) execute or amend any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of our Company or any of our subsidiaries, (iii) amend or otherwise increase the benefits payable under any existing severance or termination pay policies or agreements or any other employment or consulting agreements, (iv) increase the compensation, bonus or other benefits of current or former directors or executive officers of our Company or any of our subsidiaries, or, other than in the ordinary course of business, of any employee, agent, consultant or affiliate of our Company or any of our subsidiaries, (v) promote any executive officers or employees, except in the ordinary course of business or as the result of the termination or resignation of any executive officer or employee, (vi) enter into, adopt, establish, amend or terminate any employee benefit plan, (vii) execute or amend any collective bargaining agreement with any labor organization, or (viii) take any action that would result in incurring any obligation relating to (A) any material increase in any benefits otherwise payable under any employee benefit plan, or (B) any payment or benefit becoming due to any employee of our Company or our subsidiaries under any employee benefit plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code that is subject to the imposition of an excise Tax under Section 4999 of the Internal Revenue Code;

•

neither we nor any of our subsidiaries will terminate the employment of any of the executive officers of our Company or our subsidiaries, except (i) upon expiration of or pursuant to the terms of an executive officer’s employment agreement (as applicable), (ii) for breach of an executive officer’s employment agreement (as applicable), (iii) for violation of corporate rules or policies or other serious misconduct, or (iv) upon a criminal conviction;

•	neither we nor any of our subsidiaries will (i) incur any indebtedness except with respect to borrowings under our revolving credit facility that are in the ordinary course of business and in amounts consistent with past practice, (ii) amend our revolving credit facility to increase the borrowing capacity available thereunder, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than us and/or our subsidiaries in the ordinary course of business or (iv) make any loans, advances or capital contributions to, or investments in, any third party, except to or for the benefit of our Company and/or our subsidiaries in the ordinary course of our respective businesses;

•	neither we nor any of our subsidiaries will (i) make any acquisition of any third party or division thereof (other than one of our subsidiaries), (ii) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract or agreement with respect to any joint venture, strategic partnership or alliance, or (iii) otherwise make or authorize any capital or other expense expenditure, other than capital or other expense expenditures substantially and materially consistent with our 2014 operating budget;

•	neither we nor any of our subsidiaries will enter into, amend or modify, in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or lease for any current or prospective leased real property, other than in the ordinary course of our business;

•	neither we nor any of our subsidiaries will (i) other than in the ordinary course of our business, pay or discharge any claims, encumbrances or liabilities involving more than $100,000 individually or $250,000 in the aggregate, (ii) settle, compromise, or otherwise resolve any material legal proceeding or other material disputed claim, liability, litigation, arbitration, legal proceeding or controversy involving more than $100,000 individually or $250,000 in the aggregate, and where such settlement, compromise, or resolution does not include any “conduct remedy” or injunctive or other similar relief that may reasonably have a restrictive impact on our business, or (iii) other than in the ordinary course of our business, waive any claims of substantial value;

•	neither we nor any of our subsidiaries will (i) make or file any changes in our reporting for taxes or accounting methods, principles or practices unless required by a change in generally accepted accounting principles or by applicable law, (ii) make, change or rescind any tax election, (iii) make any change to our method of reporting income, deductions, or other tax items for tax purposes, (iv) file any amended tax return (except as required by applicable law), (v) settle or compromise any tax liability, (vi) waive or extend the statute of limitations in respect of taxes, or (vii) enter into any transaction outside the ordinary course of our business if such transaction would give rise to a material tax liability;

•	except in accordance with or contemplated by the go-shop and no solicitation provisions of the merger agreement, neither we nor any of our subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than the merger agreement), (ii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (iii) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (iii), acquisitions of inventory and sales of inventory, and/or the disposal of obsolete equipment or assets, in each case in the ordinary course of our business consistent with past practice;

•

neither we nor any of our subsidiaries will enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts us or any of our subsidiaries, or that would reasonably be expected, after the effective time of the merger, to materially limit or restrict MRGB Hold Co., the Surviving Corporation, or any of their respective subsidiaries or affiliates (including any successors thereto) from engaging or competing in any line of business or geographic area;

•	except in accordance with, or contemplated by, the go-shop and no solicitation provisions of the merger agreement, we will not take any action to exempt any person (other than MRGB Hold Co., MRVK Merger Co. or their respective subsidiaries or affiliates) from the “moratorium,” “fair price,” “control share acquisition” and other similar anti-takeover provisions promulgated under Ohio law;

•	except in accordance with or contemplated by, the go-shop and no solicitation provisions of the merger agreement, neither we nor any of our subsidiaries will take any action, individually or in the aggregate, that has or would reasonably be expected to (i) have a material adverse effect on the ability of the parties to the merger agreement to consummate the closing, or (ii) prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement;

•	neither we nor any of our subsidiaries will abandon, encumber, convey title (in whole or in part), or exclusively license or sublicense, our intellectual property rights; and

•	neither we nor any of our subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing prohibited actions, or to authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions.

Go-Shop; No Solicitation; Change in Board Recommendation

From the May 1, 2014 signing date of the merger agreement until 11:59 p.m. (Eastern Daylight Time) on May 31, 2014 (the “go-shop period end date”), we, our subsidiaries and our respective representatives have the right, directly or indirectly, under the direction of our Board, to

•	initiate, solicit and encourage, whether publicly or otherwise, takeover proposals, and furnish information (including non-public information) regarding, and afford access to, our business, properties, assets, books, records and personnel to any person pursuant to a confidentiality agreement executed by such person; and

•	engage or otherwise participate in discussions and negotiations with any person or group of persons with respect to takeover proposals.

We are required to provide promptly (and in any event within 24 hours) to MRGB Hold Co. a copy of any confidentiality agreement we enter into with a third party and to make simultaneously available to MRGB Hold Co. any material non-public information concerning us or our subsidiaries that we make available to any third party, to the extent that such information was not previously made available to MRGB Hold Co. or its representatives. Any confidentiality agreement that we enter into with a third party is required to be no less favorable to us than the confidentiality agreement we entered into with Mill Road Capital and may not prohibit us from complying with our obligations under the go-shop and no solicitation provisions of the merger agreement.

Except as described below and except as may relate to certain excluded parties from whom we received a takeover proposal prior to the go-shop period end date, we have agreed that, from the go-shop period end date until the earlier of the effective time of the merger or the termination of the merger agreement, neither we, any of our subsidiaries nor any of our respective representatives will, directly or indirectly:

•

initiate, solicit, knowingly facilitate or encourage the submission or announcement of any takeover proposal (or inquiries or requests that could reasonably be expected to lead to a takeover proposal), including by providing non-public information or access to our employees, business, properties, assets, books or records, engage in any related discussions or negotiations with respect thereto, or otherwise cooperate with, assist, participate in or facilitate any such requests, proposals, offers, discussions or negotiations;

•	take any action to make the provisions of any “moratorium,” “fair price,” “control share acquisition” or other similar anti-takeover provisions promulgated under Ohio law inapplicable to any transactions contemplated by a takeover proposal;

•	adopt, approve or recommend a takeover proposal, or resolve to or publicly propose to do so;

•	enter into any other acquisition agreement, merger agreement, letter of intent, option agreement, joint venture agreement, partnership agreement, agreement in principle or other similar agreement providing for or relating to a takeover proposal or superior proposal (any of the foregoing, an “acquisition agreement”), consummate any such transaction, or enter into any agreement or understanding requiring us to either (i) abandon, terminate or fail to consummate the merger agreement or the transactions contemplated by the merger agreement, or (ii) breach our obligations under the merger agreement; or

•	agree, approve, recommend or resolve to do any of the foregoing.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time prior to adoption of the merger agreement by our shareholders, we receive a bona fide written takeover proposal from a third party (other than one that was intentionally or knowingly solicited in violation of, or that resulted from a material breach of, the merger agreement) that our Board determines in good faith, after consultation with our outside financial and legal advisors, that the failure to take such action would be inconsistent with or in violation of the Board’s fiduciary duties to our shareholders under applicable law and that such takeover proposal constitutes or would reasonably be expected to result in or lead to a superior proposal, then in response to such takeover proposal, we may:

•	furnish information to the party making such takeover proposal (provided that we continue to simultaneously provide to MRGB Hold Co. any material non-public information about ourselves and our subsidiaries that we provide to such third party, to the extent that we had not previously provided such information to MRGB Hold Co., MRVK Merger Co., or any of their respective representatives); and

•	participate in discussions and negotiations (and make counterproposals) with the party making such takeover proposal regarding such takeover proposal.

Subject to the foregoing and except as may relate to excluded parties, we have agreed that, after the go-shop period end date, we, our subsidiaries and our respective representatives will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any person with respect to any takeover proposal, and we will use our (and will cause our subsidiaries and our respective representatives to use their) reasonable best efforts to cause such parties to return or destroy all confidential information provided or made available to such person by us or on our behalf.

No later than 48 hours following the go-shop period end date, we are required to notify MRGB Hold Co., in writing, of the identity of each excluded party and to provide MRGB Hold Co. with a copy of each takeover proposal received from such excluded party. We also are required to keep MRGB Hold Co. reasonably informed on a current basis (and in any event within 24 hours) as of the status of any material developments, modifications, discussions, proposals and negotiations concerning all takeover proposals from excluded parties. In addition, we are required to promptly (and in any event within 24 hours) notify MRGB Hold Co. in writing when any excluded party has ceased to remain as such.

After the go-shop period end date, we are required to promptly (and in any event within 24 hours) notify MRGB Hold Co. in writing if we receive (or after we become aware that one of our representatives has received):

•	a takeover proposal from a person or group of related persons or a written or verbal indication that such person or group is considering making a takeover proposal, including the material terms and conditions of the takeover proposal and the identity of the person making or proposing to make such takeover proposal, to the extent known;

•	any request by any person or group of related persons for non-public information relating to us other than requests in the ordinary course of business, consistent with past practices, and reasonably believed by us to be unrelated to a takeover proposal; or

•	any inquiry or request for discussions or negotiations regarding any takeover proposal by any person or group of related persons.

After the go-shop period end date, we may not furnish information to, or participate in negotiations or discussions with, a person making a takeover proposal unless we have delivered to MRGB Hold Co. a prior written notice advising MRGB Hold Co. that we intend to take any such actions. We are required to keep MRGB Hold Co. reasonably informed on a current basis (and in any event within 24 hours) as to the status of any material developments, modifications, discussions, proposals and negotiations concerning all takeover proposals.

At any time prior to the adoption of the merger agreement by our shareholders, the Board may make a change in recommendation with respect to our shareholders’ adoption of the merger agreement, provided that it determines in good faith (after receiving the advice of outside legal counsel) that the failure to take such action could reasonably be determined to constitute a violation of the Board’s fiduciary duties to our shareholders under applicable law, and provided further with respect to a change in such recommendation relating to a superior proposal, that

•	we have received a superior proposal and it has not been withdrawn;

•	we have provided written notice to MRGB Hold Co. that we have received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person or entity making the superior proposal;

•	we have, contemporaneously with the provision of such notice, provided to MRGB Hold Co. a copy of the relevant proposed acquisition agreement (updated versions of which will be provided on a prompt basis as they become available to us or our representatives) and any other material documents relating thereto;

•	MRGB Hold Co. has not, within five business days of its receipt of such notice, made an offer that the Board, by a majority vote, determines in its good faith judgment, after consultation with PJSC, to be at least as favorable to our shareholders as the superior proposal;

•	we have not materially violated our covenants, as included in the merger agreement, relating to the inclusion of the Board’s recommendation that our shareholders adopt the merger agreement in this proxy statement, the holding of a special meeting for the purpose of considering and taking action upon the adoption of the merger agreement, or with respect to the go-shop, no solicitation and change in recommendation restrictions described in this proxy statement; and

•	the Board determines in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to constitute a breach of its fiduciary duties to our shareholders under applicable law.

During the abovementioned five business day period in which MRGB Hold Co. can “match” any takeover proposal, we are required to use reasonable best efforts to negotiate with MRGB Hold Co. and MRVK Merger Co. (to the extent MRGB Hold Co. and MRVK Merger Co., desire to negotiate) to make adjustments in the terms and conditions of the merger agreement, and our Board is required to take into account any such changes proposed by MRGB Hold Co. in evaluating whether any takeover proposal continues to constitute a superior proposal. We have agreed that each and every material amendment to the financial terms or other material terms of a superior proposal will require a new written notice by us and an additional three business days from the date of the new written notice for MRGB Hold Co. and MRVK Merger Co. to continue negotiations. We are also required to provide MRGB Hold Co. with at least 24 hours’ prior notice of any meeting of our Board at which the Board is reasonably expected to consider any takeover proposal or to determine whether any such takeover proposal is a superior proposal.

As used in this proxy statement, an “excluded party” means any person or group of persons from whom we (or any of our representatives) receive a written takeover proposal prior to the go-shop period end date, provided that such takeover proposal did not arise in connection with a breach of the merger agreement’s go-shop restrictions, and which the Board determines in good faith (such determination to be made no later than 48 hours after the go-shop period end date), after consultation with outside legal counsel and our financial advisor, is or could reasonably be expected to result in a superior proposal. Any person will immediately cease to be an excluded party if the takeover proposal submitted by such person is withdrawn or terminated, or any group of persons will immediately and irrevocably cease to be an excluded party if those persons who were members of such group immediately prior to the go-shop period end date cease to constitute at least 50% of the equity financing of such group.

As used in this proxy statement, “takeover proposal” means any inquiry, proposal or offer or indication of interest from any person (other than MRGB Hold Co. and its subsidiaries and affiliates, including MRVK Merger Co.) relating to, in one transaction or a series of related transactions, any (a) direct or indirect acquisition of the assets of our Company or our subsidiaries (including any voting equity interests of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 10% or more of the fair market value of our consolidated assets or to which 10% or more of our net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 10% or more of our voting equity interests, (c) tender offer or exchange offer that if consummated would result in any party beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 10% or more of our voting equity interests, (d) merger, consolidation, reorganization, recapitalization, sale, lease, contribution, partnership, joint venture, share exchange, other business combination or similar transaction involving us or any of our subsidiaries, pursuant to which such party would own 10% or more of our consolidated assets, net revenues or net income, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of our Company or our declaration or payment of an extraordinary dividend (whether in cash or other property).

As used in this proxy statement, a “superior proposal” means a bona fide written takeover proposal which did not result from a breach of the go-shop and no solicitation provisions of the merger agreement (except that references in the definition of “takeover proposal” to 10% are replaced by 100%) that the Board determines in its good faith business judgment (after consultation with its outside legal counsel and financial advisors) to be more favorable to our shareholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such takeover proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such takeover proposal, (d) the other terms and conditions of such takeover proposal and the implications thereof on our Company, including relevant legal, regulatory and other aspects of such takeover proposal deemed relevant by the Board and (e) any revisions to the terms of the merger agreement proposed by MRGB Hold Co. during its “matching” periods. A takeover proposal will not constitute a “superior proposal” unless (x) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as external financing arranged by MRGB Hold Co., (y) there is no due diligence condition to the third party’s obligation to consummate the transaction that is the subject of such offer, and (z) the consideration payable to our shareholders upon consummation of the superior proposal is at least $0.50 per share higher than the merger consideration payable by MRGB Hold Co. under the merger agreement.

As used in this proxy statement, “change in recommendation” means any instance where the Board, directly or indirectly, (a) withdraws, withholds, qualifies, amends or modifies in a manner adverse to MRGB Hold Co. or MRVK Merger Co., or publicly proposes or resolves to withhold, withdraw, qualify or modify in a manner adverse to MRGB Hold Co. or MRVK Merger Co., the Board’s recommendation to our shareholders to vote in favor of the adoption of the merger agreement, (b) fails to include, or publicly proposes not to include, such recommendation in this proxy statement or makes any public statement inconsistent with such recommendation, (c) approves, endorses or recommends, or proposes publicly to approve, endorse or recommend, any takeover proposal, (d) fails to publicly reaffirm such recommendation within 48 hours after MRGB Hold Co. so requests in writing in response to a takeover proposal that has been publicly made or publicly disclosed or announced and not withdrawn, or (e) agrees, approves, recommends or resolves to do any of the foregoing.

Nothing in the merger agreement prohibits us or the Board from taking and disclosing to our shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any disclosure to our shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose could reasonably be determined to constitute a violation of our obligations under applicable law; provided that the Board may not recommend that our shareholders tender their shares in connection with any takeover proposal unless the Board determines in good faith (after receiving the advice of its financial advisor) that such takeover proposal constitutes a superior proposal.

Reasonable Best Efforts and Certain Pre-Closing Obligations

Pursuant to the merger agreement, we have agreed, together with MRGB Hold Co. and MRVK Merger Co., to use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner reasonably possible, the transactions contemplated by the merger agreement, including:

•	preparing and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transactions contemplated by the merger agreement;

•	satisfying the other parties’ conditions to consummating the merger and the other transactions contemplated by the merger agreement;

•	taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, permit, authorization, action or nonaction, order, waiver or approval of, or any exemption by, any third party, including any governmental entity (including furnishing all information required under the HSR Act) required to be obtained or made in connection with the merger and the other transactions contemplated by the merger agreement;

•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

•	contesting and resisting any legal proceeding and seeking to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement;

•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement;

•	fulfilling all conditions precedent to the merger; and

•	not taking any action after the date of the merger agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to the closing of the merger.

In addition, we and MRGB Hold Co. have each agreed to:

•	cooperate in the preparation and filing with the SEC of this proxy statement, including any amendments or supplements hereto, to the extent specified in the merger agreement;

•	use reasonable best efforts to file as promptly as practicable (but in any event no later than 15 business days after the date of the merger agreement) notifications under the HSR Act and to file, as promptly as practicable, any other filings and/or notifications under applicable antitrust laws;

•	use reasonable best efforts to respond to any governmental entity’s request for additional information or documentary material, in consultation with the other parties to the merger agreement;

•	use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any governmental entity in connection with antitrust matters;

•	use reasonable best efforts to resolve as promptly as practicable any objections that may be asserted by any governmental entity with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign antitrust laws;

•	use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust laws with respect to the merger and the other transactions contemplated by the merger agreement as promptly as practicable after the execution of the merger agreement; and

•	use reasonable best efforts to effect the transfer of any permit issued to us by a governmental entity to the extent required in connection with the execution of the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement.

Subsequent to the signing of the merger agreement, R. G. Barry, MRGB Hold Co. and MRVK Merger Co. determined that the merger will not require a premerger notification under the HSR Act. Accordingly, the closing condition related to the expiration or termination of any related waiting period is inapplicable.

We also agreed that in no event will MRGB Hold Co. or its subsidiaries (including MRVK Merger Co.) or affiliates be required to agree to:

•	any prohibition of or limitation on its or their ownership (or any limitation that would materially affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the merger;

•	divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the merger;

•	any limitation on its or their ability to effect the merger, or the ability of our Company (or MRVK Merger Co.) or its or their respective subsidiaries to acquire, hold or exercise full rights of ownership of any capital stock of any of our subsidiaries; or

•	any other limitation on its or their ability to effectively control their respective businesses or any limitation that would materially affect its or their ability to control their respective operations, including after giving effect to the merger.

Access to Information; Confidentiality

Subject to the terms and conditions of a nondisclosure and standstill agreement between us and Mill Road Capital Management LLC (an affiliate of Mill Road Capital, MRGB Hold Co. and MRVK Merger Co.), dated as of December 13, 2013, and applicable law relating to the sharing of information, we have agreed to provide, and cause our subsidiaries to provide, to MRGB Hold Co. and its representatives, from time to time prior to the earlier of the effective time of the merger or the termination of the merger agreement, with reasonable access during normal business hours to, and upon request, copies of relevant information regarding (i) our and our subsidiaries’ respective properties, books, contracts, commitments, personnel and records and (ii) such other information as MRGB Hold Co. may reasonably request regarding us, our subsidiaries and our respective businesses, financial condition and operations. We have not waived any of the provisions of such nondisclosure and standstill agreement.

Equity Commitment; Sponsor Guarantee

MRGB Hold Co. has provided to us a copy of the equity commitment letter, dated as of May 1, 2014, by and between MRGB Hold Co. and Mill Road Capital, pursuant to which Mill Road Capital has committed, subject to the terms and conditions thereof, to contribute to MRGB Hold Co. our common shares held by Mill Road Capital and invest (or cause to be invested) a cash amount (the “equity contribution”) equal to the total amount resulting from:

•	the aggregate amount of the merger consideration for all shares to be exchanged for cash, plus

•	the aggregate amount of the payment obligations of the Surviving Corporation with respect to our equity and equity-related awards, minus

•	the aggregate amount of the debt financing contemplated by the debt commitment letter (the “debt financing”) or any alternative financing, minus

•	our cash and short term marketable securities as of the effective time of the merger.

Mill Road Capital may meet its obligation to fund the equity contribution directly or indirectly through one of its affiliates, or together with third parties that are “accredited investors” (as such term is defined under Rule 501 of Regulation D, as promulgated by the Securities Act of 1933, as amended, as Mill Road Capital elects at its sole discretion. At the discretion of MRGB Hold Co., the amount of the equity contribution may be reduced, but only to the extent that MRGB Hold Co. has consummated the transactions contemplated by the merger agreement. The obligation to fund the equity contribution is subject to the following conditions:

•	our execution and delivery of the merger agreement;

•	the satisfaction or waiver of the closing conditions set forth in the merger agreement;

•	the substantially concurrent funding of the debt financing (or any alternative financing); and

•	the contemporaneous consummation of the merger.

In the merger agreement, MRGB Hold Co. has agreed to use commercially reasonable efforts to obtain the equity contribution upon satisfaction or waiver of (i) the conditions of MRGB Hold Co. to the closing under the merger agreement and (ii) the conditions to the funding of the debt financing (or any alternative financing). MRGB Hold Co. may not permit the equity commitment letter to be amended or modified (except to increase the cash investment to be made thereunder), and MRGB Hold Co. may not permit any provision thereof to be waived, without our prior written consent.

We are not a party to, or a third party beneficiary of, the equity commitment letter and, therefore, cannot enforce the equity commitment letter against Mill Road Capital. However, to induce us to enter into the merger agreement, MRGB Hold Co. caused Mill Road Capital to enter into a sponsor guarantee in our favor which we can enforce against Mill Road Capital. The discussion in this proxy statement of the sponsor guarantee and the principal terms of such guarantee is subject to, and is qualified in its entirety by reference to, the sponsor guarantee, a copy of which is attached to this proxy statement as Annex B and incorporated into this proxy statement by reference. You should read the entire sponsor guarantee carefully.

Under the sponsor guarantee, Mill Road Capital has absolutely, unconditionally, and irrevocably guaranteed to us, pursuant to the terms and subject to the conditions thereof, the payment and performance of the obligations of MRGB Hold Co. to pay, as applicable:

•	contingent upon the closing of the merger, and when and if due after the effective time of the merger, the equity contribution;

•	when and if due, certain out-of-pocket expenses incurred by us in providing our cooperation to facilitate the obtaining of the debt financing; and

•	when and if due, any termination fee owed by MRGB Hold Co. to us.

Solely with respect to Mill Road Capital’s obligations described in the second and third bullet points above, but not with respect to Mill Road Capital’s obligations described in the first bullet point above, Mill Road Capital has reserved the right to set-off any payments owed by us to MRGB Hold Co., MRVK Merger Co., Mill Road Capital or their respective affiliates, and to assert any and all defenses which MRGB Hold Co. and MRVK Merger Co. may have to payment of such obligations.

Debt Commitment; Covenants, Representations and Warranties of MRGB Hold Co. Relating to the Financing

MRGB Hold Co. also has provided to us a copy of the debt commitment letter, dated May 1, 2014, between GCI Capital Markets LLC (together with any other lenders that may become party thereto after the date of the merger agreement) and Mill Road Capital pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide the following loans:

•	an $85,000,000 senior secured first lien term loan facility;

•	a $30,000,000 senior secured second lien term loan facility; and

•	a $15,000,000 senior secured revolving credit facility (which, subject to the satisfaction of certain conditions, Mill Road Capital may replace with an substitute revolving credit facility provided by other lenders in an aggregate amount not to exceed $40,000,000).

The closing of the debt financing is conditioned on, among other things:

•	Mill Road Capital’s making or causing to be made an equity contribution at the closing in an amount not less than 40% of the total capitalization, and in any event, in an amount not less than $86,000,000 (including the value of our common shares already owned by it);

•	the execution, delivery and filing (as appropriate) of the financing documents and customary closing documents by the parties thereto;

•	the receipt of certain financial statements from us;

•	the accuracy of our representations and warranties in the merger agreement, to the extent provided therein;

•	the absence of a material adverse effect with respect to us since June 29, 2013;

•	the satisfaction of certain maximum leverage ratios with respect to our Company, giving pro forma effect to the merger and the financing thereof; and

•	the substantially concurrent closing of the merger.

In the merger agreement, MRGB Hold Co. has agreed to use commercially reasonable efforts to arrange and consummate the debt financing on the terms and conditions described in the debt commitment letter as promptly as reasonably practicable, including using its commercially reasonable efforts to:

•	maintain in effect the debt commitment letter on the terms and conditions contained therein;

•	negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms that would not:

•	by virtue of any amendment or modification of the debt commitment letter, reduce the aggregate amount of the debt financing below the amount contemplated therein to be provided (after taking into account the flex provisions set forth in the debt commitment letter or the associated fee letter) unless the equity contribution, or other debt financing are increased by, or additional debt commitments are obtained for, a corresponding amount; or

•	impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing in a manner that would reasonably be expected to (i) materially delay or prevent the closing of the merger, (ii) make the funding of the debt financing (or satisfaction of the conditions thereto) less likely to occur or (iii) adversely affect the ability of MRGB Hold Co. to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto, the ability of MRGB Hold Co. to consummate the merger or the likelihood of consummation of the merger;

•	satisfy on a timely basis all conditions applicable to MRGB Hold Co. or any of its affiliates in such definitive agreements that are within its or its affiliates’ control;

•	comply with (or obtain the waiver thereof) its obligations under the debt commitment letter and the definitive agreements with respect thereto; and

•	upon satisfaction of the conditions set forth in the debt commitment letter, consummate the debt financing on the closing date of the merger.

MRGB Hold Co. also has agreed to use commercially reasonable efforts to cause the lenders and the other persons providing the debt financing to fund the debt financing on the closing date if all conditions in the debt commitment letter have been satisfied or, upon funding, will be satisfied, provided that in no event will MRGB Hold Co. or any of its affiliates be required to commence any litigation or other legal proceeding against any of its financing sources in connection with the debt commitment letter, the debt financing, the merger agreement, the merger or the other transactions contemplated by the merger agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, MRGB Hold Co. has agreed to use its commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event on terms that, in MRGB Hold Co.’s reasonable judgment, are not less favorable, either taken as a whole or with respect to the aggregate fees payable by MRGB Hold Co. or its affiliates thereunder (after taking into account the flex provisions set forth in the debt financing commitment letter or the associated fee letter), to MRGB Hold Co. and the Surviving Corporation. For this purpose, the parties to the merger agreement have agreed that “commercially reasonable efforts” will not require MRGB Hold Co. to obtain alternative financing if such financing, in MRGB Hold Co.’s reasonable judgment, is materially less favorable, either taken as a whole or with respect to the aggregate fees payable by MRGB Hold Co. or its affiliates thereunder (after taking into account the flex provisions set forth in the debt commitment letter or the associated fee letter), to MRGB Hold Co. and to the Surviving Corporation.

MRGB Hold Co. is required to keep us reasonably informed of the status of its efforts to arrange and consummate the debt financing, and to provide us with copies of all executed final definitive documents relating to the debt financing (excluding any provisions related solely to fees and economic terms agreed to by the parties to the debt commitment letter). MRGB Hold Co. is required to give us prompt notice: (i) if MRGB Hold Co. becomes aware of any material breach or material default (or any event or circumstance that would reasonably be expected to give rise to any material breach or material default) by any party to the debt commitment letter or any definitive document related to the debt financing; (ii) of the receipt by it of any notice or other written communication from any person with respect to any actual or alleged breach, default, termination or repudiation by any party to the debt commitment letter or any definitive document related to the debt financing; (iii) if MRGB Hold Co. becomes aware of any event or circumstances that would reasonably be expected to cause MRGB Hold Co. to be unable to obtain all or any portion of the debt financing on the terms (including the flex portions thereof), in the manner or from the sources contemplated by the debt commitment letter or any definitive documents related to the debt financing; and (iv) upon receipt of the debt financing.

We are not a party to, or a third party beneficiary of, the debt commitment letter and, therefore, cannot enforce the debt commitment letter against the lenders. In addition, the merger agreement provides that neither we nor any of our subsidiaries will have any rights or claims against the lenders or any other persons that have committed to provide the debt financing, solely in their respective capacities as lenders or arrangers of the debt financing, and the lenders and such persons, solely in their capacities as lenders or arrangers, will not have any rights or claims against any party to the merger agreement or any affiliate or representative thereof, in connection with the merger agreement or the debt financing, whether at law or equity, in contract, in tort or otherwise.

In the event that we suffer or incur any losses or damages in connection with the debt financing (or any comparable substitute or additional debt financing) that MRGB Hold Co. and Mill Road Capital are seeking to obtain with respect to the merger, our right to receive the $5,000,000 termination fee, payable to us under certain circumstances upon termination of the merger agreement, will be deemed liquidated damages for any all such losses or damages. For additional details regarding the payment of such termination fee, see “THE MERGER AGREEMENT—Termination Events; Termination Fees” beginning on page 89.

In the merger agreement, MRGB Hold Co. represented and warranted to us that:

•	as of the date of the merger agreement, the equity and debt commitment letters, including the financing commitments contained therein, (i) had not been amended, restated, withdrawn, rescinded or otherwise modified or waived, and no such amendment, restatement, withdrawal, rescission or other modification or waiver of the commitment letters was contemplated, and (ii) were in full force and effect, and constituted the legal, valid and binding obligations of MRGB Hold Co. and, to the knowledge of MRGB Hold Co., the other parties thereto, subject to customary exceptions;

•	there are no conditions precedent or other contingencies related to the funding of the equity contribution or debt financing, other than as set forth in or contemplated by the equity and debt commitment letters;

•	we have been provided with excerpts of those portions of any fee letters associated with Mill Road Capital’s debt commitment letter that contain any conditions to funding the debt financing (except for provisions related solely to fees and economic terms agreed to by the parties to the debt commitment letter);

•	MRGB Hold Co. or Mill Road Capital has fully paid any and all commitment fees or other fees or deposits required by the equity and debt commitment letters to be paid on or before the date of the merger agreement;

•	as of the date of the merger agreement, no event had occurred which would constitute a default or breach under the equity or debt commitment letters on the part of MRGB Hold Co. and, to the knowledge of MRGB Hold Co., any other parties thereto; and

•	as of the date of the merger agreement, assuming the conditions set forth in Section 7.1 (“Conditions to Each Party’s Obligations to Effect the Merger”) and Section 7.2 (“Conditions to Obligations of Parent and Merger Sub”) of the merger agreement will be satisfied, MRGB Hold Co. had no reason to believe that any of the conditions to the equity contribution or debt financing contemplated by the equity and debt commitment letters would not be satisfied or that sufficient funds would not be made available to MRGB Hold Co. on the closing date of the merger to enable it to pay the merger consideration of all shares to be exchanged and to pay all expenses and all other amounts required to be paid by it in connection with the consummation of the merger and the other transactions contemplated by the merger agreement.

Cooperation and Assistance by R. G. Barry Relating to the Financing

In the merger agreement, we have agreed to provide, and to cause our subsidiaries (and our and our subsidiaries’ representatives) to provide, all cooperation reasonably requested by MRGB Hold Co. that would not unreasonably interfere with our business or operations in connection with the arrangement and obtaining of the debt financing (or any comparable substitute or additional financing), including:

•	promptly providing to MRGB Hold Co. for delivery to its financing sources all material financial information in our possession with respect to our Company, our subsidiaries and the merger as MRGB Hold Co. or its financing sources may reasonably request, including financial statements and projections and other financial information we have prepared relating to our Company, our subsidiaries and the merger and information required by regulatory authorities or governmental entities or under applicable law;

•	at the reasonable request of MRGB Hold Co., making our senior officers and other representatives reasonably available to participate in a reasonable number of meetings with financing sources, presentations, and other sessions (provided that any meeting, presentation or session with an executive officer may be by video conference or held at our Ohio headquarters) with respect to the financing efforts of MRGB Hold Co. and Mill Road Capital;

•	assisting MRGB Hold Co. in the preparation of customary materials for bank information memoranda and similar documents required in connection with the debt financing (or the syndication thereof) and using commercially reasonable efforts to cause our accountants to provide any necessary consent letters in connection therewith;

•	assisting with execution and delivery of customary guaranty and security documents, other customary definitive financing documents or agreements, and other customary certificates or documents, as may be reasonably requested by MRGB Hold Co. and otherwise reasonably facilitating the obtaining of the financing, subject to certain conditions and contingent upon the consummation of the merger;

•	permitting MRGB Hold Co.’s financing sources to evaluate and appraise our Company’s and our subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements;

•	assisting MRGB Hold Co., at MRGB Hold Co.’s reasonable request, in the preparation of one or more credit, guarantee, security and/or other definitive agreements (and the disclosure schedules thereto);

•	at the reasonable request of MRGB Hold Co., providing authorization letters to MRGB Hold Co.’s financing sources authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a material misstatement or omission and that the “public side” versions of such documents, if any, do not include material non-public information about us, our subsidiaries or our securities;

•	using commercially reasonable efforts to arrange for customary payoff letters, encumbrance terminations and instruments of discharge to be delivered at the closing of the merger providing for the payoff, discharge and termination of indebtedness and related encumbrances that MRGB Hold Co. requires us to pay off, discharge and terminate on such closing date;

•	taking all corporate actions reasonably requested by MRGB Hold Co. to permit the consummation of the debt financing (including assisting MRGB Hold Co. with the guaranty and collateral arrangements thereunder); and

•	at MRGB Hold Co.’s request, providing all cooperation necessary to procure the resignations and replacement of those directors serving on the Board or the board of directors of any of our subsidiaries upon the effective time.

MRGB Hold Co. has agreed that such provisions do not require (i) us or any of our subsidiaries to pay any commitment fee or similar fee or incur any liability with respect to the debt financing prior to the closing thereof,

(ii) our Chief Executive Officer and our Chief Financial Officer to collectively devote more than 100 hours of their time, in connection with our obligations under the foregoing, or (iii) the Board or the board of directors of any of our subsidiaries to take any action whatsoever in connection the financing efforts of MRGB Hold Co. and Mill Road Capital.

MRGB Hold Co. has agreed to reimburse us for our reasonable out-of-pocket costs and expenses incurred in connection with our performance of the foregoing obligations promptly following our written request for reimbursement and delivery of reasonably detailed documentation with respect to such costs and expenses. MRGB Hold Co. also has agreed to use, and to cause its representatives to use, reasonable best efforts to cause its financing sources to comply with all of their respective obligations under a certain nondisclosure and standstill agreement between us and Mill Road Capital Management LLC (an affiliate of Mill Road Capital, MRGB Hold Co. and MRVK Merger Co.), dated as of December 13, 2013, or similar confidentiality provisions entered into with the financing sources, which obligations will survive the termination of the merger agreement in accordance with its terms.

Special Meeting of Shareholders

We have agreed to call and hold a special meeting of our shareholders for the purpose of considering and taking action upon the adoption of the merger agreement. The special meeting is the subject of this proxy statement. Pursuant to the merger agreement, the special meeting may take place no sooner than 20 days after the definitive version of this proxy statement, containing a current copy of Section 1701.85 of the OGCL, is filed with the SEC and mailed or otherwise delivered to our shareholders. Unless the Board has effected a change in recommendation in accordance with the provisions of the merger agreement, we have agreed to solicit or cause to be solicited from our shareholders proxies in favor of the adoption of the merger agreement and to take all other reasonable action necessary or advisable to secure the adoption of the merger agreement by our shareholders, including the retention of a proxy solicitation firm reasonably acceptable to MRGB Hold Co.

Once the special meeting has been called and noticed, we may not postpone or adjourn the special meeting without MRGB Hold Co.’s consent, which will not be unreasonably withheld or delayed, other than (i) to the extent necessary to ensure than any required supplement or amendment to this proxy statement is provided to our shareholders within a reasonable amount of time in advance of the special meeting, and (ii) if, as of the time for which the special meeting is originally scheduled, there is an insufficient number of our common shares represented (either in person or by proxy) to constitute the quorum necessary to conduct business at the special meeting.

Indemnification and Insurance

Under the merger agreement, for six years after the effective time of the merger and to the maximum extent permitted under applicable law, MRGB Hold Co. will, and will cause the Surviving Corporation, to, indemnify, defend and hold harmless each person who served at any time prior to the effective time as an officer or director of us or any of our subsidiaries against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement in connection with any legal proceeding based on or arising out of the fact that such person is or was a director or officer of us or any of our subsidiaries, regardless of when asserted, and (ii) all such indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement, the merger or the other transactions contemplated thereby. MRGB Hold Co., MRVK Merger Co., and the Surviving Corporation, as the case may be, will pay all expenses of each indemnified party in advance of the final disposition of any such action or proceeding, but in the case of MRVK Merger Co. and the Surviving Corporation, only to the fullest extent permitted by Ohio law upon receipt of certain undertakings from the person to be indemnified.

In the event any such legal proceeding is brought against any indemnified party, (i) the indemnified party may retain counsel satisfactory to such indemnified party and reasonably satisfactory to MRGB Hold Co.,

(ii) MRGB Hold Co. will, or will cause the Surviving Corporation, to pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received, and (iii) MRGB Hold Co. will, and will cause the Surviving Corporation to use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of MRGB Hold Co., MRVK Merger Co. or the Surviving Corporation will be liable for any settlement of any claim effected without its written consent, although such consent may not be unreasonably withheld or delayed. To obtain indemnification, an indemnified party, upon learning of any such legal proceeding is required to notify MRGB Hold Co., MRVK Merger Co. or the Surviving Corporation, and to deliver to the Surviving Corporation certain required undertakings. Such indemnified party’s failure to provide the foregoing notice will not relieve the indemnifying parties from liability unless such indemnifying parties have been prejudiced by the failure to notify.

Under the merger agreement, the Surviving Corporation is required to maintain in effect for a period of six years after the effective time the policies of directors’ and officers’ liability we maintain immediately prior to the effective time. Alternatively, the Surviving Corporation may substitute policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries when compared to the insurance we had maintained as of the date of the merger agreement, or obtain “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries. This insurance will cover claims arising out of or relating to events which occurred before or at the effective time (including in connection with the transactions contemplated by the merger agreement). In no event will the Surviving Corporation be required to pay an annual premium for such coverage in excess of 200% of the last annual premium paid by us for such insurance prior to the date of the merger agreement. If such insurance coverage cannot be obtained at an annual premium equal to or less than the 200% maximum, we will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for the 200% maximum amount. Prior to the effective time of the merger, we are required to cooperate and consult with MRGB Hold Co. reasonably and in good faith in seeking any “tail” insurance (including, at the request of MRGB Hold Co., to obtain quotations for annual premiums from alternative insurance carriers or brokers).

Our obligations as the Surviving Corporation and the obligations of MRGB Hold Co. with respect to indemnification and insurance will survive the consummation of the merger and may not be terminated or modified in such a manner as to adversely affect any indemnified party without the consent of the affected indemnified party.

In the event that the Surviving Corporation, MRGB Hold Co. or any of our/its successors or assigns (i) consolidate with or merge into any other person and are not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of our/its properties and assets to any person, then, and in each such case, proper provision will be made so that our successors and assigns assume in full the obligations set forth under these provisions.

The rights of each indemnified party under these provisions are in addition to the rights such individual may have under Ohio law and any other applicable law.

MRGB Hold Co. Guarantee

MRGB Hold Co. has agreed to take all action necessary to cause the Surviving Corporation, or MRVK Merger Co., as applicable, to perform all applicable agreements, covenants and obligations under the merger agreement. MRGB Hold Co. has unconditionally guaranteed to us the full and complete performance by the Surviving Corporation, or MRVK Merger Co., as applicable, of all appropriate obligations under the merger agreement and has agreed to be liable for any breach of a related representation, warranty, covenant or obligation under the merger agreement.

Employee Matters

MRGB Hold Co. has agreed that, for purposes of all employee benefit plans and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to our current employees and those of our subsidiaries for their service prior to the effective time of the merger, so long as that such crediting of service does not result in duplication of benefits and is not prohibited by law. Nothing in the merger agreement requires the Surviving Corporation to obtain or maintain any particular employee benefit plans. The employee provisions of the merger agreement are solely for the benefit of the respective parties to the merger agreement. Nothing in such provisions, express or implied, will give any of our employees, or the legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or compensation or benefits of any nature or kind whatsoever.

Agreements Relating to the Defense of Shareholder Litigation

We have agreed to consult with MRGB Hold Co. regarding the defense or settlement of any shareholder litigation related to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement, and not to settle any such shareholder litigation without MRGB Hold Co.’s prior written consent. We have agreed promptly to notify MRGB Hold Co. of any such shareholder litigation brought, or threatened, keep MRGB Hold Co. reasonably informed with respect to the status thereof, and consult with MRGB Hold Co. with respect to all aspects of such litigation, including providing MRGB Hold Co. and its representatives reasonable opportunity to review and comment on all filings (which comments are required to be reasonably considered by us). Further, we have agreed to consult with MRGB Hold Co. regarding the selection of any counsel, other than our regular outside counsel, to represent us and any individuals indemnified by us in any such litigation.

Additional Agreements

The merger agreement contains additional agreements between us and MRGB Hold Co. relating to, among other things:

•	consultations regarding public announcements;

•	our delivery to MRGB Hold Co. of a statement certifying that our common shares are not “United States real property interests” under the Internal Revenue Code, and a related letter of notice to the Internal Revenue Service;

•	notification of certain matters; and

•	our providing reasonable access to MRGB Hold Co. to our properties, books, contracts, commitments, personnel, records and such other financial and other information as may be reasonably requested.

Conditions to Closing of the Merger

The obligation of each party to the merger agreement to consummate the merger is subject to the satisfaction or waiver on or before the closing date of the merger of the following conditions:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of our outstanding common shares;

•	the expiration or termination of the waiting period (including any extension thereof) applicable to the consummation of the merger under the HSR Act; and

•	no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition is in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement.

Subsequent to the signing of the merger agreement, R. G. Barry, MRGB Hold Co. and MRVK Merger Co. determined that the merger will not require a premerger notification under the HSR Act. Accordingly, the closing condition related to the expiration or termination of any related waiting period is inapplicable.

The respective obligations of MRGB Hold Co. and MRVK Merger Co. to complete the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the accuracy of our representations and warranties, as of the date of the merger agreement and as of the closing (unless a representation or warranty expressly relates to an earlier time), to the extent specified in the merger agreement;

•	our performance of or compliance with, in all material respects, our covenants and agreements as contained in the merger agreement, on or prior to the closing date;

•	since the date of the merger agreement, no event, change, effect or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect;

•	we have furnished MRGB Hold Co. with a certificate dated as of the closing date signed on our behalf by our chief executive officer or chief financial officer certifying as to the satisfaction of the conditions specified in the three immediately preceding bullet points of this list;

•	all consents, permits, authorizations, orders, approvals or waivers of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the transactions contemplated by the merger agreement have been filed, obtained or have occurred, except where a failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	no governmental entity has promulgated, entered, enforced, enacted or issued any order or law applicable to (i) the merger which would impose or require any restriction on Mill Road Capital or its affiliates or our business, as the Surviving Corporation, or (ii) the debt financing (or any alternative financing), which would prevent the consummation of such financing, and no action or proceeding of the type specified herein shall be pending at the time of the closing of the merger;

•	we have furnished MRGB Hold Co. with our consolidated, unaudited financial statements (including all schedules, exhibits and notes thereto) for (i) the most recently ended fiscal month, which, at the time of the closing, was at least 45 days prior to the closing date, and (ii) each fiscal month ending between the date of the merger agreement and such most recently ended fiscal month; and

•	the common shares held by our shareholders who have demanded and perfected dissenting shareholders’ rights in accordance with Section 1701.85 of the OGCL and who have not withdrawn or lost such rights constitute not more than 5% of our outstanding common shares.

Our obligation to complete the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	the accuracy of the representations and warranties made by MRGB Hold Co. and MRVK Merger Co., as of the date of the merger agreement and as of the closing (unless a representation or warranty expressly relates to an earlier time), to the extent specified in the merger agreement;

•	performance of or compliance with the covenants and agreements contained in the merger agreement to be performed or complied with by MRGB Hold Co. or MRVK Merger Co., on or prior to the closing date, to the extent specified in the merger agreement; and

•	MRGB Hold Co. and MRVK Merger Co. have furnished to us a certificate signed by their respective presidents or treasurers, certifying to the satisfaction of the foregoing two conditions.

We cannot assure that all of the conditions precedent to the merger will be satisfied or waived. The merger agreement provides that a party may not rely on the failure of any condition to be satisfied to excuse it from its obligations to effect the merger if such party did not comply with its obligations to consummate the merger and the other transactions contemplated by the merger agreement as described under “THE MERGER AGREEMENT—Reasonable Best Efforts and Certain Pre-Closing Obligations” beginning on page 78.

Termination Events; Termination Fees

The parties to the merger agreement may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger (notwithstanding our shareholders’ adoption of the merger agreement). Also, either us or MRGB Hold Co. may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger (including after our shareholders’ adoption of the merger agreement) if:

•	the merger has not been consummated on or before October 1, 2014, referred to in this proxy statement as the “outside date”;

•	any law or order permanently enjoining or otherwise permanently prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement has been enacted, issued, promulgated, enforced or entered, and such law or order has become final and appealable; provided, however, that the right to so terminate the merger agreement will not be available to any party that has not complied with its obligations to resist, lift or resolve such law or order (or any other restraint), as specified in the merger agreement; or

•	our shareholders fail to adopt the merger agreement at the special meeting (including any adjournments and postponements thereof), provided that our right to so terminate the merger agreement will not be available to us if the failure to obtain such shareholder adoption of the merger agreement has been caused by our action or failure to act, or we have otherwise breached our obligations under those provisions of the merger agreement described above under “THE MERGER AGREEMENT—Special Meeting of Shareholders” beginning on page 85.

MRGB Hold Co. may terminate the merger agreement at any time before the effective time (including after our shareholders’ adoption of the merger agreement) if:

•	a change in recommendation has occurred;

•	we have entered into, or publicly announced our intention to enter into, an acquisition agreement with a third party;

•	we have, in any material respect, breached or failed to perform any of our covenants and agreements as described under “THE MERGER AGREEMENT—Go-Shop; No Solicitation; Change in Board Recommendation” beginning on page 74, “THE MERGER AGREEMENT—Special Meeting of Shareholders” beginning on page 85, or with respect to our preparation of this proxy statement;

•	the Board has failed to recommend to our shareholders that they adopt the merger agreement;

•	the Board has approved, endorsed or recommended to our shareholders any takeover proposal;

•	a tender offer or exchange offer relating to our shares has been commenced by a person unaffiliated with MRGB Hold Co. and we have not, within five business days, sent to our shareholders (pursuant to Rule 14e-2 under the Securities Act of 1933, as amended) a statement reaffirming the Board’s recommendation that our shareholders adopt the merger agreement and recommending that our shareholders reject such tender or exchange offer; or

•	either our Company or our Board (or any committee thereof) has publicly announced an intention to do any of the foregoing actions.

In the event that MRGB Hold Co. terminates the merger agreement as a result of any of the events in the foregoing list, we will be required to pay a termination fee of $5,000,000 to MRGB Hold Co.

MRGB Hold Co. may also terminate the merger agreement if we breach any representation, warranty, covenant or agreement such that the conditions to MRGB Hold Co.’s obligation to close the merger would not be satisfied, if such breach is incapable of being cured by the outside date or we have not cured such breach in all material respects within 20 days after our receipt of written notice thereof from MRGB Hold Co. (or, if there are less than 20 days remaining prior to the outside date, prior to the outside date). However, in the event that MRGB Hold Co. terminates the merger agreement for a breach of any of our representations and warranties resulting from our fraud, we will be required to pay a termination fee of $5,000,000 to MRGB Hold Co.

In addition, we will be required to pay a termination fee of $5,000,000 to MRGB Hold Co. if: (i) we terminate the merger agreement because the Board has authorized us, in full compliance with the merger agreement’s “go-shop” and non-solicitation provisions, to enter into an acquisition agreement in respect of a superior proposal (provided that we enter into such acquisition agreement substantially concurrently with the termination of the merger agreement); (ii) MRGB Hold Co. terminates the merger agreement due to our breach of any of our representations, warranties, covenants or agreement set forth in the merger agreement and our shareholders’ failure to adopt the merger agreement at the special meeting where, prior to MRGB Hold Co.’s termination of the merger agreement, a takeover proposal has been publicly disclosed or otherwise communicated to us or the Board, such takeover proposal has not been withdrawn on an unconditional basis and, within 12 months following MRGB Hold Co.’s termination of the merger agreement, we consummate or enter into a definitive agreement with respect to such takeover proposal; (iii) the merger agreement is terminated by either us or MRGB Hold Co. due to a failure to consummate the merger prior to the outside date and our shareholders’ failure to adopt the merger agreement at the special meeting where, prior to such termination, a takeover proposal has been publicly disclosed and not withdrawn on an unconditional basis and, within 12 months following the termination of the merger agreement, we consummate or enter into a definitive agreement with respect to such takeover proposal; and (iv) the merger agreement is terminated by either us or MRGB Hold Co. due to our shareholders’ failure to adopt the merger agreement at the special meeting where, prior to such termination, a takeover proposal has been publicly disclosed and not withdrawn on an unconditional basis and, within 12 months following the termination of the merger agreement, we consummate or enter into a definitive agreement with respect to such takeover proposal. For purposes of the immediately preceding sentence, all references in the definition of “takeover proposal” (see “THE MERGER AGREEMENT—Go-Shop; No Solicitation; Change in Board Recommendation” beginning on page 74) shall be deemed instead to be references to “more than fifty percent (50%).”

We may terminate the merger agreement at any time before the effective time of the merger (including, with respect to the second and third bullet points in the list below, after our shareholders’ adoption of the merger agreement) if:

•	prior to the adoption of the merger agreement by our shareholders, the Board authorized us, in full compliance with the terms of the merger agreement, to enter into an acquisition agreement with a third party in respect of a superior proposal, so long as we pay a termination fee of $5,000,000 to MRGB Hold Co. and entered into such acquisition agreement substantially concurrently with the termination of the merger agreement;

•	there has been a breach of any representation, warranty, covenant or agreement on the part of MRGB Hold Co. or MRVK Merger Co. such that the conditions to our obligation to close of the merger would not be satisfied and if such breach is incapable of being cured by the outside date or, if curable, has not been cured in all material respects by MRGB Hold Co. or MRVK Merger Co. within 20 days after its receipt of our written notice thereof (or, if there are less than 20 days remaining prior to the outside date, prior to the outside date); or

•

the merger has not been consummated (including as a result of Mill Road Capital’s failure to obtain the necessary financing) within five business days of the satisfaction or waiver of all the conditions to MRGB Hold Co.’s obligation to close the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) and we have delivered to MRGB Hold Co., at least two days prior to such termination, an irrevocable commitment in writing that we are ready, willing and able to consummate the closing.

In the event that we terminate the merger agreement for a breach of any of the representations or warranties of MRGB Hold Co. or MRVK Merger Co. resulting from their fraud, MRGB Hold Co. will owe us a termination fee of $5,000,000. Further, in the event we terminate the merger agreement for MRGB Hold Co.’s failure to consummate merger after all conditions to MRGB Hold Co.’s obligation to close the merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied or waived, MRGB Hold Co. will be required to pay us a termination fee of $5,000,000.

In the event a party fails to pay a termination fee owed by it, when due and in accordance with the requirements of the merger agreement, such party is required to reimburse the other party for all costs and expenses reasonably incurred or accrued by the other party (including its reasonable attorneys’ fees and expenses) in connection with the collection and enforcement of the termination fee, together with interest at the prime lending rate prevailing during such period as published in The Wall Street Journal.

The termination fee, if any, together with the collection costs payable as provided in the preceding paragraph, will be the receiving party’s sole and exclusive remedy in the event the other party fails to consummate the merger or in the event of the breach of the merger agreement, other than in the case of fraud under certain circumstances. The termination fee and the collection costs are not intended to constitute a penalty but are intended to be in the nature of “liquidated damages” that will compensate the receiving party for its efforts and expenses and for the opportunities foregone while negotiating the merger agreement. In no event will we or MRGB Hold Co. be obligated to pay the termination fee on more than one occasion.

Termination and its Effects

A party may terminate the merger agreement (other than a termination by mutual agreement) by delivering written notice of such termination to each other party specifying with particularity the reason for such termination, and any such termination will be effective immediately upon delivery of such written notice. Upon such termination of the merger agreement, it will become void and of no further force and effect, with no liability on the part of any party to the merger agreement (or any shareholder, director, officer, employee, agent, or representative of such party) to any other party hereto, except with respect to (i) any obligation of a party to pay termination fees or certain specified expenses, which obligations will remain in full force and effect and (ii) any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud.

Expenses

Generally, the fees, costs and expenses (including legal, accounting, broker, finder or investment banker fees) incurred in connection with the merger agreement are to be paid by the party incurring such fees, costs and expenses, except that the filing fees payable under or pursuant to the HSR Act will be borne equally by MRGB Hold Co. and MRVK Merger Co., on the one hand, and by us, on the other hand, whether or not the merger is consummated.

Amendment; Extension; Waiver

Subject to applicable law, the parties to the merger agreement may amend it in writing at any time prior to the closing date, whether before or after adoption of the merger agreement by our shareholders.

At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Notwithstanding the foregoing, certain provisions of the merger agreement relating to the debt financing may not be amended without the consent of the lenders or other persons who have committed to provide such debt financing.

Non-Survival of Representations and Warranties

The parties to the merger agreement have agreed that none of the representations and warranties in the merger agreement or in any schedule, instrument or other document delivered pursuant to the merger agreement will survive after the effective time.

Entire Agreement; No Third Party Beneficiaries

The merger agreement (including the schedules and annexes thereto), the sponsor guarantee, the voting agreement and nondisclosure and standstill agreement between us and Mill Road Capital Management LLC, dated as of December 13, 2013, (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to their subject matter, and (ii) except for the indemnification provisions of the merger agreement, are not intended to and will not confer upon any person other than the parties to the merger agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (a) the right of our shareholders to receive the merger consideration and the right of persons who hold equity and equity-related awards to receive payments with respect to such awards after the closing, (b) the right of a party to the merger agreement to receive a termination fee as provided therein and the right of a party to the merger agreement on behalf of its security holders to pursue damages in the event of the other party’s fraud and (c) the rights of the lenders or any other persons that have committed to provide the debt financing to enforce provisions in the merger agreement relating to the debt financing.

Severability

The merger agreement provides that, if any of its terms or provisions is held by a court or other governmental entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of the merger agreement will remain in full force and effect and will not be affected, so long as the economic and legal substance of the transactions contemplated by the merger agreement, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations thereunder may be assigned by any of its parties without the prior written consent of the other parties, except that MRVK Merger Co. may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by MRGB Hold Co.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by the laws of the State of Ohio. Each of the parties to the merger agreement has agreed to have any dispute arising out of the merger agreement or any of the transactions contemplated by the merger agreement adjudicated in any state or federal court located in the State of Ohio, County of Franklin, and has agreed that it will not attempt to deny or defeat jurisdiction of such court and that it will not bring any action relating to the merger agreement or any of such transactions in any other court. Notwithstanding the foregoing, disputes by the parties involving the lenders or other persons who have committed to provide debt financing (i) must be brought in the Supreme Court of the State of New York, County

of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) are governed by the laws of the State of New York.

Specific Enforcement; Waiver of Jury Trial

The merger agreement provides that MRGB Hold Co. and MRVK Merger Co. will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically its terms, in addition to any other remedy to which they are entitled at law or in equity and without the necessity of posting a bond. We are not entitled to such injunctive relief.

The parties to the merger agreement have waived all rights to trial by jury in any legal proceeding arising out of or related to the merger agreement, the merger and the other transactions contemplated by the merger agreement and the debt financing.

MARKET PRICE OF R. G. BARRY COMMON SHARES AND DIVIDEND INFORMATION

Our common shares are listed for trading on the NASDAQ Global Market under the trading symbol “DFZ.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as quoted on the NASDAQ Global Market, as well as the quarterly dividend per share. You are encouraged to obtain current market quotations for our common shares in connection with voting your shares.

	Market and Dividend Information Sales Price Per Common Share
	Quarter	High	Low	Dividends Declared per Common Share
Fiscal 2015	First	$19.13	$18.80	0.00

Fiscal 2014	First	$19.48	$15.60	$0.09
	Second	19.79	17.49	0.09
	Third	19.74	16.68	0.10
	Fourth	20.25	17.43	0.00

Fiscal 2013	First	$14.98	$12.49	$0.08
	Second	15.62	12.50	0.17
	Third	14.73	11.24	0.00
	Fourth	16.26	12.88	0.09

The closing price of our common shares on the NASDAQ Global Market on May 1, 2014, the trading day prior to the announcement of the merger, was $18.10 per share. The merger consideration to be received by our shareholders in the merger ($19.00 for each of our common shares) also represents an approximately 13.0% premium over the $16.82 per share closing price of our common shares on September 10, 2013, the last trading day before Mill Road Capital announced its initial, non-binding offer to acquire our Company. On July 31, 2014, the most recent practicable date before this proxy statement was printed, the closing price for our common shares on the NASDAQ Global Market was $18.89 per share. If the merger is completed, there will be no further public market for our shares.

We have paid a quarterly cash dividend to our shareholders since 2009. However, the terms of the merger agreement provide that, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), we may not declare, set aside or pay any dividends on our common shares.

R. G. BARRY COMMON SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth as of July 21, 2014 (except as otherwise noted), the beneficial ownership of our common shares by persons (including any “group” as defined in Section 13(d)(3) of the Exchange Act) known to us to be beneficial owners of more than five percent of our outstanding common shares. In the table below, we have deemed a person to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power immediately or within 60 days of July 21, 2014 (by September 19, 2014) through the conversion or exercise of any convertible security, warrant, stock option or other right. To our knowledge, unless otherwise indicated and subject to applicable community property laws, each person or firm named in the following table has sole voting and investment power over the shares that are shown as beneficially owned by them. This information is based solely on reports filed with the SEC by each of the individuals or firms listed in the table below. If you wish, you may obtain these reports from the SEC by visiting the SEC’s website at www.sec.gov. On July 21, 2014, the number of our common shares outstanding was 11,178,921 and the number of record holders of our common shares was approximately 524.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting Power		Shared Voting Power		Sole Dispositive Power		Shared Dispositive Power		Total		Percent of Class(1)
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,469,052	(2)	—		1,469,052	(2)	—		1,469,052	(2)	13.14%
RBC Global Asset Management (U.S.) Inc. 100 South Fifth Street, Suite 2300 Minneapolis, MN 55402	320	(3)	856,269	(3)	320	(3)	1,377,975	(3)	1,378,295	(3)	12.33%
Steven C. Leonard P.O. Box 710 Rancho Santa Fe, CA 92067	209,789	(4)	—		209,789	(4)	1,094,929	(4)	1,304,718	(4)	11.67%
Mill Road Capital II, L.P. Thomas E. Lynch Scott P. Scharfman Mill Road Capital GP LLC 382 Greenwich Avenue Suite One Greenwich, CT 06830	—		1,093,189	(5)	—		1,093,189	(5)	1,093,189	(5)	9.78%

(1)	The “Percent of Class” is based on 11,178,921 common shares outstanding on July 21, 2014.
(2)	Based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on January 6, 2014. With respect to the 1,469,052 common shares reported to be beneficially owned at December 31, 2013, Royce & Associates, LLC, a registered investment adviser, reported sole voting power and sole dispositive power over all 1,469,052 common shares. The interest of one account, Royce Total Return Fund, a registered investment company managed by Royce & Associates, LLC, was reported to total to 1,045,808 common shares.
(3)	Based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2014. With respect to the 1,378,295 common shares reported to be beneficially owned at December 31, 2013, RBC Global Asset Management (U.S.) Inc., a registered investment adviser, reported sole voting and sole dispositive power over 320 shares, shared voting power over 856,269 common shares, and shared dispositive power over 1,377,975 common shares.

(4)	Based on information contained in an Amendment No. 6 to Schedule 13G filed with the SEC on January 28, 2009. With respect to the 1,304,718 common shares reported to be beneficially owned at December 31, 2008, Mr. Leonard reported sole voting power and sole dispositive power as to 209,789 common shares and shared dispositive power as to 1,094,929 common shares. No amendment to Schedule 13G has been filed with the SEC on behalf of Mr. Leonard with respect to our common shares since January 28, 2009.
(5)	Based on information contained in an Amendment No. 5 to Schedule 13D filed by Thomas E. Lynch, Scott P. Scharfman, Mill Road Capital II GP LLC (the “GP”) and Mill Road Capital with the SEC on May 2, 2014. The GP was reported to be the sole general partner of Mill Road Capital. Mill Road Capital was reported to directly hold, and thus have sole voting and dispositive power over, 1,093,189 common shares as of May 1, 2014. The GP, as the sole general partner of Mill Road Capital, was also reported to have sole voting and dispositive power over these 1,093,189 common shares, and each of Messrs. Lynch and Scharfman was reported to have the shared authority to vote and dispose of these 1,093,189 common shares on behalf of Mill Road Capital.

R. G. BARRY COMMON SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of July 21, 2014, the beneficial ownership of our common shares by each director, each named executive officer, and all directors and executive officers as a group. In the table below, we have deemed a person to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days of July 21, 2014 (by September 19, 2014) through the conversion or exercise of any convertible security, warrant, stock option or other right.

Name of Beneficial Owner	Commons Shares Presently Held(1)		Common Shares Acquirable Upon Exercise of Options Currently Vested and Upon Exercise of Options or Vesting of RSUs Which Become Vested by September 19, 2014(2)	Total		Percent of Class(3)
Nicolas DiPaolo	51,200	(4)	—	51,200	(4)	(5)
David Lauer	62,211	(6)	—	62,211	(6)	(5)
David Nichols	69,414	(6)	—	69,414	(6)	(5)
Janice Page	45,211	(6)	—	45,211	(6)	(5)
Thomas Von Lehman	102,282		—	102,282		(5)
Harvey Weinberg	48,488	(6)	—	48,488	(6)	(5)
Greg Tunney	106,248	(7)	—	106,248	(7)	(5)
Jose Ibarra	36,511		—	36,511		(5)
Glenn Evans	22,474		—	22,474		(5)
Lee Smith	15,808		—	15,808		(5)
All of our other current executive officers (numbering 3)	27,866		3,187	31,053		(5)
All of our current directors and executive officers as a group (numbering 13)	587,713		3,187	590,900		5.3%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and sole dispositive power as to all of the common shares reflected in the table.
(2)	Does not reflect common shares that may be acquired within 60 days of July 21, 2014 (by September 19, 2014) due to accelerated vesting in connection with the consummation of the merger. Information on the acceleration of vesting is set forth under the heading “THE MERGER—Interests of R. G. Barry Directors and Executive Officers in the Merger,” beginning on page 54.

(3)	The “Percent of Class” is based upon the sum of: (a) 11,178,921 common shares outstanding on July 21, 2014; (b) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable by September 19, 2014 (within 60 days of July 21, 2014); (c) the number of common shares, if any, underlying RSUs which will vest by September 19, 2014; and (d) the number of common shares, if any, underlying RSUs which will vest by September 19, 2014, but as to which the individual or group holding the RSUs has elected to defer receipt of the underlying common shares to a future date under our Amended and Restated Deferral Plan.
(4)	Excludes 3,000 common shares held of record and beneficially by Mr. DiPaolo’s spouse as to which Mr. DiPaolo has no voting or dispositive power and disclaims beneficial ownership.
(5)	Represents ownership of less than 1% of our outstanding common shares.
(6)	The common shares shown for Mr. Lauer include an aggregate of 34,288 common shares underlying an equal number of RSUs which were 100% vested at July 21, 2014, but as to which Mr. Lauer has elected to defer receipt of the underlying common shares until a future date. The common shares shown for Mr. Nichols include 19,390 common shares underlying an equal number of RSUs which were 100% vested at July 21, 2014, but as to which Mr. Nichols elected to defer receipt of the underlying common shares until a future date. The common shares shown for Ms. Page include 25,053 common shares underlying an equal number of RSUs which were 100% vested at July 21, 2014, but as to which Ms. Page elected to defer receipt of the underlying common shares until a future date. The common shares shown for Mr. Weinberg include 8,996 common shares underlying an equal number of RSUs which were 100% vested at July 21, 2014, but as to which Mr. Weinberg elected to defer receipt of the underlying common shares until a future date.
(7)	Includes 4,000 common shares held by the Tunney Family Trust, of which Mr. Tunney and his spouse are trustees.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. This practice, known as “householding,” is designed to reduce printing and postage costs. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to R. G. Barry Corporation, 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147, Telephone: (614) 864-6400, Attention: Corporate Secretary. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

We will hold a 2014 annual meeting of shareholders only if the merger is not completed. If the merger is not completed, set forth below is information relevant to our 2014 annual meeting of shareholders.

Under SEC rules, shareholders who wish to make a proposal to be included in our proxy statement and proxy for our 2014 annual meeting of shareholders (in the event this meeting is held) must have caused such proposal to have been received by us at our principal executive offices not later than May 20, 2014 if the 2014 annual meeting of shareholders is to be held within 30 days of September 19, 2014. If the 2014 annual meeting of shareholders is held on a day that is more than 30 days from September 19, 2014, such proposal must be received not later than the close of business on the later of the 90th calendar day prior to the annual meeting or the 15th calendar day following the day on which public announcement of the date of the annual meeting is first made, or such proposals will be considered untimely under the advance notice provisions of our Regulations. Our Regulations are available at www.rgbarry.com. Any of our shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Exchange Act. Notices should be sent to R. G. Barry Corporation, 13405 Yarmouth Rd N.W., Pickerington, Ohio 43147, Attention: Corporate Secretary.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that site is www.sec.gov. Our SEC filings are also available, free of charge, on our website, at www.rgbarry.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (including periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements); these documents contain important information about us:

Company Filings:	Periods:
Annual Report on Form 10-K	Year ended June 29, 2013 (filed on September 11, 2013)
Quarterly Reports on Form 10-Q	Quarters ended September 29, 2013 (filed on November 6, 2013), December 28, 2013 (filed on February 5, 2014) and March 29, 2014 (filed on May 7, 2014)
Current Reports on Form 8-K	Filed on October 10, 2013, November 4, 2013, December 20, 2013, February 4, 2014, March 5, 2014, May 2, 2014, June 3, 2014, June 5, 2014 and June 18, 2014

We have not authorized anyone to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 1, 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to our shareholders nor the payment of cash in the merger shall create any implication to the contrary.

A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IS AVAILABLE FROM US, EXCLUDING ANY EXHIBITS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE AS EXHIBITS TO THIS PROXY STATEMENT, WITHOUT CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON. ANY REQUESTED DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, AT THE FOLLOWING ADDRESS: R. G. BARRY CORPORATION, 13405 YARMOUTH RD N.W., PICKERINGTON, OHIO 43147, TELEPHONE: (614) 864-6400, ATTN: CORPORATE SECRETARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MRGB HOLD CO.,

MRVK MERGER CO.

and

R.G. BARRY CORPORATION

dated as of

May 1, 2014

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 1, 2014, by and among MRGB Hold Co., a Delaware corporation (“Parent”), MRVK Merger Co., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and R.G. Barry Corporation, an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each of the Company’s issued and outstanding Common Shares, par value $1.00 per share (such issued and outstanding Common Shares, collectively, the “Shares”), other than Dissenting Shares, Shares owned by Mill Road Capital II, L.P., a Delaware limited partnership and an Affiliate of Parent (the “Sponsor”), and any Common Shares held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement and in accordance with Ohio Law, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2 Closing.

The closing of the Merger (the “Closing”) shall take place on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Vorys, Sater, Seymour and Pease LLP, 52 E. Gay Street, Columbus, Ohio 43215, remotely via the electronic exchange of counterpart signature pages, or at such other date or place as is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time.

The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Ohio, in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company in writing, being the “Effective Time”).

Section 1.4 Effect of the Merger.

The Merger shall have the effects set forth in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation and Regulations of the Surviving Corporation.

At the Effective Time, the Articles of Incorporation and Regulations of the Company shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and code of regulations of Merger Sub, and as so amended shall be the articles of incorporation and code of regulations of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation.

The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.

Section 1.7 Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of Shares or the holders of securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Common Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares, as such term is defined in Section 2.4 below) will be cancelled and extinguished and be converted into the right to receive $19.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration, without interest, for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.

(b) Each Common Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Common Shares.

(c) Each common share, no par value per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable common share, no par value per share, of the Surviving Corporation.

Section 2.2 Payment; Surrender of Shares; Share Transfer Books.

(a) Before the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). When and as needed, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”), the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If, for any reason, the cash in the Payment Fund shall be insufficient to fully satisfy all of the cash payment obligations under Section 2.1(a), Parent, Merger Sub or the Surviving Corporation, as applicable, shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal. Upon delivery of a valid letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than those representing Dissenting Shares, Common Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, and Common Shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(d) At the Effective Time, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the

Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than those representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, and Common Shares held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the Merger, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares (as such term is defined in Section 2.4(a) of this Agreement) shall be returned to Parent, upon the request of Parent.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Company Share Plans.

(a) Each option to purchase Common Shares granted under a Company Share Plan (an “Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be cancelled and converted into the right of the holder to receive from the Surviving Corporation, through its payroll, an amount in cash, without interest, equal to the product of (A) the total number of Common Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share set forth in such Option, less any required withholding Taxes (the “Option Cash Payment”), and as of the Effective Time each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. The Option Cash Payment shall be made by the Surviving Corporation, through its payroll promptly (and in any event no later than the next regular payroll date that occurs on or after 5 Business Days following the Effective Time).

(b) Each award of a right under a Company Share Plan (other than an award of Options, the treatment of which is specified in Section 2.3(a)) entitling the holder thereof to Common Shares or cash equal to, based on or measured by the value of Common Shares (a “Share Unit”) that is outstanding or payable as of the Effective Time shall, if necessary, be adjusted by the applicable Company Share Plan committee, cancelled, and converted into the right of the holder to receive from the Surviving Corporation, through its payroll, an amount in cash, without interest, equal to the product of (A) (i) in the case of Share Units (or equivalent cash awards) subject to performance-based vesting conditions, the number of Common Shares determined based on the applicable award agreement and calculated in accordance with the terms of the applicable Company Share Plans and (ii) in the case of Share Units subject to time-based vesting conditions, the total number of Common Shares underlying such Share Units, and (B) the Merger Consideration, less (C) any required withholding Taxes (the “Share Unit Payment”). As of the Effective Time, each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the applicable Share Unit Payment. All Share Unit Payments shall be made by the Surviving Corporation, through its payroll, promptly (and in any event no later than the next regular payroll date that occurs on or after 5 Business Days following the Effective Time); provided, however, in the event that such payment would cause any additional Taxes to be payable pursuant to Section 409A of the Code with respect to a Share Unit, the payment shall instead be made by the Surviving Corporation, through its payroll, at the time specified in the applicable Company Share Plan and related award document. Notwithstanding the foregoing, to the extent that Section 3.16(m) of the Company Disclosure Letter identifies any Share Units with respect to which any election under Section 83(b) of the Code was properly made, the exchange and payment of such Share Unit shall be made pursuant to Section 2.2 of this Agreement and not pursuant to this Section 2.3(b).

(c) All account balances (whether or not vested) under any Company Share Plan that provides for the deferral of compensation and represents amounts notionally invested in a number of Common Shares or otherwise provides for distributions or benefits that are calculated based on the value of a Common Share (collectively, the “Deferred Compensation Plans”), including all Share Units of Company directors that are outstanding and were deferred under the R.G. Barry Corporation Amended and Restated Deferral Plan (collectively, the “Director Share Units”), shall be converted into a right of the holder to receive an amount in cash, without interest, equal to the product of (A) the number of Common Shares previously deemed invested under or otherwise referenced by such account and (B) the Merger Consideration. Such amounts, together with all additional amounts accrued pursuant to dividend equivalent rights granted in connection with the Director Share Units, less any required withholding Taxes (the “Deferred Payment”), shall be made by the Surviving Corporation, through its payroll, promptly (and in any event no later than the next regular payroll date that occurs on or after 5 Business Days following the Effective Time).

(d) Prior to the Effective Time, the Company shall use reasonable best efforts to take all such lawful action as may be necessary without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected such holder’s demand for appraisal of such holder’s Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost such holder’s right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of such holder’s Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be cancelled and converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.

(c) The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to the foregoing. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle any such demands, or agree to do any of the foregoing.

Section 2.5 Adjustments.

If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, reorganization, stock split or combination, exchange or readjustment of Common Shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.6 Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in any Company SEC Document (as such term is defined in Section 3.5(a) of this Agreement), as filed with the SEC from June 30, 2013 through the date of this Agreement (excluding any statements that are not of a specific, factual nature and further excluding any statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents), and subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization; Standing and Power; Minutes.

(a) Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals, licenses, permits and authorizations to own, lease and operate its properties and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals, licenses, permits and authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

(c) The Company has delivered or made available to Parent true and correct copies of the minutes (or, in the case of Board or committee minutes that have not yet been finalized, an agenda for the corresponding meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board since January 1, 2011, which minutes may be redacted to remove all matters relating to the Transactions.

Section 3.2 Authorization; Validity of Agreement; Company Action; Charter Documents.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to Shareholder Approval, to consummate the transactions contemplated hereby, including consummation of the Merger (collectively, the “Transactions”). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the

Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except for the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming its due and valid authorization, execution and delivery by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representations and warranties in Section 4.6, the affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, that is necessary in connection with the consummation of the Merger.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s shareholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s shareholders and (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”).

(d) The copies of the Company’s Articles of Incorporation and Regulations, in the forms most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3 Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to Ohio Law, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act (as defined below), (C) the rules and regulations of the NASDAQ Global Market, and (D) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Company’s Articles of Incorporation or Regulations or any of the charter documents of any of its Subsidiaries, in each case as in effect on the date hereof, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (A) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the

Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations, rights of termination or cancellation, accelerations or Encumbrance creations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of: 22,500,000 Common Shares; 4,000,000 Class A Preferred Shares, $1.00 par value per share (the “Class A Preferred Shares”), of which 225,000 of such Series A Preferred Shares have been designated Series I Junior Participating Class A Preferred Shares and 225,000 of such Series A Preferred Shares have been designated Series II Junior Participating Class A Preferred Shares; and 1,000,000 Class B Preferred Shares, $1.00 par value per share, (the “Class B Preferred Shares” and, together with the Class A Preferred Shares, the “Preferred Shares”), all 1,000,000 of which Series B Preferred Shares have been designated Series I Junior Participating Class B Preferred Shares. As of the close of business on the date hereof, (i) 11,176,091 Common Shares were issued and outstanding, together with related Purchase Rights issued pursuant to the Rights Agreement, (ii) no Preferred Shares were issued and outstanding, (iii) 1,349,436 Common Shares were issued and held in the treasury of the Company, (iv) 595,601 Common Shares were reserved for issuance under the Company Stock Plans in respect of future awards, (v) 6,017 Common Shares were issuable upon the exercise of outstanding Options, (vi) 68,687 Common Shares (and equivalent cash awards valued at 68,687 Common Shares) were issuable (or in the case of cash awards, payable) upon the vesting of Share Units (and equivalent cash awards) subject to performance-based vesting conditions, assuming achievement of performance goals at the maximum level of performance at the end of the applicable performance period, (vii) 137,249 Common Shares were issuable upon the vesting of Share Units subject to time-based vesting conditions, and (viii) 87,727 Common Shares were issuable, together with related dividend equivalent rights of $95,855.00, pursuant to stock unit awards that were deferred under the R.G. Barry Corporation Amended and Restated Deferral Plan. All of the outstanding Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.4(a) of the Company Disclosure Letter and except for the Purchase Rights and the Rights Agreement, there are no (i) shares of capital stock or other equity interests or voting securities of the Company or any Subsidiary authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, “poison pill” anti-takeover plans, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (B) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (C) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding performance awards, units, rights to receive Common Shares on a deferred basis, or rights to purchase or receive Common Shares or other equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). Other than the Shares, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote or that are otherwise convertible into or exchangeable for securities having the right to vote on any matters on which the shareholders of the Company or any of its Subsidiaries may vote. Except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (i) the payment of the exercise price of

Options with Common Shares (including in connection with “net” exercises), (ii) required Tax withholding in connection with the exercise of Options and vesting of Share Units and (iii) forfeitures of Options and Share Units, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than pursuant to the applicable Company Share Plan. No Subsidiary of the Company owns any Shares.

(b) Section 3.4(b) of the Company Disclosure Letter sets forth, as of the close of business on the date hereof, a list of each outstanding Option, Share Unit and other equity and/or voting securities of the Company or any Subsidiary granted by the Company and (i) the name of the holder of such Option, Share Unit or other equity and/or voting securities, (ii) the number of Options, Share Units or other equity and/or voting securities granted to such Person, (iii) the exercise price, purchase price or similar pricing of such Options, Share Units or other equity and/or voting securities, (iv) the date on which such Options, Share Units or other equity and/or voting securities were granted or issued, (v) the applicable vesting schedule, and the extent to which such Options, Share Units or other equity and/or voting securities are vested, and (vi) with respect to Options, the date on which such Options expire.

(c) All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and all such shares and Rights have been validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4(c) of the Company Disclosure Letter lists each Subsidiary of the Company, its jurisdiction of organization, the number and type of capital stock of (or other equity or voting interests in) such Subsidiary that is outstanding as of the date hereof and the identity of all Persons that beneficially own all capital stock of (or other equity or voting interests in) such Subsidiary.

(d) There are no voting trusts, proxies or other agreements to which the Company or any of its Subsidiaries is a party, or of which the Company has Knowledge, with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries, other than the Sponsor Voting Agreement and the proxies to be solicited in connection with the Special Meeting.

Section 3.5 Reports and Financial Statements; Internal Controls; Compliance.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2012, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (such forms, reports, schedules, statements and other documents, as filed with or furnished to the SEC, collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects (in form and substance) with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects (in form and substance) with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2012, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements of the SEC and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, if required by law, disseminated to the shareholders of the Company.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.

(e) The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of June 29, 2013, nor has any such deficiency or weakness been identified between that date and the date of this Agreement. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board, and on Section 3.5(e) of the Company Disclosure Letter, any fraud (whether or not material) that involves the Company or its Subsidiaries by their respective management or other employees that have a significant role in the Company’s internal control over financial reporting.

(f) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(g) The Company is in compliance, in all material respects, with all applicable rules, regulations and requirements of SOX and the applicable listing and corporate governance rules of the NASDAQ Global Market.

(h) Section 3.5(h) of the Company Disclosure Letter sets forth a true and accurate copy of the Company’s current operating budget for fiscal year 2014, ending June 28, 2014 (the “2014 Budget”).

Section 3.6 Absence of Certain Changes.

Since June 29, 2013, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter or in any Company SEC Document filed with the SEC from January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 5.1 hereof, had the covenants therein applied since January 1, 2014.

Section 3.7 No Undisclosed Material Liabilities.

There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined, matured, unmatured, contingent or otherwise, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (b) liabilities or obligations incurred in connection with this Agreement and the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent in the past practice since June 29, 2013, and (d) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, exceed $500,000.

Section 3.8 Compliance with Laws and Court Orders.

(a) The Company and its Subsidiaries are in compliance with, and, to the Knowledge of the Company, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply, investigations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the three year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has been in violation of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, or have been notified in writing by any Governmental Entity of any violation or investigation with respect to any such Laws or Orders, except for violations or investigations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Company Permits is pending, or, to the Knowledge of the Company, threatened, except for such suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Without limitation of Section 3.8(a), to the Knowledge of the Company, (i) neither the Company and its Subsidiaries and controlled Affiliates nor any of its or their directors or officers, is listed on the Specially Designated Nationals and Blocked Person list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, and (ii) neither the Company and its Subsidiaries and controlled Affiliates, nor any of its or their directors, officers, employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any consultants, joint venture partners or representatives corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in his or her official capacity, (2) inducing such Person to use his or her influence with a

Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage; and each of it and each of its controlled Affiliates complies with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti-money laundering, anti-terrorism financing, anti-bribery, anti-corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.9 Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement (whether incurred, assumed, guaranteed or secured by an asset) providing for Indebtedness with a principal amount in excess of $250,000, (iii) written contract (other than this Agreement) for the acquisition, disposition or sale of any material properties or assets (by merger, purchase or sale of stock or assets or otherwise, excluding sales of products or inventory in the ordinary course of business), (iv) collective bargaining agreement, (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, (vi) settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, (vii) contract with any director, executive officer or Affiliate of the Company or any of its Subsidiaries (other than any Company Plan), (viii) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries other than pursuant to the governing documents of such entities, (ix) contract (other than this Agreement, purchase orders for the purchase of inventory or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company and its Subsidiaries are obligated to make or receive payments in the future in excess of $250,000 per annum or $500,000 during the life of the contract, (x) employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $200,000 or more, on the other hand, (xi) contract (A) containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business or with any Person or in any geographic area, (B) containing any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole, (C) obligating the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party (including any “most favored nation” pricing requirements), or which, following the consummation of the Merger, would obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to continue to conduct business on an exclusive or preferential basis with such third party, except, in each case, for any such contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 30 days or less, (xii) contract with respect to a material joint venture or material partnership agreement, (xiii) contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities in the ordinary course of business consistent with past practices) or (xiv) amendment, supplement or modification in respect of any of the foregoing items (i)-(xiii) or any written commitment or agreement to enter into any such contract or agreement. Each such contract described in clauses (i)-(xiv) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is valid and binding on the Company and each Company Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect. There is no default under any Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice (or both) would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of its breach of any Material Contract, which alleged breach has not been cured or otherwise resolved. To the Knowledge of the Company, no third party has violated any provision of, or failed to perform any material obligation required under the provisions of any Material Contract or otherwise threatened to terminate any Material Contract.

Section 3.10 Information Supplied; Proxy Statement.

Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions, including the proxy statement to be filed with the SEC relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be held in connection with the adoption of this Agreement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation.

There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, their respective properties or assets or any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such with claims for specific performance or seeking monetary damages (whether individually or in the aggregate) in excess of $250,000. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any outstanding Order that is material to the Company, whether temporary, preliminary or permanent. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending, or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or with respect to any malfeasance by any executive officer of the Company.

Section 3.12 Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer, director, contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future liability.

(b) Except as would not reasonably be expected to, individually or in the aggregate, result in liabilities to the Company or any of its Subsidiaries in excess of $500,000:

(i) Each Company Plan has been maintained, funded and administered in accordance with the terms of such Company Plan, and is in compliance with all applicable Laws, including ERISA and the Code.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirement of ERISA and the Code with respect to each Company Plan. All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Pension Benefit Plan.

(iii) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable opinion or determination letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination that would reasonably be expected to adversely affect such determination.

(iv) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Company Plans.

(v) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(vi) Each Company Plan, if any, that is maintained primarily for the benefit of Covered Employees based outside of the United States (a “Non-U.S. Plan”) has been operated in accordance, and is in compliance, in all respects, with all applicable Laws and has been operated in accordance, and is in compliance, with its terms; (B) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary entity; and (C) no liability or obligation of the Company or any of its Subsidiaries exists with respect to such Non-U.S. Plans that has not been disclosed on Section 3.12(b)(vi) of the Company Disclosure Letter.

(vii) The Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent opinion or determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each Company Plan.

(c) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(d) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any Multiemployer Plan.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee or officer.

(f) Each agreement, contract or other arrangements, whether or not a Company Plan (collectively, a “Plan”), to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, has been maintained in full compliance with Section 409A of the Code and the regulations thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

Section 3.13 Properties.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of the Owned Real Property and the Leased Real Property, including, for each property, the address and square footage of such property, and, with respect to each Leased Real Property, (i) the name of the landlord, (ii) the commencement and termination dates of each lease corresponding to each Leased Real Property, and (iii) a schedule of rent payable pursuant to each lease corresponding to a Leased Real Property. The Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances. The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any use and occupancy rights granted to tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(b) (i) Except as would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect, each lease for the Leased Real Property to which the Company or any Subsidiary is a party is in full force and effect and is valid and binding on the Company or such Subsidiary and, to the Knowledge of the Company, on the other parties thereto, (ii) there is no default under any lease for the Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder, and (iii) no consent is required by any landlord under a lease with respect to the Leased Real Property as a result of the Merger, or if such consent is required, the same shall be obtained in writing (in form and substance satisfactory to Parent) prior to the Closing.

(c) There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

(d) To the Knowledge of the Company, there are no material defects in the physical condition of any improvements constituting a part of the Owned Real Property or the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair. The Company has not received notice from any (i) governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to, or (ii) insurance company which has issued a policy with respect to the Owned Real Property or Leased Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, any of the Owned Real Property or Leased Real Property that has not been corrected heretofore, and no such violation, defect or deficiency exists which would reasonably be expected to have a material adverse effect on the operation of any of the Owned Real Property or Leased Real Property.

(e) The Company has received no written notice of any default or breach by the Company under any of the covenants, conditions, restrictions, rights of way or easements, if any, affecting the Owned Real Property, the Leased Real Property or any portion thereof that has not been cured or otherwise resolved and, to the Knowledge of the Company, no such default or breach now exists, and no event has occurred and is continuing which with notice or the passage of time, or both, would constitute a default thereunder.

(f) There are no outstanding options, rights of first refusal or purchase and sale agreements with respect to the Owned Real Property or any part thereof.

(g) The Company and its Subsidiaries have good title or leasehold interests to all personal properties or assets that are material to the business of the Company (on a consolidated basis) as reflected in the latest balance sheet included in the Financial Statements and to all material personal properties or assets acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all of the material Intellectual Property Rights belonging to the Company or its Subsidiaries that are the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right title and interest in and to, or has the valid right to use all Intellectual Property Rights used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company IP”), free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries’ rights in the Company IP are valid, subsisting and enforceable. The Company has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of any trade secrets included in the Company IP, except where failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Section 3.14(d) of the Company Disclosure Letter contains a complete and accurate list of all material licenses, sublicenses, consent to use agreements, covenants not to sue and other contracts (including the right to receive royalties or any other consideration) relating to Company IP and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee (other than licenses for shrinkwrap, clickwrap or other similar commercially off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries). The consummation of the Merger or the other Transactions will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any such agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property Rights of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company IP.

(f) There are no Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property Rights of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability or ownership of any Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries, or the Company’s or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for Actions that are not, individually or in the aggregate, material to the Company. The Company and its Subsidiaries are not subject to any outstanding Order that materially restricts or impairs the use of any Company IP.

Section 3.15 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and comply with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated; (ii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws; (iii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person, and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non-compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.16 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely and properly filed all federal income Tax Returns and all other material Tax Returns that it was required to file with the appropriate Governmental Entity in accordance with applicable Law, and all such Tax Returns were true, correct and complete in all material respects.

(b) All material Taxes due and payable by or in respect of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully, timely and properly paid to the appropriate Governmental Entity in accordance with all applicable Laws. The accruals and reserves for Taxes reflected in the Financial Statements are adequate to cover all material Taxes accruing through the date of the most recent Financial Statement. Any Taxes incurred by the Company or any of its Subsidiaries since the date of the most recent Financial Statement have been incurred in the ordinary course of business.

(c) No audit or other administrative or judicial proceeding with respect to any Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid.

(d) Neither the Company nor any of its Subsidiaries has (i) agreed to any extension or waiver of the statute of limitations for the assessment or collection of any Taxes for any Tax Period, which period (after giving effect to such extension or waiver) has not yet expired, or (ii) executed or filed any power of attorney with any taxing authority (which power of attorney is still in effect).

(e) Neither the Company nor any of its Subsidiaries is a party to (i) any Tax allocation or Tax sharing agreement, (ii) a “closing agreement” as described in Section 7121 of the Code, (iii) an “advance pricing agreement” as described in Rev. Proc. 2006-9, 2006-1 C.B. 278, or (iv) any other material written agreement relating to Taxes with any Governmental Entity.

(f) The Company and each of its Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, customer or other party.

(g) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for Taxes not yet due and payable.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person, other than the Company and its Subsidiaries, under Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(i) Except for any claim that has been finally resolved, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or a Subsidiary does not currently file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” or a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2009.

(l) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(m) No election under Section 83(b) of the Code has been made with respect to any outstanding Share Unit.

(n) Neither the Company nor any of its Subsidiaries (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that may be treated as “excess parachute payments” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or for which a deduction would be disallowed under Section 162 of the Code, or (ii) is or has been required to make a basis reduction payment pursuant to Treasury Regulation Sections 1.1502-20(b) or 1.337-2(b).

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any of its Subsidiaries (i) is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or other fixed place of business in a country other than the country in which it is organized, (iii) is a party to a gain recognition agreement under Section 367 of the Code, or (iv) has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code, which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(q) Section 3.16(q) of the Company Disclosure Letter sets forth, as of December 31, 2013: (i) the amount of any deferred gain or loss allocable to any Subsidiary of the Company arising out of any “deferred intercompany transaction,” (ii) the amount of any “excess loss account” with respect to the stock of any Subsidiary of the Company, and (iii) a complete and accurate list of any Subsidiary of the Company for which a currently effective election has been filed under Treasury Regulation Section 301.7701-3 to treat the Subsidiary as a corporation for federal income Tax purposes.

(r) Neither the Company nor any of its Subsidiaries owns an interest in an entity, or is a party to any contractual agreement or joint venture or other arrangement, that is a partnership for federal, state, local or foreign Tax purposes.

(s) Neither the Company nor any of its Subsidiaries has violated, in any material respect, any transfer pricing requirement under the Tax rules or applicable Laws on transfer pricing in any relevant jurisdiction.

Section 3.17 Opinion of Financial Advisor.

The Company Board has received the opinion of Peter J. Solomon Company L.P. (the “Financial Advisor”), to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of the Common Shares is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. Promptly following receipt, the Company will provide to Parent a copy of such opinion and any updates to same.

Section 3.18 Brokers or Finders.

Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with this Agreement, the Merger or any of the Transactions.

Section 3.19 State Takeover Statutes; Rights Agreement.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 4.6, the Company Board has taken all necessary action so that the “moratorium,” “fair price,” “control share acquisition” and other similar anti-takeover provisions of Ohio Law (each, a “Takeover Statute”) and any anti-takeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries are not applicable to the Transactions.

(b) The Company Board has taken all actions so that the execution, delivery, announcement or performance of this Agreement, and the consummation of the Merger and the other Transactions contemplated hereby (including entry into the Sponsor Voting Agreement, as such term is defined in Section 4.6 of this Agreement) will not cause any change, effect or result under the Rights Agreement which is adverse to the interests of Parent. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (A) none of Sponsor, Parent, Merger Sub or their affiliates is an “Acquiring Person” (as such term is defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the consummation of the Merger or the other Transactions contemplated hereby or thereby and (B) a “Distribution Date” (as such term is defined in the Rights Agreement) does not occur by reason of the execution, delivery, announcement or performance of this Agreement, the consummation of the Merger, or the consummation of the other Transactions contemplated hereby or thereby, and the Company will not further amend the Rights Agreement to change the effects of clause (i) or clause (ii) above without the prior written consent of Parent in its sole discretion.

Section 3.20 Transactions with Affiliates.

Except as provided in Section 3.20 of the Company Disclosure Letter, since the date the Company’s last proxy statement was filed with the SEC and through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 3.21 Employment Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with (i) applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to all Company Employees and contingent workers of the Company and each of its Subsidiaries, and (ii) applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing the Company Employees.

(b) As of the date hereof, there are no Actions, government investigations or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant seeking employment with the Company or any Company Subsidiary, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

(c) Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries has occurred in the last five (5) years, and to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or has been threatened. As of the date hereof, no Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work counsel directed at the Company, any of its Subsidiaries, or any Company Employees.

Section 3.22 Insurance.

All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all related premiums have been paid to date. There is no material claim pending under any of such policies or bonds as which coverage has been denied, disputed by the underwriters of such policies or bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase outside the ordinary course of business with respect to, any of such policies. The consummation of the Merger or any of the other Transactions will not cause the termination or modification of any such policy.

Section 3.23 No Other Representations or Warranties.

Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Evaluation Material” as defined in the Nondisclosure and Standstill Agreement, dated December 13, 2013, between the Company and Mill Road Capital Management LLC (the “Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except (other than with respect to Parent’s or Merger Sub’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub, which stock has been duly authorized and validly issued and is fully paid and nonassessable.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.

Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by them of the Transactions, have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming its due and valid authorization, execution and delivery by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NASDAQ Global Market, and (iv) the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) None of the execution and delivery by Parent or Merger Sub of this Agreement, the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the charter documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (A) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Information in Proxy Statement.

None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Financing; Availability of Funds.

(a) Parent has provided to the Company a true, complete and correct copy of (i) the commitment letter, dated as of May 1, 2014 (such commitment letter, together with all exhibits, schedules and annexes and amendments thereto, the “Equity Commitment Letter”), by and between Parent and Sponsor, pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to contribute to Parent the Sponsor Shares (as such term is defined in Section 4.6 of this Agreement) and invest the cash amount set forth therein (the “Equity Financing”), and (ii) the commitment letter, dated May 1, 2014, between GCI Capital Markets LLC (together with any other lenders that may become party thereto, the “Lenders”) and the Sponsor (such commitment letter, together with all exhibits, schedules and annexes thereto and the fee letters associated therewith, the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”) pursuant to which such financing sources party thereto have committed, on the terms and conditions thereof, to lend the debt amounts set forth therein (the “Debt Financing” and together with the Equity Financing, the “Financing”). As of the date of this Agreement, the Commitment Letters, including the financing commitments contained therein, (x) have not been amended, restated, withdrawn, rescinded or otherwise modified or waived, and no such amendment, restatement, withdrawal, rescission or other modification or waiver of the Commitment Letters is contemplated, and (y) are in full force and effect, and constitute the legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity.

(b) There are no conditions precedent or other contingencies related to the funding of the Financing, other than as set forth in or contemplated by the Commitment Letters. Parent or Sponsor has provided Company with excerpts of those portions of each executed fee letter associated with the Debt Commitment Letter that contain any conditions to funding the Debt Financing (excluding, for the avoidance of doubt, provisions related solely to fees and economic terms agreed to by the parties thereto). Parent or Sponsor has fully paid any and all commitment fees or other fees or deposits required by the Commitment Letters to be paid on or before the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent and, to the Knowledge of Parent, any other parties thereto, under the Commitment Letters. As of the date hereof, assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2 Parent has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied or that sufficient funds to fund the Payment Fund and to pay all expenses and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement pursuant to their payment obligations hereunder will not be made available to Parent on the Closing Date.

(c) Parent has caused the Sponsor to enter into the Sponsor Guarantee in the form attached hereto as Exhibit A (the “Sponsor Guarantee”).

Section 4.6 Ownership of Common Shares; Sponsor Voting Agreement.

As of the date hereof, the Sponsor owns beneficially and of record 1,093,189 Shares (the “Sponsor Shares”). Except for the ownership of such Shares, neither Parent nor any of its Subsidiaries or its Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement). Neither Parent nor any of its Subsidiaries or Affiliates (including the Sponsor) is, and at no time during the last three years has Parent, or any of its Subsidiaries or Affiliates (including the Sponsor) been, an “interested shareholder” of the Company as defined in Section 1704.01 of Ohio Law or ARTICLE SEVENTH of the Company’s Articles of Incorporation. Parent has caused the Sponsor to enter into the Sponsor Voting Agreement in the form attached hereto as Exhibit B (the “Sponsor Voting Agreement” and together with the Sponsor Guarantee, the “Related Agreements”).

Section 4.7 Litigation.

As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.8 Disclaimer of Warranties.

Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representations or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, including the “Evaluation Materials,” as defined in the Confidentiality Agreement, except as expressly set forth in Article III and Parent and Merger Sub further agree that, except for the matters expressly set forth in Article III, neither the Company nor any Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information. In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company and/or its Affiliates and/or other Persons on behalf of the Company certain projections. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such projections, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections so furnished to them, and that Parent and Merger Sub shall have no claim against the Company or any other Person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such projections.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.

The Company covenants and agrees that, after the date of this Agreement and prior to the Effective Time, unless expressly contemplated or permitted by this Agreement (including by Section 5.2 hereof), set forth on Section 5.1 of the Company Disclosure Letter, required by applicable Law, or consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed by Parent:

(a) the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practices, and the Company and its Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain their significant beneficial relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having a material business relationship with them;

(b) the Company will not amend its Articles of Incorporation or Regulations and the Company’s Subsidiaries will not amend their articles or certificate of incorporation, regulations, bylaws or other comparable charter documents, in each case as in effect on the date hereof;

(c) neither the Company nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (ii) issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of or authorize or propose to issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of any additional shares of capital stock, Options, Share Units or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than an issuance of capital stock pursuant to the exercise or vesting of Options, Share Units and/or other Rights outstanding on the date of this Agreement or other than the accelerated vesting or settlement of Options, Share Units or other Rights outstanding on the date of this Agreement pursuant to the terms of the applicable Company Share Plan or award agreement, (iii) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, other than transactions involving Options, Share Units or other Rights outstanding on the date hereof pursuant to the terms of the applicable Company Share Plan or award agreement;

(d) except to the extent provided for in a written contract, a Company Plan or any other agreement, plan, practice or policy (including the current compensation policy for the Company’s directors ) in existence as of the date of this Agreement or by applicable Law, neither the Company nor its Subsidiaries will (i) grant or increase any severance or termination pay to any current or former director, executive officer or any other employee of the Company or its Subsidiaries (it being understood that the hiring of a new employee who is subject to the existing severance and termination policies of the Company shall not constitute the grant or increase of any severance or termination pay), (ii) execute or amend any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any of its Subsidiaries, (iii) amend or otherwise increase the benefits payable under any existing severance or termination pay policies or agreements or any other employment or consulting agreements, (iv) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any of its Subsidiaries, or, other than in the ordinary course of business, of any employee, agent, consultant or Affiliate of the Company or any of its Subsidiaries, (v) promote any executive officers or employees, except in the ordinary course of business or as the result of the termination or resignation of any executive officer or employee, (vi) enter into, adopt, establish, amend or terminate any Company Plan, (vii) execute or amend any collective bargaining agreement with any labor organization, or (viii) take any action that would result in incurring any obligation relating to (A) any material increase in any benefits otherwise payable under any Company Plan, or (B) any payment or benefit becoming due to any employee of the Company or its Subsidiaries under any Company Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under Section 4999 of the Code;

(e) terminate the employment of any of the executive officers of the Company or its Subsidiaries, except (i) upon expiration of or pursuant to the terms of an executive officer’s employment agreement (as applicable), (ii) for breach of an executive officer’s employment agreement (as applicable), (iii) for violation of corporate rules or policies or other serious misconduct, or (iv) upon a criminal conviction;

(f) neither the Company nor any of its Subsidiaries will (i) incur any Indebtedness except with respect to borrowings under the Revolver that are in the ordinary course of business and in amounts consistent with past practice, (ii) amend the Revolver to increase the borrowing capacity available to the Company thereunder, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than the Company and/or its Subsidiaries in the ordinary course of business or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to or for the benefit of the Company and/or its Subsidiaries in the ordinary course of their respective businesses;

(g) neither the Company nor any of its Subsidiaries will (i) make any acquisition either by purchase of stock or securities, merger or consolidation, property transfers, or purchases of any property or assets of any other Person or division thereof other than a direct or indirect wholly owned Subsidiary of the Company, (ii) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract or agreement with respect to any joint venture, strategic partnership or alliance, or (iii) otherwise make or authorize any capital or other expense expenditure, other than capital or other expense expenditures substantially and materially consistent with the Company’s 2014 Budget;

(h) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries will enter into or amend or modify, in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or lease for any current or prospective Leased Real Property;

(i) neither the Company nor any of its Subsidiaries will (i) other than in the ordinary course of business, pay or discharge any claims, Encumbrances or liabilities involving more than $100,000 individually or $250,000 in the aggregate, (ii) settle, compromise, or otherwise resolve any material Action or other material disputed claim, liability, litigation, arbitration, legal proceeding or controversy involving more than $100,000 individually or $250,000 in the aggregate, and where such settlement, compromise, or resolution does not include any “conduct remedy” or injunctive or other similar relief that may reasonably have a restrictive impact on the Company’s business, or (iii) other than in the ordinary course of business, waive any claims of substantial value;

(j) neither the Company nor any of its Subsidiaries will (i) make or file any changes in its reporting for Taxes or accounting methods, principles or practices unless required by a change in GAAP or Law, (ii) make, change or rescind any Tax election, (iii) make any change to its method of reporting income, deductions, or other Tax items for Tax purposes, (iv) file any amended Tax Return (except as required by applicable Law), (v) settle or compromise any Tax liability, (vi) waive or extend the statute of limitations in respect of Taxes, or (vii) enter into any transaction outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(k) except in accordance with or contemplated by Section 5.2, neither the Company nor any of its Subsidiaries will (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (ii) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (iii) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (iii), acquisitions of inventory and sales of inventory, and/or the disposal of obsolete equipment or assets, in each case in the ordinary course of business consistent with past practice;

(l) neither the Company nor any of its Subsidiaries shall enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any of its Subsidiaries, or that would reasonably be expected, after the Effective Time, to materially limit or restrict Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates (including any successors thereto) from engaging or competing in any line of business or geographic area;

(m) except in accordance with or contemplated by Section 5.2, the Company will not take any action to exempt any Person (other than Parent, Merger Sub or their respective Subsidiaries or Affiliates) from the Takeover Statutes promulgated under Ohio Law;

(n) except in accordance with or contemplated by Section 5.2, neither the Company nor any of its Subsidiaries shall take any action, individually or in the aggregate, that has or would reasonably be expected to (i) have a Material Adverse Effect on the ability of the parties hereto to consummate the Closing, or (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(o) neither the Company nor any of its Subsidiaries will abandon, encumber, convey title (in whole or in part), or exclusively license or sublicense the Company’s Intellectual Property Rights; and

(p) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the actions precluded by Section 5.1(b) through Section 5.1(o) (inclusive), or to authorize, recommend, propose or announce an intention to do any such actions.

Section 5.2 Other Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern Time) on May 31, 2014 (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right, directly or indirectly, under the direction of the Company Board, to (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of furnishing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person pursuant to one or more Acceptable Confidentiality Agreements executed by such Person (a copy of such Acceptable Confidentiality Agreement(s) to be promptly, and in any event within 24 hours, provided to Parent, for informational purposes); provided that the Company shall simultaneously therewith make available to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent, Merger Sub or their respective Representatives, and (ii) engage in, enter into, continue, maintain or otherwise participate in any discussions or negotiations with any Person or group of Persons with respect to any Takeover Proposals and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

(b) Except as may relate to any Excluded Party or as expressly permitted by this Section 5.2, from and after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its Subsidiaries and its and their respective Subsidiaries’ Representatives not to, directly or indirectly: (i) whether publicly or otherwise, initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information or access to its employees, business, properties, assets, books or records to initiate, solicit, knowingly facilitate or encourage a Takeover Proposal) the submission or announcement of any Takeover Proposal (or inquiries or requests that relate thereto or could reasonably be expected to lead thereto) or engage in any discussions or negotiations with respect thereto (or that could reasonably be expected to lead to a Takeover Proposal) or otherwise cooperate with or assist or participate in or facilitate any such requests, proposals, offers, discussions or negotiations, (ii) take any action to make the provisions of any Takeover Statute inapplicable to any transactions contemplated by a Takeover Proposal, (iii) adopt, approve or recommend, or resolve to or publicly propose to adopt, approve or recommend, a Takeover Proposal, (iv) enter into any Company Acquisition Agreement or consummate any such transaction, or enter into any agreement or understanding requiring the Company to abandon, terminate or fail to consummate this Agreement or the Transactions or breach its obligations hereunder, or (v) agree, approve, recommend or resolve to do any of the foregoing.

(c) If at any time (including after the Go-Shop Period End Date) prior to obtaining Shareholder Approval, the Company or any of its Subsidiaries has received a bona fide written Takeover Proposal from a third party that the Company Board determines in good faith (other than a written Takeover Proposal that was intentionally or knowingly solicited in violation of this Agreement or that directly or indirectly resulted from a material breach of this Section 5.2, after consultation with its outside financial and legal advisors, that the failure to take such action would be inconsistent with or in violation of the Company Board’s fiduciary duties to the Company’s shareholders under applicable Law and that such Takeover Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal, then, the Company may (i) furnish information with respect to the Company to the Person making such Takeover Proposal and (ii) participate in discussions or negotiations (including, as a part thereof, making any counterproposals) with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, that the Company shall comply with the proviso in Section 5.2(a)(i). Subject to this Section 5.2(c) and except as may relate to Excluded Parties, after the Go-Shop Period End Date, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Takeover Proposal and use its (and will cause its Subsidiaries and their respective Representatives to use their) reasonable best efforts to cause such Persons to return or destroy (and confirm the destruction of) all confidential information provided or made available to such Person by or on behalf of the Company.

(d) No later than 48 hours following the Go-Shop Period End Date, the Company shall notify Parent, in writing, of the identity of each Excluded Party and shall provide Parent a copy of each Takeover Proposal received from any Excluded Party. From and after the Go-Shop Period End Date, the Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as of the status of any material developments, modifications, discussions, proposals and negotiations concerning all Takeover Proposals from

Excluded Parties. The Company shall promptly (and in any event within 24 hours) notify Parent in writing after the Company has received notice that an Excluded Party has ceased to be an Excluded Party.

(e) After the Go-Shop Period End Date, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it receives (or after it becomes aware that one of its Representatives has received): (i) a Takeover Proposal from a Person or group of related Persons or written or verbal indication that such Person or group is considering making a Takeover Proposal, including the material terms and conditions thereof and the identity of the Person making or proposing to make such Takeover Proposal, to the extent known, (ii) any request by any Person or group of related Persons for non-public information relating to the Company other than requests in the ordinary course of business, consistent with past practices, and reasonably believed by the Company to be unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal by any Person or group of related Persons. Without limiting the foregoing, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives not to, take any of the actions referred to in clauses (i) and (ii) of Section 5.2(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours) as to the status of any material developments, modifications, discussions, proposals and negotiations concerning all Takeover Proposals from any such Persons.

(f) Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Shareholder Approval, the Company Board may make a Change in Recommendation, provided that the Company Board determines in good faith (after receiving the advice of its outside legal counsel) that the failure to take such action could reasonably be determined to constitute a violation of the fiduciary duties of the Company Board to the Company’s shareholders under applicable Law, and provided further with respect to a Change of Recommendation relating to a Superior Proposal, that (i) a Superior Proposal is received by the Company, and not withdrawn, (ii) the Company shall have provided written notice to Parent advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) the Company shall have, contemporaneously with the provision of such notice, have provided a copy of the relevant proposed Company Acquisition Agreement (updated versions of which shall be provided on a prompt basis as they become available to the Company or its Representatives) with the Person or group of Persons making such Superior Proposal and any other material documents relating thereto, (iv) Parent shall not, within five (5) Business Days of its receipt of such notice, have made an offer that the Company Board by a majority vote thereon determines in its good faith judgment, after consultation with the Financial Advisor, to be at least as favorable to the Company’s shareholders as such Superior Proposal (it being agreed that the Company Board shall, promptly following the receipt of any such offer from Parent, convene a meeting at which it will consider such offer in accordance with this clause (iv)), (v) the Company shall not have materially violated any of the provisions of Section 6.2 or this Section 5.2, and (vi) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. During such five (5) Business Day period, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives to, negotiate with Parent and Merger Sub (to the extent Parent and Merger Sub, in their sole discretion, desire to negotiate) to make adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any such changes proposed by Parent in evaluating whether any Takeover Proposal continues to constitute a Superior Proposal (it being understood and agreed that each and every material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notice by the Company and an additional three (3) Business Days from the date of such new written notice for Parent and Merger Sub to continue negotiations). The Company shall provide Parent with at least 24 hours’ prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal or to determine whether any such Takeover Proposal is a Superior Proposal.

(g) Nothing set forth in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule

14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose could reasonably be determined to constitute a violation of its obligations under applicable Law; provided that the Company Board shall not recommend that the Company’s shareholders tender their Shares in connection with any Takeover Proposal unless the Company Board determines in good faith (after receiving the advice of its Financial Advisor) that such Takeover Proposal constitutes a Superior Proposal.

(h) For purposes of this Section 5.2, “Company Board” includes any special committee of the Company Board appointed by the Company Board to evaluate any Takeover Proposal or act on behalf of the Company Board and the Company with respect to any action permitted or contemplated by this Section 5.2.

(i) The Company shall advise its Representatives of the provisions of this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall, in cooperation with Parent, prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall not file with the SEC the Proxy Statement or any amendments or supplements thereto without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and will provide Parent and its counsel with the opportunity to review and comment on the Company’s proposed response thereto. The Company will consult with Parent prior to responding to comments from the SEC or its staff, and shall respond promptly to any such comments after providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company).

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the receipt of the Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent of such event, and in cooperation with Parent, prepare and mail to its stockholders such an amendment or supplement after providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company further agrees to cause the Proxy Statement, as so corrected or supplemented, promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Shareholders’ Meeting.

The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of the NASDAQ Global Market to duly call, give notice of, convene and hold a special meeting of the

Company’s shareholders (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement as soon as practicable following the date hereof. Such special meeting of the Company’s shareholders shall take place no sooner than twenty (20) days after such date that the Company’s definitive Proxy Statement, containing a copy of Section 1701.85 of Ohio Law (as then in effect), is filed with the SEC and mailed or otherwise delivered to Company shareholders. The Company shall include in the Proxy Statement the recommendation of the Company Board that the Company shareholders vote in favor of the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2. Unless the Company Board shall have effected a Change in Recommendation as permitted by Section 5.2(f), the Company shall solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and shall take all other reasonable action necessary or advisable to secure the Shareholder Approval, including the retention of a proxy solicitation firm reasonably acceptable to Parent for the purposes of soliciting the Company’s shareholders’ proxies in favor of the adoption of this Agreement. Once the Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Special Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting). Parent shall vote, or cause to be voted, all Shares then owned by it, Merger Sub, the Sponsor or any of their respective Subsidiaries and Affiliates in favor of the adoption of this Agreement.

Section 6.3 Reasonable Best Efforts.

In the case of each of Section 6.3(a) through Section 6.3(d), subject to Section 6.3(e):

(a) Prior to the Closing, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner reasonably possible the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, permit, authorization, action or nonaction, Order, waiver or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) contesting and resisting any Action and seeking to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other Transactions, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of any consent, permit, authorization, action or nonaction, Order, waiver or approval of, or any exemption by, any third party, including any Governmental Entity. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. The Company shall have the right to review and approve in advance all of the information relating to the Company; Parent shall have the right to review and approve in advance all of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all of the information relating to the Merger or other Transactions, in each case which appear in any material filing (including the Proxy Statement) or item of correspondence relating to the Merger or any of the Transactions. To the extent that transfers of any Company Permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, notifications under the HSR Act, and the Company and Parent shall use reasonable best efforts to file, as promptly as practicable, any other filings and/or notifications under applicable Antitrust Laws, and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and information requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters. Each of Parent, Merger Sub and the Company shall promptly notify the other parties of any written communication, correspondence or filings provided to such party from any Governmental Entity and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to such Governmental Entity and incorporate the other parties’ reasonable comments.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent, Merger Sub and the Company agree not to participate in any substantive meeting or discussion with any Governmental Entity with respect to any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Article VIII, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) Notwithstanding Section 6.3(a) through Section 6.3(d) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub) or Affiliates be required to agree to (i) any prohibition of or limitation on its or their ownership (or any limitation that would materially and adversely affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Merger, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Merger, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective Subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any Subsidiary of the Company, or (iv) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would materially affect its or their ability to control their respective operations, including after giving effect to the Merger (any such action or limitation described in clauses (i) through (iv) of this Section 6.3(e), a “Restriction”).

Section 6.4 Notification of Certain Matters.

Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be incapable of being satisfied or to be unsatisfied in any material respect at the Effective Time, (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, (c) any written notice received from any Person alleging that the consent of such Person is required in connection with the Merger or the other Transactions, and (d) any Action commenced or, to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice, shall not be deemed to amend or supplement the Company Disclosure Letter and shall not otherwise constitute an exception to any representation or warranty.

Section 6.5 Access and Cooperation; Confidentiality.

(a) Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations.

(b) Subject to the provisions of this Section 6.5(b), the Company shall provide, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to provide, all cooperation reasonably requested by Parent (but only to the extent such request for cooperation would not unreasonably interfere with the business or operations of the Company) in connection with the arrangement and obtaining of the Financing (which, for purposes of this Section 6.5(b), includes any substitute or additional financing that is comparable to the Financing), including (i) promptly providing to Parent for delivery to its financing sources (which, for purposes of this Section 6.5(b), includes any prospective lenders) all material financial information in their possession with respect to the Company, its Subsidiaries and the Transactions as reasonably requested by Parent or its financing sources, including financial statements and projections and other financial information prepared by the Company relating to the Company, its Subsidiaries and the Transactions (provided each such financing source and its respective directors, officers, employees, advisors, counsel, accountants, investment bankers and other representatives are subject to customary confidentiality provisions), and information required by regulatory authorities or Governmental Entities or under applicable Law (such as applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act), (ii) at the reasonable request of Parent, making the Company’s senior officers and other Company Representatives reasonably available to participate in a reasonable number of meetings with financing sources, presentations, rating agency sessions, drafting sessions and due diligence sessions, as applicable (provided that any meeting, presentation or session with an executive officer may, at such officer’s option, be by video conference or held at the Company’s Ohio headquarters) related to the Financing (or the syndication thereof), (iii) assisting Parent in the preparation of customary materials for bank information memoranda and similar documents required in connection with the Financing (or the syndication thereof) and using commercially reasonable efforts to cause the Company’s accountants to provide any necessary consent letters, (iv) assisting with execution and delivery of customary guaranty and security documents, other customary definitive financing documents or agreements, or other customary certificates or documents, as may be reasonably requested by Parent and otherwise reasonably facilitating the obtaining of the Financing, provided that, the foregoing notwithstanding, no obligations of the Company or its Subsidiaries or their respective Representatives under any of the foregoing referenced in this clause (iv) shall be effective unless and until the Closing occurs and then only if the foregoing shall have been specifically authorized by the respective board of directors of Parent and Surviving Corporation, and the foregoing shall be held in escrow pending the Closing and such authorization, and promptly destroyed at the request of the Company upon any termination of this Agreement, (v) permitting Parent’s financing sources involved in the Financing to evaluate and appraise the Company’s and its Subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (vi) assisting Parent in the preparation of one or more credit, guarantee, security and/or other definitive agreements (and the disclosure schedules thereto) as reasonably requested by Parent in connection with the Financing, (vii) at the reasonable request of Parent, providing authorization letters to Parent’s financing sources authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a material misstatement or omission and that the “public side” versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (viii) using commercially reasonable efforts to arrange for customary payoff letters, Encumbrance terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of Indebtedness and related Encumbrances that Parent informs the Company are to be paid off, discharged and terminated on the Closing Date (including, but not limited to, any Indebtedness under the Company’s credit arrangements with The Huntington Bank), and (ix) taking all corporate actions reasonably requested by Parent to permit the consummation of the Financing (including assisting Parent in the guaranty and collateral arrangements thereunder), and (x) at Parent’s request, upon the Effective Time, providing all cooperation necessary to procure the resignations and replacement of those directors serving on the Company Board or the board of directors of any Company Subsidiary. None of the Company or any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos and trademarks in connection with the Financing, provided that such logos and trademarks are used solely in a manner that is not intended to disparage the Company or any its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 6.5(b), the provisions of this Section 6.5(b) shall not require (y) the Chief Executive Officer and the Chief Financial Officer of the Company to collectively devote more than 100 hours of their time, in the aggregate, in connection with the Company’s obligations under this Section 6.5(b) or (z) the Company Board or the board of directors of any Company Subsidiary to take any action whatsoever. Parent shall reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 6.5(b) promptly following the Company’s written request for reimbursement and its provision of reasonably detailed documentation with respect to such out-of-pocket expenses.

(c) Parent shall, and shall cause its Representatives to, and shall use reasonable best efforts to cause its financing sources to, comply with all of their respective obligations under the Confidentiality Agreement (or similar confidentiality provisions entered into with the financing sources), which obligations shall survive the termination of this Agreement in accordance with the terms set forth herein.

Section 6.6 Publicity.

The initial press release with respect to this Agreement, the Merger and the other Transactions shall be a release mutually agreed to by the Company and Parent. Thereafter, neither the Company, Parent, Merger Sub nor any of their respective Subsidiaries or Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed) and only after the Company and Parent have had the opportunity to review and comment on such press release or other announcement, if practicable, except as (a) such release or announcement may be permitted by Section 5.2 of this Agreement, (b) such party reasonably believes, after receiving the advice of outside counsel that such release or announcement is required by Law or by any listing agreement with or rules of the NASDAQ Global Market, or (c) such release or announcement may be requested by a Governmental Entity, in which case the party required to make such release or announcement shall consult with the other parties to this Agreement and, to the extent practicable, allow such other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.7 Indemnification and Insurance.

(a) For six years after the Effective Time, to the maximum extent permitted under applicable Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. Parent, Merger Sub, and the Surviving Corporation, as the case may be, shall pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, but in the case of Merger Sub and the Surviving Corporation only to the fullest extent permitted by Ohio Law upon receipt of an undertaking of the kind described in Section 1701.13(E)(5) of Ohio Law and in the form provided for in the indemnification agreements with Company directors and officers in effect as of the date of this Agreement. Without limiting the foregoing, in the event any such Action is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party may retain counsel satisfactory to such Indemnified Party and reasonably satisfactory to Parent, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such Action shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure prejudices such party), and shall deliver to the Surviving Corporation (but not Parent) an undertaking of the kind described in Section 1701.13(E)(5) of Ohio Law.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.7(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. Prior to the Effective Time, the Company shall cooperate and consult with Parent reasonably and in good faith in seeking any “tail” insurance hereunder (including, at the request of Parent, to obtain quotations for annual premiums from alternative insurance carriers or brokers).

(c) The rights of each Indemnified Party under this Section 6.7 shall be in addition to the rights such individual may have under Ohio Law and any other applicable Law.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(e) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume in full the obligations set forth in this Section 6.7.

Section 6.8 Parent Guarantee.

Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.8.

Section 6.9 Employee Matters.

(a) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of the Surviving Corporation under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits and is not prohibited by Law. Nothing herein will require the Surviving Corporation to obtain or maintain any particular employee benefit plans.

(b) The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any Company Employees, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period or compensation or benefits of any nature or kind whatsoever under this Agreement.

Section 6.10 State Takeover Statutes; Rights Agreement.

Subject in all cases to the provisions of Section 5.2 hereof, the Company Board shall take all further action (in addition to that referred to in Section 3.19 of this Agreement) necessary (including amending the Rights Agreement) in order to render the Purchase Rights inapplicable to the Merger and the other Transactions contemplated by this Agreement. Subject in all cases to the provisions of Section 5.2 hereof, if any Takeover Statute is or may become applicable to the Merger or the other Transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

Section 6.11 FIRPTA.

Prior to the Closing Date, the Company shall deliver (or cause to be delivered) to Parent (i) a statement prepared and executed in accordance with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h) certifying that the Shares are not “United States real property interests” under Section 897(c) of the Code, and (ii) a letter of notice to the IRS prepared and executed in accordance with the requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

Section 6.12 Section 16 Matters.

Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13 Merger-Related Litigation.

Notwithstanding the provisions of Section 5.1(i) of this Agreement, in the event that any shareholder litigation related to or arising out of this Agreement or the Merger or the other Transactions is brought, or, to the Knowledge of the Company, threatened, against the Company, its Subsidiaries and/or the members of the Company Board prior to the Effective Time, the Company shall consult with Parent regarding the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such shareholder litigation brought, or threatened, against the Company and/or members of the Company Board, keep Parent reasonably informed with respect to the status thereof, and consult with Parent with respect to all aspects of such litigation, including providing Parent and its Representatives reasonable opportunity to review and comment on all filings (which comments shall be reasonably considered by the Company). The Company shall consult with Parent regarding the selection of any counsel other than Vorys, Sater, Seymour and Pease LLP to represent the Company and any individuals indemnified by the Company in any such litigation.

Section 6.14 Financing.

(a) Parent shall use its commercially reasonable efforts to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter as promptly as reasonably practicable, including using its commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter on the terms and conditions contained therein, (ii) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms that would not (A) by virtue of any amendment or modification of the Debt Commitment Letter, reduce the aggregate amount of the Debt Financing below the amount contemplated therein to be provided (after taking into account the flex provisions set forth in the Debt Commitment Letter or the associated fee letter) unless the Equity Financing or other Debt Financing are increased by, or additional debt commitments are obtained for, a corresponding amount or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, the ability of Parent to consummate the Merger or the likelihood of consummation of the Merger, (iii) satisfy on a timely basis all conditions applicable to Parent or any of its Affiliates in such definitive agreements that are within its or its Affiliates’ control, (iv) comply with (or obtain the waiver thereof) its obligations under the Debt Commitment Letter and the definitive agreements with respect thereto and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letter, consummate the Debt Financing on the Closing Date. Notwithstanding the foregoing, assignments consummated pursuant to the terms of the Debt Commitment Letter are permitted.

(b) Parent shall use its commercially reasonable efforts to cause the Lenders and the other persons providing the Debt Financing to fund the Debt Financing on the Closing Date if all conditions in the Debt Commitment Letter have been satisfied or, upon funding, will be satisfied, provided that in no event shall Parent or any of its Affiliates be required to commence any litigation or other legal proceeding against any of its financing sources in connection with the Debt Commitment Letter, the Financing, this Agreement or the transactions contemplated hereby.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event on terms that, in Parent’s reasonable judgment, are not less favorable, either taken as a whole or with respect to the aggregate fees payable by Parent or its Affiliates thereunder (after taking into account the flex provisions set forth in the Debt Financing Commitment or the associated fee letter), to Parent and the Surviving Corporation (“Alternative Financing”). It is understood and agreed that “commercially reasonable efforts” as used in this Section 6.14 shall not require Parent to obtain Alternative Financing if such financing, in Parent’s reasonable judgment, is materially less favorable, either taken as a whole or with respect to the aggregate fees payable by Parent or its Affiliates thereunder (after taking into account the flex provisions set forth in the Debt Commitment Letter or the associated fee letter), to Parent and the Surviving Corporation.

(d) Parent shall keep the Company reasonably informed of the status of its efforts to arrange and consummate the Debt Financing, and shall provide to the Company copies of all executed final definitive documents relating to the Debt Financing (excluding any provisions related solely to fees and economic terms agreed to by the parties thereto). Parent shall give the Company prompt notice: (i) if Parent becomes aware of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing; (ii) of the receipt by it or any notice or other written communication from any Person with respect to any actual or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing; (iii) if Parent becomes aware of any event or circumstances that would reasonably be expected to cause Parent to be unable to obtain all or any portion of the Debt Financing on the terms (including the flex portions thereof), in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive documents related to the Debt Financing; and (iv) upon receiving the Debt Financing.

(e) Parent shall use its commercially reasonable efforts to obtain the Equity Financing upon satisfaction or waiver of (i) the conditions to Closing set forth in Article VII and (ii) the conditions to the funding of the Debt Financing (or any Alternative Financing) (in the case of clauses (i) and (ii), other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Parent shall not permit the Equity Commitment Letter to be amended or modified (except to increase the cash investment to be made thereunder), and Parent shall not permit any provision thereof to be waived, without the prior written consent of the Company.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3(e), the party seeking to assert this condition shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 7.2 Conditions to Obligations of Parent and Merger Sub.

The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each representation and warranty of the Company set forth in this Agreement that is qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time). Each representation and warranty of the Company set forth in this Agreement that is not so qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.2(a), such representations and warranties shall be deemed not to be qualified by any references therein to materiality.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Consents. Other than the filing of the Certificate of Merger, all consents, permits, authorizations, Orders, approvals or waivers of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the Transactions shall have been filed or obtained or shall have occurred, except where such failure to file, obtain or occur would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) No Orders or Laws. No Governmental Entity shall have promulgated, entered, enforced, enacted, issued any Order or Law applicable to (i) the Merger, which would impose or require any Restriction, or (ii) the Debt Financing (whether pursuant to the Debt Commitment Letter or any Alternative Financing), which would prevent the consummation of such Debt Financing. No action or proceeding by any Governmental Entity shall be pending which seeks any Restriction or to prevent the consummation of the Debt Financing.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(f) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer or chief financial officer to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(e) have been satisfied.

(g) Financial Statements. The Company shall have furnished Parent with the Company’s consolidated, unaudited financial statements (including all schedules, exhibits and notes thereto) for (i) the most recently ended fiscal month, which, at the time of the Closing, was at least forty-five (45) days prior to the Closing Date, and (ii) each fiscal month ending between the date of this Agreement and the fiscal month specified in the foregoing clause (i). For the avoidance of doubt, the financial statements to be provided to Parent pursuant to this Section 7.2(g) shall include: (y) a consolidated balance sheet dated as of the last day of each applicable fiscal month; and (z) statements of income and cash flows for the calendar year-to-date period ending as of the last day of each applicable fiscal month.

(h) Dissenting Shares. Dissenting Shares shall not constitute more than five percent (5%) of the Shares issued and outstanding as of the record date for, and entitled to vote at, the Special Meeting.

Section 7.3 Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and perform the other Transactions; provided that, for purposes of determining the satisfaction of this Section 7.3(a), such representations and warranties shall be deemed not to be qualified by any references therein to materiality.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with in all material respects (or with respect to any covenant or agreement qualified by materiality or material adverse effect, in all respects) the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its President or Treasurer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions.

Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any obtaining of Shareholder Approval) by the mutual written consent of Parent, Merger Sub and the Company.

Section 8.2 Termination by Either Parent or the Company.

This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any obtaining of Shareholder Approval):

(a) if the Merger has not been consummated on or before October 1, 2014 (the “Outside Date”);

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party that has not used those efforts required under this Agreement to resist, lift or resolve such Law, Order or any other Restraint (including under Section 6.3 of this Agreement); or

(c) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Special Meeting and Shareholder Approval shall not have been obtained at the Special Meeting (including any adjournment or postponement thereof); provided that the Company may not terminate this Agreement pursuant to this Section 8.2(c) if the failure to obtain the Shareholder Approval shall have been caused by the action or failure to act of the Company, which action or failure to act constitutes a material breach of Section 6.2 of this Agreement by the Company.

Section 8.3 Termination by Parent.

This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any obtaining of Shareholder Approval):

(a) if (i) a Change in Recommendation shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (iii) the Company shall have, in any material respect, breached or failed to perform any of the covenants and agreements set forth in Section 5.2, Section 6.1 and/or Section 6.2,(iv) the Company Board fails to make the Company Recommendation, (v) the Company Board approves, endorses or recommends to the Company’s shareholders any Takeover Proposal, (vi) a tender offer or exchange offer relating to the Common Shares shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within five Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Recommendation and recommending that shareholders reject such tender or exchange offer, or (vii) the Company or the Company Board (or any committee thereof) shall publicly announce its intention to do any of actions specified in this Section 8.3(a), as applicable; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date or, if curable, has not been cured in all material respects by the Company within 20 days after its receipt of written notice thereof from Parent (or, if less than 20 days prior to the Outside Date, prior to the Outside Date).

Section 8.4 Termination by the Company.

This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.4(b) and Section 8.4(c) immediately below, any obtaining of Shareholder Approval):

(a) if prior to the receipt of Shareholder Approval at the Special Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.2 hereof, to enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.6(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the Outside Date or, if curable, has not been cured in all material respects by Parent or Merger Sub within 20 days after its receipt of written notice thereof from the Company (or, if less than 20 days prior to the Outside Date, prior to the Outside Date); or

(c) the Merger shall not have been consummated within five (5) Business Days of the satisfaction or waiver of all the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing at least two (2) days prior to such termination.

Section 8.5 Notice of Termination; Effect of Termination.

The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except (i) with respect to Section 6.5(c), this Section 8.5, Section 8.6 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud.

Section 8.6 Fees Following Termination.

(a) If Parent terminates this Agreement pursuant to Section 8.3(a) or if Parent terminates this Agreement pursuant to Section 8.3(b) for a breach of any of the Company’s representations and warranties resulting from the Company’s fraud, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 8.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 8.3(b) and provided that Shareholder Approval shall not have been obtained at the Special Meeting (including any adjournment or postponement thereof) or (ii) by the Company or Parent pursuant to (A) Section 8.2(a) hereof and provided that Shareholder Approval shall not have been obtained at the Special Meeting (including any adjournment or postponement thereof) or (B) Section 8.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (y) prior to such termination (in the case of termination pursuant to Section 8.2(a) or Section 8.3(b)) or the Special Meeting (in the case of termination pursuant to Section 8.2(c), a Takeover Proposal shall (1) in the case of a termination pursuant to Section 8.2(a) or Section 8.2(c), have been publicly disclosed and not withdrawn on an unconditional basis or (2) in the case of a termination pursuant to Section 8.3(b), have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and not withdrawn on an unconditional basis, and (z) within 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to a Takeover Proposal, or such Takeover Proposal shall have been consummated, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the

Termination Fee (it being understood for all purposes of this Section 8.6(c), all references in the definition of Takeover Proposal to ten percent (10%) shall be deemed instead to be references to “more than fifty percent (50%)”). If a Person (other than Parent) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Special Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (1) and (2) of this Section 8.6(c).

(d) If the Company terminates this Agreement pursuant to Section 8.4(c) or if the Company terminates this Agreement pursuant to Section 8.4(b) for a breach of any of Parent’s or Merger Sub’s representations and warranties resulting from Parent’s or Merger Sub’s fraud, then Parent shall pay to the Company (by wire transfer of immediately available funds), within two Business Days after such termination, the Termination Fee. Notwithstanding anything herein to the contrary, Parent’s payment and the Company’s receipt of the Termination Fee (together with any costs, expenses and interest payable by Parent pursuant to Section 8.6(h), as applicable) shall be the Company’s sole and exclusive remedy in the event Parent and Merger Sub fail to consummate the Merger or any other Transaction contemplated by this Agreement, whether or not the Company elects to terminate this Agreement pursuant to either Section 8.4(b) or Section 8.4(c).

(e) Notwithstanding anything herein to the contrary, the Company’s payment and Parent’s receipt of the Termination Fee (together with any costs, expenses and interest payable by the Company pursuant to Section 8.6(h), as applicable) shall be Parent’s sole and exclusive remedy in the event the Company fails to consummate the Merger or any other Transaction contemplated by this Agreement, whether or not Parent elects to terminate this Agreement pursuant to Section 8.3(a) or Section 8.3(b).

(f) Each of the Company, Parent and Merger Sub acknowledge and hereby agree that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties hereto would not have entered into this Agreement. The damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.6 are not a penalty but rather constitute amounts akin to “liquidated damages” in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expenses and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(g) In the event the Company or Parent, as the case may be, fails to pay the Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses reasonably incurred or accrued by the other party (including its reasonable attorneys’ fees and expenses) in connection with the collection under and enforcement of this Section 8.6, together with interest on the amounts set forth in this Section 8.6 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(h)

(i) The parties hereto acknowledge and agree that the remedies provided in Section 6.7, this Section 8.6 and Section 9.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any Action arising from or related to the Transactions, other than (except in case of Section 8.6(a) and Section 8.6(d)) in the case of fraud. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted by applicable Law, any and all Actions or causes of action (other than fraud), known or unknown, foreseen or unforeseen, which may exist or arise in the future, that such party may have against another or any of their respective Representatives or Affiliates. For the avoidance of doubt, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any Representatives or Affiliates of Parent or Merger Sub (other than Parent and Merger Sub to the extent provided in this Agreement, and the Sponsor to the extent provided in the Sponsor Guarantee and the Voting Agreement), through Parent, Merger Sub or otherwise, whether by or through attempted “piercing” of the corporate, limited partnership or limited liability company “veil,” by or through a claim by or on behalf of Parent or Merger Sub against the Sponsor or any other Representative or Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding. For the avoidance of doubt, each of Parent and Merger Sub acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any Representatives, Subsidiaries or Affiliates of the Company (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted “piercing” of the corporate, limited partnership or limited liability company “veil,” by the enforcement of any assessment or by any legal or equitable proceeding.

(ii) The Company’s right to receive the Termination Fee pursuant to Section 8.6(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with the Debt Financing (which, for purposes of this Section 8.6(h) includes any substitute or additional debt financing that is comparable to the Debt Financing), the Debt Commitment Letter and the transactions contemplated thereby, and shall be the sole and exclusive remedy of the Company and its Affiliates against the Lenders or any other Persons that have committed to provide the Debt Financing. Upon the Company’s receipt and acceptance of the Termination Fee, the Lenders, any other Persons that have committed to provide the Debt Financing and their respective Representatives and Affiliates shall not have any further obligation to the Company relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby or thereby.

(iii) The parties hereto acknowledge and agree that in no event shall either the Company or Parent be obligated to pay the Termination Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers.

(a) Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(b) Notwithstanding anything in Section 9.1(a) to the contrary, the parties hereto shall not amend Section 8.6(h)(ii), Section 9.6(b)(iii), Section 9.10(b), Section 9.13, or Section 9.14 without the prior written consent of the Lenders or any other Persons that have committed to provide Debt Financing (which, for purposes of this Section 9.1(b) includes any substitute or additional debt financing that is comparable to the Debt Financing).

Section 9.2 Non-survival of Representations and Warranties.

None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

Section 9.3 Expenses.

Except as otherwise set forth in Section 6.5(b) and Section 8.6(g) of this Agreement, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses, except that the filing fees payable under or pursuant to the HSR Act shall be borne equally by Parent and Merger Sub, on the one hand, and by the Company, on the other hand, whether or not the Merger is consummated.

Section 9.4 Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

if to Parent or Merger Sub, to:

c/o Mill Road Capital II, L.P.

382 Greenwich Avenue, Suite 1

Greenwich, Connecticut 06830

Facsimile No.: (203) 621-3280

Attention: Scott Scharfman

with a copy (not constituting notice) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile No.: (617) 832-7000

Attention: Peter M. Rosenblum, Esq. and Mark A. Haddad, Esq.

If to the Company, to:

R.G. Barry Corporation

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

Facsimile No.: (614) 729-7293

Attention: Jose Ibarra, Senior Vice President and Chief Financial Officer

with a copy (not constituting notice) to:

Vorys, Sater, Seymour and Pease LLP

301 E. Fourth Street, Suite 3500

Cincinnati, Ohio 45202

Facsimile No.: (513) 852-8490

Attention: Roger E. Lautzenhiser, Esq. and Michael A. Cline, Esq.

Section 9.5 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument, and by facsimile or electronic transmission (including by pdf).

Section 9.6 Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter), the Related Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7, solely to the extent stated therein, is not intended to and shall not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than (i) the right of the holders of Shares of the Company to receive the Merger Consideration, and the right of the Persons identified in Section 2.3 to receive the payments provided for in Section 2.3, after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred), (ii) subject to Section 8.6 hereof, the right of a party to this Agreement on behalf of its security holders to pursue damages in the event of the other party’s fraud and (iii) the rights of the Lenders or any other Persons that have committed to provide the Debt Financing (which, for purposes of this Section 9.6 includes any substitute or additional debt financing that is comparable to the Debt Financing) to enforce Section 8.6(h)(ii), Section 9.1(b), Section 9.10(b), Section 9.13, or Section 9.14. For the avoidance of doubt, the rights granted pursuant to the foregoing clause (ii) shall be enforceable only by the Company in its sole and absolute discretion, on behalf of the holders of Shares and the Persons identified in Section 2.3.

Section 9.7 Severability.

If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the principles of conflicts of law of the Laws of the State of Ohio.

Section 9.9 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Ohio, County of Franklin, in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in such state and federal courts located in the State of Ohio, or that any such dispute brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding anything in Section 9.8 or Section 9.10(a) to the contrary, each of the parties hereto agrees that it will not bring or support any Action against the Lenders or any other Persons that have committed to provide Debt Financing (which, for purposes of this Section 9.10(b) includes any substitute or additional debt financing that is comparable to the Debt Financing), including any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Such Action shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law of the Laws of the State of New York. The provisions of this Section 9.10(b) shall be enforceable by the Lenders, their Affiliates and their respective successors and permitted assigns.

Section 9.11 Specific Enforcement.

The parties agree that irreparable damage would occur to Parent and Merger Sub in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that Parent and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Ohio or an Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity and without the necessity of posting a bond. For the avoidance of doubt, the Company shall not be entitled to seek any injunction(s), equitable relief or equitable remedies of any kind whatsoever to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof. The Company agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or Merger Sub seeking such relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. The terms of this Section 9.11 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

Section 9.12 Company Disclosure Letter.

The lack of a reference in any section of this Agreement to the Company Disclosure Letter shall not preclude the Company from setting forth disclosures regarding such section in the Company Disclosure Letter. The parties hereto agree that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty or other section is reasonably apparent from a reading of such disclosure.

Section 9.13 No Recourse to Lenders.

Subject to the rights of the parties to the Debt Commitment Letter or any other agreement entered into with respect to the Debt Financing under the terms thereof, neither the Company nor any of its Subsidiaries shall have any rights or claims against the Lenders or any other Persons that have committed to provide the Debt Financing (which, for purposes of this Section 9.13 includes any substitute or additional debt financing that is comparable to the Debt Financing), solely in their respective capacities as lenders or arrangers of the Debt Financing, and the Lenders and such Persons, solely in their capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any Affiliate or Representative thereof, in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.

Section 9.14 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING (WHICH, FOR PURPOSES OF THIS SECTION 9.14 INCLUDES ANY SUBSTITUTE OR ADDITIONAL DEBT FINANCING THAT IS COMPARABLE TO THE DEBT FINANCING), THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References.

Each of the following terms is defined in the page number set forth opposite such term.

Defined Term	Page Number
2014 Budget	A-10
Agreement	A-1
Alternative Financing	A-36
Anti-Corruption Laws	A-12
Antitrust Laws	A-30
Book-Entry Shares	A-2
Certificate of Merger	A-1
Certificates	A-2
Class A Preferred Shares	A-8
Class B Preferred Shares	A-8
Closing	A-1
Closing Date	A-1
Commitment Letters	A-22
Company	A-1
Company Board	A-7
Company Disclosure Letter	A-6
Company IP	A-16
Company Permits	A-11
Company Plan	A-13
Company Recommendation	A-7
Company SEC Documents	A-9
Confidentiality Agreement	A-20
Covered Employees	A-13
Debt Commitment Letter	A-22
Debt Financing	A-22
Deferred Compensation Plans	A-5
Deferred Payment	A-5
Director Share Units	A-5
Dissenting Shares	A-5
Effective Time	A-1
Equity Commitment Letter	A-21
Equity Financing	A-22
ERISA	A-13
Exchange Act	A-7
Financial Advisor	A-18
Financial Statements	A-9
Financing	A-22
GAAP	A-9
Go-Shop Period End Date	A-25
Governmental Entity	A-7
HSR Act	A-7
Indemnified Liabilities	A-33
Indemnified Parties	A-33
Lenders	A-22

Material Contract	A-12
Maximum Premium	A-34
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Multiemployer Plan	A-13
Non-U.S. Plan	A-14
Option	A-4
Option Cash Payment	A-4
Outside Date	A-39
Parent	A-1
Paying Agent	A-3
Payment Fund	A-3
Plan	A-14
Preferred Shares	A-8
Proxy Statement	A-13
Related Agreements	A-22
Restraints	A-37
Restriction	A-31
Rights	A-8
Securities Act	A-9
Share Unit	A-4
Share Unit Payment	A-5
Shareholder Approval	A-7
Shares	A-1
SOX	A-9
Special Meeting	A-29
Sponsor	A-1
Sponsor Guarantee	A-22
Sponsor Shares	A-22
Sponsor Voting Agreement	A-22
Surviving Corporation	A-1
Takeover Statute	A-19
Transactions	A-6

Section 10.2 Certain Terms Defined.

The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a non-disclosure, non-solicit and standstill agreement that contains non-disclosure, non-solicit and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, and which does not prohibit the Company from complying with its obligations pursuant to Section 5.2.

“Action” means any arbitration, claim, action, suit, proceeding (whether at law, in equity, in contract in tort or otherwise) or other investigation, including any of the foregoing conducted by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law or Order to close.

“Change in Recommendation” means any instance where the Company Board, directly or indirectly, (a) withdraws, withholds, qualifies, amends or modifies in a manner adverse to Parent or Merger Sub, or publicly proposes or resolves to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, (b) fails to include, or publicly proposes not to include, the Company Recommendation in the Proxy Statement or makes any public statement inconsistent with the Company Recommendation, (c) approves, endorses or recommends, or proposes publicly to approve, endorse or recommend, any Takeover Proposal, (d) fails to publicly reaffirm the Company Recommendation within 48 hours after Parent so requests in writing in response to a Takeover Proposal that has been publicly made or publicly disclosed or announced and not withdrawn, or (e) or agrees, approves, recommends or resolves to do any of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” means any merger agreement, letter of intent, option agreement, joint venture agreement, partnership agreement, term sheet, agreement in principle, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement) providing for or relating to a Takeover Proposal or Superior Proposal.

“Company Employees” means the employees of the Company and its Subsidiaries.

“Company Share Plans” means the R.G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan, as amended as of October 29, 2009, the R.G. Barry Corporation 1997 Incentive Stock Plan, as amended as of May 13, 1999, the R.G. Barry Corporation 2002 Stock Incentive Plan, and the R.G. Barry Corporation Amended and Restated Deferral Plan, effective as of October 28, 2008.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Employee Pension Benefit Plan” means any Company Plan that is an “employee pension benefit plan” under Section 3(2) of ERISA.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Excluded Party” means any Person or group of Persons from whom the Company or any of its Representatives has received prior to the Go-Shop Period End Date a written Takeover Proposal which did not arise in connection with a breach of Section 5.2 and which the Company Board determines in good faith (such determination to be made no later than 48 hours after the Go-Shop Period End Date), after consultation with outside legal counsel and its Financial Advisor, is or could reasonably be expected to result in a Superior Proposal; provided, however (a) any Person shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, the Takeover Proposal submitted by such Person is withdrawn or terminated, or (b) any group of Persons shall immediately and irrevocably cease to be an Excluded Party if, at any time after the Go-Shop Period End Date, those Persons who were members of such group immediately prior to the Go-Shop Period End Date cease to constitute at least fifty percent (50%) of the equity financing of such group.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under financing leases.

“Intellectual Property Rights” means United States or foreign intellectual property, including (a) utility, design and plant patents and patent applications, and their foreign equivalents, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (b) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (d) inventions and discoveries (whether patentable or not), industrial designs, utility models, utility model patents, utility certificates, utility innovations, small patents, petty patents, short patents, short term patents, functional designs, trade secrets, confidential information and know-how, (e) computer software (including databases and related documentation), (f) uniform resource locators, website addresses, social network usernames and Internet domain names, and registrations therefor, (g) moral and economic rights of authors and inventors and (h) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the President and Treasurer of Parent, and (b) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the Chief Executive Officer, Chief Financial Officer, Senior Vice President Global Operations and Senior Vice President Human Resources of the Company.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Company to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, or (b) the business, results of operations, assets, liabilities, financial condition, prospects or operations of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (b) results from (i) any changes in general United States or global economic conditions (provided such changes do not have a materially disproportionate effect on the Company or its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate), (ii) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (iii) any decline in the market price of the Common Shares, (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (vii) any change in applicable Law, regulation or GAAP (or authoritative interpretations thereof), (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or event have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, or (ix) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Material Adverse Effect under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company Disclosure Letter.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Ohio Law” means the Ohio General Corporation Law, Chapters 1701 and 1704 of the Ohio Revised Code.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company.

“Permitted Encumbrances” means: (a) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith through appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, provided however, no such contest shall result in the divestiture of title to any Leased Real Property or Owned Real Property, (b) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (d) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances for obligations not yet due imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business, (e) Encumbrances that relate to zoning and other land use and environmental Laws, (f) other minor imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property, (g) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (h) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (i) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (e) through (i), none of the foregoing, individually or in the aggregate, materially and adversely affect the continued use of, or value of, the property to which they relate in the conduct of the business currently conducted thereon, and as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof that do not materially and adversely affect the continued use of, or value of, the property to which they relate in the conduct of the business currently conducted thereon.

“Person” means a natural person, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Purchase Rights” means the preferred share purchase rights associated with the Company’s Shares, issued pursuant to the Rights Agreement.

“Representatives” means, with respect to any Person, its directors, officers, employees, advisors, counsel, accountants, investment bankers and other representatives.

“Revolver” means the Company’s revolving credit facility under the Credit Agreement between the Company (as borrower) and The Huntington Bank (as lender), dated as of March 1, 2011 and amended by the Change in Terms Agreement dated as of February 27, 2014 between the Company and the Huntington National Bank.

“Rights Agreement” means that certain Rights Agreement, dated as of May 1, 2009, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, as amended from time-to-time.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal which Takeover Proposal did not result from a breach of Section 5.2 (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Takeover Proposal” to 10% shall be replaced by 100%) that the Company Board determines in its good faith business judgment (after consultation with the Company’s outside legal counsel and financial advisors) to be more favorable to the holders of Shares from a financial point of view than the Transactions, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the “matching” period set forth in Section 5.2(f). Notwithstanding the foregoing, a Takeover Proposal shall not be deemed to be a “Superior Proposal” unless (x) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as external financing arranged by Parent, (y) there is no due diligence condition to the third party’s obligation to consummate the transaction that is the subject of such offer, and (z) the merger consideration payable to the Company’s shareholders upon consummation of the Superior Proposal is at least $0.50 per Share higher.

“Takeover Proposal” means any inquiry, proposal or offer or indication of interest from any Person (other than Parent and its Subsidiaries and Affiliates, including Merger Sub) relating to, in one transaction or a series of related transactions, any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 10% or more of the fair market value of the Company’s consolidated assets or to which 10% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 10% or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 10% or more of the voting equity interests of the Company, (d) merger, consolidation, reorganization, recapitalization, sale, lease, contribution, partnership, joint venture, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own 10% or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax” or “Taxes” means all federal, state, local and foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, transfer, excise, capital, wage, employment, unemployment, payroll, withholding, social security, occupation, import, environmental, stamp, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, imposed by any Governmental Entity, together with any interest and any penalties, additions to tax or additions with respect to such amounts.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns, including any amendment of any of the foregoing.

“Termination Fee” means an amount equal to $5,000,000.

Section 10.3 Other Definitional and Interpretive Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

MRGB HOLD CO.

By:	/s/ Scott Scharfman

Name:	Scott Scharfman

Title:	President and Chief Executive Officer

MRVK MERGER CO.

By:	/s/ Scott Scharfman

Name:	Scott Scharfman

Title:	President

R.G. BARRY CORPORATION

By:	/s/ Greg Tunney

Name:	Greg Tunney

Title:	CEO/President

[Signature Page to Agreement and Plan of Merger]

Annex B

SPONSOR GUARANTEE

May 1, 2014

This Sponsor Guarantee (this “Guarantee”) is made and entered into as of the date set forth above by Mill Road Capital II, L.P., a Delaware limited partnership (the “Guarantor”), in favor and for the benefit of R. G. Barry Corporation, an Ohio corporation (the “Company”). Capitalized terms used in this Guarantee but not otherwise defined herein have the respective meanings given to such terms in that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Company, MRGB Hold Co., a Delaware corporation (“Parent”), and MRVK Merger Co., an Ohio corporation (“Merger Sub”).

1. Guarantee; Obligations. To induce the Company to enter into the Merger Agreement, pursuant to which, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company as the Surviving Corporation, the Guarantor absolutely, unconditionally, and irrevocably guarantees to the Company, pursuant to the terms and subject to the conditions herein, the due, punctual and complete payment and performance of the payment obligations of Parent to pay, as applicable (i) contingent upon the Closing, and when and if due after the Effective Time, the Equity Portion of the Payment Fund, (ii) when and if due, any amounts that Parent has agreed to reimburse the Company pursuant to Section 6.5(b) of the Merger Agreement, and (iii) when and if due, the Parent Termination Fee (such amounts, as applicable, the Guarantor’s “Obligations”). All payments by Guarantor hereunder shall be made in immediately available United States funds. Solely with respect to the Guarantor’s Obligations under Sections 1(ii) and (iii), but not with respect to the Guarantor’s Obligations under Section 1(i) to pay the Equity Portion of the Payment Fund, Guarantor reserves the right to (a) set-off any amount owed under such Obligations by the Guarantor against any payment owing by the Company to Parent, Merger Sub, the Guarantor or any of their respective affiliates, and (b) assert any and all defenses which Parent or Merger Sub may have to payment of such Obligations. The parties hereto agree that this Guarantee may not be enforced without giving effect to limitations on the Guarantor’s liability in the amount of its Obligations. For the purposes hereof, “Equity Portion” means the total amount resulting from (w) the aggregate amount of the Payment Fund, plus, (x) the aggregate amount of the payment obligations of the Surviving Corporation under Section 2.3 of the Merger Agreement, minus (y) the aggregate amount of the Debt Financing (or any Alternative Financing) contemplated by the Debt Commitment Letter, and minus (z) the Company’s cash and short term marketable securities as of the Effective Time.

2. Unconditional Guarantee. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. This is an unconditional guarantee of payment and performance and not of collectibility, and one or more separate actions may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions, provided that Guarantor shall have the right to assert defenses that Parent or Merger Sub may have to the payment of any Obligations under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of Parent or Merger Sub. If any payment by Parent or Merger Sub of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than pursuant to the terms of the Merger Agreement or due to a breach of the Merger Agreement by the Company), the Guarantor shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Cost, as defined in Section 16 below) as if such payment had not been made.

3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Company may, at any time and from time to time, without notice to or further consent of the Guarantor, make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge, or release of any of the Obligations, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub with respect to the Obligations; (ii) any agreement with Parent or Merger Sub with respect to (a) any change in the time, place or manner of payment of any of the Obligations, (b) any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement or (c) any other agreement evidencing, securing, or otherwise executed in connection with any of the Obligations; (iii) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub; (vi) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Merger Sub, whether in connection with the Merger Agreement, the Obligations, or otherwise; or (vi) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations.

(b) To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and any and all other notices of any kind (except for notices required to be provided to Parent and Merger Sub under the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law, or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub with respect to any of the Obligations, and all suretyship defenses generally (whether at law or in equity), other than breach by the Company of this Guarantee. The Guarantor acknowledges that, as an Affiliate of Parent and Merger Sub, it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against Guarantor. Following the Effective Time, the rights of the Company under this Guarantee may not be waived without the written consent of a majority of the individuals who were serving as directors of the Company immediately prior to the Effective Time.

5. Representations and Warranties. The Guarantor hereby represents and warrants to the Company that:

(a) the Guarantor has full power and authority to execute and deliver this Guarantee and to pay and perform the Obligations;

(b) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate, partnership or limited liability company action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement, or similar organizational documents or any law, regulation, rule, decree, order, judgment, or contractual restriction binding on the Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, or filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made, and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(d) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee are currently available to Guarantor and shall remain available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. Assignment. The Guarantor may not assign or delegate, as applicable, its rights, interests, or obligations hereunder to any other person (whether by operation of law or otherwise) without the prior written consent of the Company. The rights of the Company under this Guarantee may not be assigned without the prior written consent of Guarantor; provided, however, that, following the Effective Time, the rights of the Company under this Guarantee may not be assigned without the written consent of a majority of the individuals who were serving as directors of the Company immediately prior to the Effective Time.

7. Notices. All notices, requests and other communications given or made pursuant to this Guarantee shall be in writing (including facsimile transmission) and shall be given as follows:

(a)	if to Guarantor:

Mill Road Capital II, L. P.

382 Greenwich Avenue, Suite 1

Greenwich, Connecticut 06830

Facsimile No.: (203) 621-3280

Attention: Scott Scharfman

with a copy (not constituting notice) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile No.: (617) 832-7000

Attention: Peter M. Rosenblum, Esq. and Mark A. Haddad, Esq.

(b)	If to the Company, to:

R.G. Barry Corporation

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

Facsimile No.: (614) 729-7293

Attention: Jose G. Ibarra, Senior Vice President and CFO

with a copy (not constituting notice) to:

Vorys, Sater, Seymour and Pease LLP

301 E. Fourth Street, Suite 3500

Cincinnati, Ohio 45202

Facsimile No.: (513) 852-8490

Attention: Roger E. Lautzenhiser, Esq. and Michael A. Cline, Esq.

or to such other address or facsimile number as the party entitled to receive such notice may hereafter specify for the purpose. All such notices, requests and other communications shall be deemed received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt of transmission by facsimile transmission, or (c) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

8. Termination. This Guarantee shall terminate as of the earlier of (a) the termination of the Merger Agreement, in accordance with its terms, and if applicable in such case, the payment in full of the Obligations under Sections 1(ii) and (iii) by any combination of Parent, Merger Sub and/or the Guarantor or (b) upon the closing of the Merger, and the payment in full of the Obligations under Section 1(i) by Parent (from the Equity Financing contributed by Guarantor) or by Guarantor directly (the “Termination Time”). This Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns with respect to each Obligation until such Termination Time, and none of Guarantor, Parent, Merger Sub or the Surviving Corporation shall have any obligations hereunder following the Termination Time.

9. Governing Law. This Guarantee shall be governed by, construed, and enforced in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that State, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state and federal courts located in the State of Ohio, County of Franklin. Each of the Guarantor and the Company hereby (a) irrevocably submits to the exclusive jurisdiction of any of these courts sitting in the State of Ohio (and of the appellate courts therefrom) for the purpose of any action arising out of or relating to this Guarantee, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named courts.

10. Waiver of Jury Trial. EACH OF THE GUARANTOR AND THE COMPANY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE GUARANTOR AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE OTHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH PARTY TO THE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY.

11. Counterparts. This Guarantee may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument, and by facsimile or electronic transmission (including by .pdf).

12. Entire Agreement. This Guarantee and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their respective affiliates, on the one hand, and the Company or any of its affiliates on the other hand, with respect to such subject matter only.

13. Amendment. This Guarantee may not be amended except by an instrument in writing signed by the parties hereto; provided, however, that, following the Effective Time, this Guarantee may not be amended without the written consent of a majority of the individuals who were serving as directors of the Company immediately prior to the Effective Time.

14. Severability. If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect.

15. No Subrogation. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against one or both of Parent and Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or both of Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract or any applicable law, including, without limitation, the right to take or receive from one or both of Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs (as defined below), if applicable, shall have been terminated or paid in full or, in the case of the Obligations, fully provided for by the irrevocable deposit of immediately available funds to the Payment Fund described in Section 2.2 of the Merger Agreement. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, whether matured or unmatured.

16. Costs and Expenses. In any action at law or suit in equity to enforce this Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to recover from the non-prevailing party its reasonable and documented attorneys’ fees and all other reasonable court costs and expenses incurred in such action or suit (“Prevailing Party Costs”). The parties agree that the determination of who is the prevailing party and the amount of such costs and expenses shall be made by the court in any such action.

[Remainder of page intentionally blank; signatures follow]

IN WITNESS WHEREOF, this Guarantee has been duly executed and delivered by the Guarantor to the Company as of the date first above written.

MILL ROAD CAPITAL II, L.P., by Mill Road Capital II GP LLC, its
General Partner

By:	/s/ Scott Scharfman
Name:	Scott Scharfman
Title:	Management Committee Director

Agreed and Acknowledged:

R. G. BARRY CORPORATION

By:	/s/ Greg Tunney
Name:	Greg Tunney
Title:	CEO/President

[Signature Page to Sponsor Guarantee]

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of May 1, 2014, by and between Mill Road Capital II, L.P., a Delaware limited partnership (“Shareholder”), and R. G. Barry Corporation, an Ohio corporation (the “Company”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, there has been executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented, restated, or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, MRVK Merger Co., an Ohio corporation (“Merger Sub”) and MRGB Hold Co., a Delaware corporation (“Parent”), pursuant to which, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the Surviving Corporation. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement;

WHEREAS, as an Affiliate of Parent and Merger Sub, Shareholder acknowledges it will receive substantial direct and indirect benefit from the transactions contemplated by the Merger Agreement;

WHEREAS, Shareholder is the record or beneficial holder of 1,093,189 Company Common Shares (as defined in Section 1.1 below);

WHEREAS, as a material inducement for the Company to enter into the Merger Agreement, Shareholder is willing to agree to vote the Shares (as defined in Section 1.1 below), so as to facilitate consummation of the Merger.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting of Shares.

1.1. Shares. For purposes of this Agreement, the term “Shares” means all of the Company’s issued and outstanding Common Shares, par value $1.00 per share (the “Company Common Shares”), owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power as of the date of this Agreement, together with any shares of capital stock of the Company that Shareholder purchases or otherwise acquires beneficial ownership of, or over which Shareholder exercises voting power, after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 4 and any stock dividends and distributions and shares of capital stock contemplated by Section 1.4 below.

1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares in favor of the adoption of the Merger Agreement. Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

1.3 Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal, dissenters’ rights or similar rights at any time in connection with the Merger.

1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Shares by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Shares), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares of capital stock into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Shareholder represents, covenants and agrees that, except as agreed to by the Company in writing: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Lien of any nature whatsoever with respect to, any or all of the Shares or any interest therein; provided, however, that Shareholder may contribute the Shares to Parent as contemplated by the Merger Agreement; (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except (A) proxies delivered to management, so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 hereof or (B) by order of a court of competent jurisdiction; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked. For the avoidance of doubt, this Agreement does not amend or modify, or change or limit in any way, the obligations and agreements of Mill Road Capital Management LLC pursuant to Section 7 of the Confidentiality Agreement.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to the Company that:

3.1 Authority; Validity. Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder.

3.2 Non-Contravention. To the knowledge of the Shareholder, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any provision of (i) Shareholder’s charter, bylaws, partnership agreement or other organizational documents, if applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (iii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets , other than any such conflicts, violations, defaults, rights or Encumbrances that, individually or in the aggregate would not impair the Shareholder’s ability to perform the Shareholder’s obligations hereunder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Entity, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.

3.3 Title. Shareholder is the record or beneficial owner of the Company Common Shares indicated in the recitals to this Agreement, which, on and as of the date hereof, are free and clear of any Liens that, individually or in the aggregate, would impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. The number of Shares set forth in the recitals to this Agreement are the only Shares owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power and Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

3.4 Power. Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Shareholder and the Company and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Shareholder and the Company. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) the Effective Time; (ii) the occurrence of any event or circumstance set forth in Section 8.3(a) of the Merger Agreement; and (iii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6.2 shall be void.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to the Company seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by like notice:

If to Shareholder:

Mill Road Capital II, L. P.

382 Greenwich Avenue, Suite 1

Greenwich, Connecticut 06830

Facsimile No.: (203) 621-3280

Attention: Scott Scharfman

with a copy (not constituting notice) to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Facsimile No.: (617) 832-7000

Attention: Peter M. Rosenblum, Esq. and Mark A. Haddad, Esq.

If to the Company, to:

R.G. Barry Corporation

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

Facsimile No.: (614) 729-7293

Attention: Jose G. Ibarra, Senior Vice President and CFO

with a copy (not constituting notice) to:

Vorys, Sater, Seymour and Pease LLP

301 E. Fourth Street, Suite 3500

Cincinnati, Ohio 45202

Facsimile No.: (513) 852-8490

Attention: Roger E. Lautzenhiser, Esq. and Michael A. Cline, Esq.

6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Ohio, County of Franklin, in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or federal court located in the State of Ohio, County of Franklin.

6.7 Entire Agreement. The Merger Agreement, the Related Agreements and this Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, and by facsimile or electronic transmission (including by .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MILL ROAD CAPITAL II, L.P.,
by Mill Road Capital II GP LLC, its
General Partner

By:	/s/ Scott Scharfman
Name:	Scott Scharfman
Title:	Management Committee Director

R. G. BARRY CORPORATION

By:	/s/ Greg Tunney
Name:	Greg Tunney
Title:	CEO/President

Annex D

May 1, 2014

Board of Directors

R.G. Barry Corporation

13405 Yarmouth Rd N.W. Pickering, OH 43147

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the holders of Common Shares, par value $1.00 per share (“Company Common Shares”), of R.G. Barry Corporation (the “Company”) from a financial point of view of the consideration proposed to be received by the holders of Company Common Shares pursuant to the terms of the final form of the Agreement and Plan of Merger, substantially in the form of the draft thereof dated as of April 30, 2014 (the “Agreement”), by and among the Company, MRGB Hold Co. (“Parent”) and MRVK Merger Co., a wholly owned subsidiary of Parent (“Merger Sub”).

We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Transaction”), and that, upon the effectiveness of the Transaction, each issued and outstanding Company Common Share (other than any shares to be cancelled pursuant to Section 2.1(b) of the Agreement and any Dissenting Shares (as defined in Section 2.4 of the Agreement)) will be converted into the right to receive $19.00 in cash, without interest.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared and provided to us by the management of the Company;

(iii) reviewed certain financial projections for the Company, prepared and provided to us by the management of the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(v) reviewed the reported prices and trading activity of the Company Common Shares;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Company Common Shares with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part;

(viii) participated in certain discussions among management and other representatives of each of Parent and the Company;

(ix) reviewed the draft Agreement and drafts of the Voting Agreement and Sponsor Guarantee, each dated April 30, 2014, between the Company and Mill Road Capital II, L.P. (the “Support Agreements”); and

(x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. We have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Transaction or the transaction structure on any person or entity.

We have assumed that the final forms of the Agreement and the Support Agreements will be substantially the same as the last drafts thereof, each dated April 30, 2014, reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be received by the holders of Company Common Shares in connection with the Transaction), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. In particular, we do not express any opinion as to the prices at which Company Common Shares may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit on or prior to the date hereof, interest from any party, other than Parent, with respect to a merger or other business combination transaction involving the Company or any of its assets.

We have acted as financial advisor to the Company and its Board of Directors in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transaction and a portion of which is payable upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the past we have provided, currently are providing and in the future may provide financial advisory services to the Company and its affiliates and have received and in the future may receive compensation for rendering these services. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information of the Board of Directors of the Company, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except as part of a proxy statement relating to the vote of the holders of Company Common Shares in connection with the Transaction. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the consideration to be received by the holders of Company Common Shares pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Company Common Shares as to how any such holder should vote on the Transaction or act on any matter relating to the Transaction.

D-2

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration to be received by the holders of Company Common Shares in connection with the Transaction is fair from a financial point of view to the holders of Company Common Shares.

Very truly yours,

/s/ PETER J. SOLOMON COMPANY L.P.

D-3

Annex E

Dissenters’ Rights under Sections 1701.84 and 1701.85 of the Ohio Revised Code

§ 1701.84 Persons entitled to relief as dissenting shareholders.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

§ 1701.85 Dissenting shareholder’s demand for fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylightt Saving Time, on September 2, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Saving Time, on September 2, 2014. Have your proxy card in hand when you call and then follow the instructions 1 OF 1 1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 2 R.G. BARRY CORPORATION ATTN: JOSE G. IBARRA 13405 YARMOUTH DRIVE PICKERINGTON, OH 43147 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 1 1 2 CONTROL # 000000000000 NAME SHARES THE COMPANY NAME INC. - COMMON x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PAGE 1 OF 2 KEEP THIS PORTION FOR YOUR RECORDS 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 AND 3. For Against Abstain 1 Adoption of the Agreement and Plan of Merger dated as of May 1, 2014, by and among MRGB Hold Co, MRVK Hold Co, and R.G. Barry Corporation. 2 Any proposal to adjourn or postpone the special meeting, if necessary, to permit furthur solicition of proxies if there are not sufficient votes at time of special meeting to adopt the merger agreement. 3 A proposal to approve, on non-binding, advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Please indicate if you would like to keep your vote confidential under the current policy Yes No 0 0 0000218062_1 R1.0.0.51160 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 SHARES CUSIP # SEQUENCE # Signature (Joint Owners) Signature (PLEASE SIGN WITHIN NOX) Date 0000000000 02 Date Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample title as such. Joint owners must sign personally. All holders must sign. If shareholder is a corporation, partnership, or other entity, an authorized person must sign in the entity’s full name.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . R.G. BARRY CORPORATION Annual Meeting of Shareholders September 3, 2014 at 11:00 A.M., Eastern Daylight Savings Time This proxy is solicited by the Board of Directors The shareholder(s) of R.G. Barry Corporation (the “Company”) identified herein hereby constitute(s) and appoint(s) Greg Tunney and José G. Ibarra, and each of them, the lawful agents and proxies of the shareholder(s), with full power of substitution in each, to attend the Special Meeting of Shareholders of the Company to be held on Wednesday, September 3, 2014 at the Company’s executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, at 11:00 AM., Eastern Daylight Savings Time, and to vote all of the common shares which such shareholder(s) is/are entitled to vote at such Special Meeting as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such common shares with discretionary authority on all other matters (none known at the time of solicitation of this proxy) that may properly come before the Special Meeting. Please specify your choices by marking the appropriate boxes on the reverse side. If you sign and return this proxy card without marking the appropriate boxes on the reverse side authority is granted to cast your vote FOR Adoption of the Agreement and Plan of Merger, FOR any proposal to adjourn or postpone the special meeting, if necessary to permit further solicitation of proxies. If there are not sufficient votes at the time of the special meeting to adopt the merger agreement and FOR the proposal to approve, on non-binding advisory basis, the “golden parachute compensation” payable to our named executive officers in connection with the merger. In their discretion, the agents are authorized to take action and vote in accordance with their judgment upon such other matters as properly may come before the special meeting, or at any and all adjournments or postponements of the special meeting. The agents name above cannot vote these shares unless you sing and return this proxy card or vote using the alternative vote options indicated on the reverse side of the card. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000218062_2 R1.0.0.51160